   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1998
                                                     REGISTRATION NO. 333-40789

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                VERISIGN, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                                7371                            94-3221585
 (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)

                                ---------------

                              1390 SHOREBIRD WAY
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                (650) 961-7500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 DANA L. EVAN
                            CHIEF FINANCIAL OFFICER
                                VERISIGN, INC.
                              1390 SHOREBIRD WAY
                        MOUNTAIN VIEW, CALIFORNIA 94043
                                (650) 961-7500
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:

   LAIRD H. SIMONS III, ESQ.           TIMOTHY TOMLINSON, ESQ.               ROBERT P. LATTA, ESQ.
    JEFFREY R. VETTER, ESQ.      TOMLINSON ZISKO MOROSOLI & MASER LLP        CHRIS F. FENNELL, ESQ.
    MICHAEL J. MCADAM, ESQ.               200 PAGE MILL ROAD                CHRIS E. MONTEGUT, ESQ.
      FENWICK & WEST LLP                     SECOND FLOOR              WILSON SONSINI GOODRICH & ROSATI,
     TWO PALO ALTO SQUARE            PALO ALTO, CALIFORNIA 94306            PROFESSIONAL CORPORATION
  PALO ALTO, CALIFORNIA 94306               (650) 325-8666                     650 PAGE MILL ROAD
        (650) 494-0600                                                  PALO ALTO, CALIFORNIA 94304-1050
                                                                                 (650) 493-9300

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)
Issued January 29, 1998

                                3,000,000 Shares

                               [LOGO OF VERISIGN]

                                  COMMON STOCK

                                  -----------

ALL  OF THE  SHARES  OF COMMON  STOCK  OFFERED  HEREBY ARE  BEING  SOLD BY  THE
 COMPANY. PRIOR TO THIS OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE INITIAL
  PUBLIC  OFFERING  PRICE  WILL  BE  BETWEEN  $11  AND  $13  PER  SHARE.   SEE
  "UNDERWRITERS"  FOR  A  DISCUSSION  OF  THE FACTORS  TO  BE  CONSIDERED  IN
   DETERMINING THE INITIAL PUBLIC OFFERING PRICE. THE SHARES OF COMMON STOCK OFFERED HEREBY HAVE BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL
    MARKET UNDER THE SYMBOL "VRSN" SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.

                                  -----------

 THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                 PAGE 5 HEREOF.

                                  -----------

THESE  SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES  COMMISSION   NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION
   PASSED  UPON   THE  ACCURACY   OR  ADEQUACY   OF  THIS   PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $   A SHARE

                                  -----------

                                                  UNDERWRITING
                                  PRICE TO        DISCOUNTS AND      PROCEEDS TO
                                   PUBLIC        COMMISSIONS(1)      COMPANY(2)
                                  --------       --------------      -----------
Per Share....................        $                $                 $
Total(3).....................        $                $                 $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company estimated at
      $1,000,000.
  (3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 450,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to Company will be
      $       , $        and $       , respectively. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or
about       , 1998, at the office of Morgan Stanley & Co. Incorporated, New
York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY DEAN WITTER
                               HAMBRECHT & QUIST
                                                     WESSELS, ARNOLD & HENDERSON
      , 1998

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------
  UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------
                               TABLE OF CONTENTS

                                      PAGE                                     PAGE
                                      ----                                     ----
Prospectus Summary..................    3   Business.........................   30
The Company.........................    4   Management.......................   50
Risk Factors........................    5   Certain Transactions.............   60
Use of Proceeds.....................   18   Principal Stockholders...........   64
Dividend Policy.....................   18   Description of Capital Stock.....   66
Capitalization......................   19   Shares Eligible for Future Sale..   69
Dilution............................   20   Underwriters.....................   71
Selected Consolidated Financial             Legal Matters....................   72
 Data...............................   21   Experts..........................   72
Management's Discussion and Analysis        Additional Information...........   73
 of Financial Condition and Results         Index to Consolidated Financial
 of Operations......................   22    Statements......................  F-1

                               ----------------

  The Company intends to furnish its stockholders with annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports containing unaudited consolidated financial data for the first three quarters of each year.

                               ----------------

  VeriSign(TM) is a trademark exclusively licensed to the Company and Channel Signing Digital IDSM, Digital IDSM, Digital ID CenterSM, EDI Server IDSM, Financial Server IDSM, Global Server IDSM, NetSureSM, Secure Server IDSM, Software Developer Digital IDSM, Universal Digital IDSM, VeriSign OnSiteSM, VeriSign SETSM, VeriSign V-CommerceSM and WorldTrustSM are service marks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                               ----------------

  Unless the context otherwise requires, the terms "VeriSign" and the "Company" refer to VeriSign, Inc., a Delaware corporation, and its majority-owned subsidiary, VeriSign Japan K.K. ("VeriSign Japan"). Except as otherwise noted herein, information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) gives effect to the conversion of all outstanding shares of Preferred Stock of the Company into shares of Common Stock of the Company, which will occur upon the closing of this offering,
(iii) gives effect to the increase in the authorized shares of Common Stock to 50,000,000 shares to be effected in January 1998 and (iv) gives effect to the filing, upon the closing of this offering, of a Restated Certificate of Incorporation, authorizing 5,000,000 shares of undesignated Preferred Stock.

                               ----------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                                   [ARTWORK]

DESCRIPTION OF ARTWORK

[VeriSign Logo]

HEADER: The leader in digital certificate solutions and infrastructure for enabling trusted and secure electronic commerce and communications.

LEFT DIAGRAM: Schematic drawing of the Internet; contains cloud with the word "Internet" inside, with drawings of various buildings and computer screen prints. Contains the following text:

--VeriSign issues and manages millions of digital certificates for a wide variety of market and customer segments through its Digital ID Centers.

--Digital certificates function as electronic credentials in the digital world--verifying identity, authority, or privileges of the owner during electronic communications and commerce transactions.

--Employees access corporate information securely.

--Global trading partners will be able to exchange data securely.

--Software developers distribute applications

--Companies exchange secure e-mail

--Individuals shop at virtual store fronts.

--Individuals conduct home banking transactions.

--Web sites provide secure communication channels to customers

--Individuals exchange secure e-mails

--Government agencies communicate securely.

Bottom of left side contains box with the following bullet points:

--Universal Digital IDs for Web site access and secure e-mail

--Server Digital IDs for Web site authentication

--Software Developer Digital IDs for application distribution

--Channel Signal Digital IDs for "push" channel authentication

--VeriSign OnSite for turnkey intranet and extranet solutions

--VeriSign V-Commerce for integrated E-Commerce solutions

--VeriSign SET services for card associations, banks and processors

--Value-added transactional services and consulting

RIGHT DIAGRAM: Cut-away picture of large building representing the VeriSign Digital ID Center, showing various computer and networking equipment within the building.

Heading: The VeriSign Digital ID Center.

Contains the following text:

--Distributed WorldTrust software architecture

--Highly reliable and scaleable operations infrastructure

--Comprehensive call center and Web-based support services

--Redundant high-speed servers and high-bandwidth Internet connectivity

--24 hour network monitoring and security

--Stringent hiring and management practices for all "trusted" employees

--Highly specialized construction, power and disaster recovery provisioning

The following text appears beneath the diagram:

--VeriSign's Digital ID Centers are designed to provide the highest levels of availability, security and scaleability to meet the needs of customers for high volume digital certificate issuance and management.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  VeriSign is the leading provider of digital certificate solutions and infrastructure needed by companies, government agencies, trading partners and individuals to conduct trusted and secure communications and commerce over the Internet and over intranets and extranets using the Internet Protocol (collectively, "IP networks"). The Company has established strategic relationships with industry leaders, including AT&T, British Telecommunications plc, Cisco, Microsoft, Netscape, Network Associates (formerly McAfee Associates), RSA, Security Dynamics, VeriFone and VISA, to enable widespread deployment of the Company's digital certificate technology and products and to assure their interoperability among a wide variety of applications. The Company's digital certificates, called Digital IDs, are enabled in millions of copies of Microsoft and Netscape Web browsers, tens of thousands of copies of popular Web servers and a variety of other software applications. The Company believes that it has issued more digital certificates than any other company, having issued over 2.0 million of its Digital IDs for individuals and over 40,000 of its Digital IDs for Web sites. In addition to providing Digital IDs for individuals and Web sites, the Company provides turn-key and custom solutions needed by organizations, such as Dow Jones, NationsBank, NOVUS/Discover and VISA, to conduct trusted and secure communications and commerce over IP networks. The Company markets its products and services worldwide through multiple distribution channels, including the Internet, direct sales, telesales, VARs, systems integrators and OEMs, and intends to continue to expand these distribution channels.

                                  THE OFFERING

 Common Stock offered....................... 3,000,000 shares
 Common Stock to be outstanding after the
  offering.................................. 20,151,244 shares(1)
 Use of proceeds............................ For general corporate purposes, including capital expenditures
                                             and working capital. See "Use of
                                             Proceeds."
 Nasdaq National Market symbol.............. VRSN

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              PERIOD FROM
                                             APRIL 12, 1995    YEAR ENDED
                                             (INCEPTION) TO   DECEMBER 31,
                                              DECEMBER 31,  -----------------
                                                  1995        1996     1997
                                             -------------- --------  -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues....................................    $   382     $  1,351  $ 9,382
Total costs and expenses....................      2,524       12,365   31,264
Operating loss..............................     (2,142)     (11,014) (21,882)
Net loss....................................     (1,994)     (10,243) (19,195)
Pro forma basic and diluted net loss per
 share(2)...................................                $   (.74) $ (1.13)
Shares used in per share computations(2)....                  13,836   17,018

                                                           DECEMBER 31, 1997
                                                         ----------------------
                                                         ACTUAL  AS ADJUSTED(3)
                                                         ------- --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments....... $11,894    $44,374
Total assets............................................  24,406     56,886
Stockholders' equity....................................  12,469     44,949

--------
(1) Based on the number of shares outstanding as of December 31, 1997. Excludes
    (i) 2,516,818 shares of Common Stock issuable upon the exercise of options then outstanding, with a weighted average exercise price of $2.95 per share, and (ii) a maximum of 3,061,682 shares reserved for issuance under the Company's stock plans. Also excludes 17,500 shares of Common Stock subject to a warrant that would be issued in the event that the Company borrows funds under an equipment loan agreement and 15,000 shares of Common Stock that would be issued to a service provider if certain milestones are met. See "Capitalization," "Management--Director Compensation," "--Employee Benefit Plans" and Note 6 of Notes to Consolidated Financial Statements.
(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in per share computations.
(3) As adjusted to reflect the sale of the 3,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

  VeriSign is the leading provider of digital certificate solutions and infrastructure needed by companies, government agencies, trading partners and individuals to conduct trusted and secure communications and commerce over IP networks. A digital certificate functions as an electronic credential in the digital world, identifying the certificate owner, authenticating the certificate owner's membership in a given organization or community or establishing the certificate owner's authority to engage in a given transaction, thereby creating a framework for trusted interaction over IP networks. The Company has established strategic relationships with industry leaders, including AT&T, British Telecommunications plc ("BT"), Cisco, Microsoft, Netscape, Network Associates (formerly McAfee Associates, Inc.) ("McAfee Associates"), RSA Data Security Inc. ("RSA"), Security Dynamics Technologies, Inc. ("Security Dynamics"), VeriFone, Inc. ("VeriFone") and Visa International Service Association ("VISA"), to enable widespread deployment of the Company's digital certificate technology and products and to assure their interoperability among a wide variety of applications. The Company's digital certificates, called Digital IDs, are enabled in millions of copies of Microsoft and Netscape Web browsers, tens of thousands of copies of popular Web servers and a variety of other software applications. The Company believes that it has issued more digital certificates than any other company, having issued over 2.0 million of its Digital IDs for individuals and over 40,000 of its Digital IDs for Web sites. In addition to providing Digital IDs for individuals and Web sites, the Company also provides turn-key and custom solutions needed by organizations, such as Dow Jones, NationsBank, NOVUS/Discover and VISA, to conduct trusted and secure communications and commerce over IP networks.

  IP networks are revolutionizing communications and commerce because of their global reach, accessibility, use of open standards and ability to enable real-time interaction. The use of IP networks is beginning to extend beyond informal messaging, general information browsing and the exchange of non-sensitive data to a number of more valuable and sensitive activities including business-to-business transactions and electronic data interchange ("EDI"), online retail purchases and payments, Web-based access to account and benefits information and secure messaging for both personal and business use. International Data Corporation ("IDC") estimates that global Internet commerce revenues will grow from approximately $10.6 billion in 1997 to approximately $223.1 billion in 2001. However, despite the convenience and the compelling economic incentives for the use of IP networks, they cannot reach their full potential as a platform for global communications and commerce until the current lack of trust and security associated with the use of these networks is resolved. Digital certificates are emerging as the leading technology for establishing a framework for trusted and secure communications and commerce over IP networks, with many Internet security protocols dictating the use of digital certificates. Just as an individual may have many forms of credit cards and IDs, he or she may require multiple digital certificates, each corresponding to a unique digital relationship between the individual and an organization. Thus, there is the potential need over time for hundreds of millions of digital certificates to be issued and managed.

  The Company has invested significant resources to develop a highly reliable and secure operations infrastructure, a modular software architecture and a comprehensive set of security and trust practices to enable trusted and secure communications and commerce over IP networks using digital certificates. The Company's Digital ID Centers in Mountain View, California and Kawasaki, Japan are designed to provide the high levels of availability, security and scaleability required to meet the needs of customers for high volume digital certificate issuance and management. The Company's modular WorldTrust software architecture, which serves as the foundation for the Company's products and services, automates many aspects of digital certificate issuance and lifecycle management and provides the scaleability necessary to deploy millions of digital certificates for distinct communities ranging from individual corporations to the entire population of Internet users. The Company also has been instrumental in defining comprehensive trust practices and procedures, which the Company believes has been important in establishing its reputation as the leading provider of digital certificate solutions.

  The Company's objective is to enhance its position as the leading provider of digital certificate solutions and infrastructure needed to conduct trusted and secure communications and commerce over IP networks. The Company's strategy to achieve this objective includes leveraging its leadership position to drive market penetration, leveraging and expanding strategic relationships with industry leaders, maintaining leadership in technology, infrastructure and practices and continuing to build the VeriSign brand. The Company markets its products and services worldwide through multiple distribution channels, including the Internet, direct sales, telesales, value-added resellers ("VARs"), systems integrators and original equipment manufacturers ("OEMs"), and intends to continue to expand these distribution channels.

  The Company was incorporated in Delaware in April 1995. The Company's executive offices are located at 1390 Shorebird Way, Mountain View, California 94043, its telephone number at this location is (650) 961-7500 and its Web site is located at http://www.verisign.com. Information contained in the Company's Web site is not part of this Prospectus.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed below, in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and elsewhere in this Prospectus.

  Limited Operating History; History of Losses and Anticipation of Future Losses. The Company was incorporated in April 1995 and began introducing its products and services in June 1995. Accordingly, the Company has only a limited operating history on which to base an evaluation of its business and prospects. The Company's prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets. The Company's success will depend on many factors, including, but not limited to, the following: the rate and timing of the growth and use of IP networks for communications and commerce and the extent to which digital certificates are used for such communications and commerce; the demand for the Company's products and services; the levels of competition; the perceived security of communications and commerce over IP networks, and of the Company's infrastructure, products and services in particular; and the Company's continued ability to maintain its current, and enter into additional, strategic relationships. To address these risks the Company must, among other things: attract and retain qualified personnel; respond to competitive developments; successfully introduce new products and services; successfully introduce enhancements to its existing products and services to address new technologies and standards; and successfully market its digital certificates and its enterprise and electronic commerce solutions. There can be no assurance that the Company will succeed in addressing any or all of these risks, and the failure to do so would have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company has experienced substantial net losses in each fiscal period since its inception and, as of December 31, 1997, had an accumulated deficit of $31.4 million. Such net losses and accumulated deficit resulted from the Company's lack of substantial revenues and the significant costs incurred in the development and sale of the Company's products and services and in the establishment and deployment of the Company's operations infrastructure and practices. The Company's limited operating history, the emerging nature of its market and the factors described under "--Adoption of IP Networks" and "-- Potential Fluctuations in Quarterly Operating Results; Unpredictability of Future Revenues," among other factors, make prediction of the Company's future operating results difficult. In addition, the Company intends to increase its expenditures in all areas in order to execute its business plan. As a result, the Company expects to incur substantial additional losses for the foreseeable future. Furthermore, to the extent the Company's majority-owned subsidiary, VeriSign Japan, is unable to continue to fund its operations with investments from minority shareholders, the Company may be required to fund the operations of VeriSign Japan, which could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company has experienced revenue growth in recent periods, there can be no assurance that such growth rates are sustainable and, therefore, they should not be considered indicative of future operating results. There can also be no assurance that the Company will ever achieve significant revenues or profitability or, if significant revenues and profitability are achieved, that they could be sustained. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Strategy."

  Adoption of IP Networks. In order for the Company to be successful, IP networks must be adopted as a means of trusted and secure communications and commerce to a sufficient extent and within an adequate time frame. Because trusted and secure communications and commerce over IP networks is new and evolving, it is difficult to predict with any assurance the size of this market and its growth rate, if any. To date, many businesses and consumers have been deterred from utilizing IP networks for a number of reasons, including, but not limited to, potentially inadequate development of network infrastructure, security concerns, inconsistent quality of service, lack of availability of cost-effective, high-speed service, limited numbers of local access points for corporate users, inability to integrate business applications on IP networks, the need to interoperate with multiple and frequently incompatible products, inadequate protection of the confidentiality of stored data and information moving across IP networks and a lack of tools to simplify access to and use of IP networks. The adoption of IP networks for trusted and secure communications and commerce, particularly by individuals and entities that historically have relied upon traditional means of communications and commerce, will require a broad acceptance of new methods of conducting business and exchanging information. Companies and government agencies that already have invested substantial resources in other methods of conducting business may be reluctant to adopt a new strategy that may limit or compete with their existing efforts. Furthermore, individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to alter those patterns.

  The use of IP networks for trusted and secure communications and commerce may not increase or may increase more slowly than expected because the infrastructure required to support widespread trusted and secure communications and commerce on such networks may not develop. For example, the Internet has experienced, and may continue to experience, significant growth in its number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to support the demands placed on it by this continued growth or that the performance or reliability of the Internet will not be adversely affected by this continued growth. In addition, IP networks could lose their viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. Changes in, or insufficient availability of, communications services to support IP networks could result in slower response times and also adversely affect usage of IP networks. If the market for trusted and secure communications and commerce over IP networks fails to develop or develops more slowly than expected, or if the Internet infrastructure does not adequately support any continued growth, the Company's business, operating results and financial condition would be materially adversely affected. See "--Industry Regulation" and "Business--Industry Background" and "--Customers and Markets."

  No Assurance of Market Acceptance for Digital Certificates and the Company's Products and Services. The Company's products and services are targeted at the market for trusted and secure communications and commerce over IP networks, a market that is at an early stage of development and is rapidly evolving. Accordingly, demand for and market acceptance of digital certificate solutions are subject to a high level of uncertainty. There can be no assurance that digital certificates will gain market acceptance as a necessary element of trusted and secure communications and commerce over IP networks. In addition, there can be no assurance that the market for the Company's products and services will develop in a timely manner, or at all, or that demand for the Company's products and services will emerge or be sustainable. The factors that may affect the level of market acceptance of digital certificates and, consequently, the Company's products and services, include the following: market acceptance of products and services based upon authentication technologies other than those used by the Company; public perception of the security of digital certificates and of the inherent security levels of IP networks; the ability of the Internet infrastructure to accommodate increased levels of usage; and the enactment of government regulations affecting communications and commerce over IP networks. Even if digital certificates achieve market acceptance, there can be no assurance that the Company's products and services will adequately address the market's requirements. If digital certificates do not achieve market acceptance in a timely manner and sustain such acceptance, or if the Company's products and services in particular do not achieve or sustain market acceptance, the Company's business, operating results and financial condition would be materially adversely affected. See "Business--Industry Background" and "--Customers and Markets."

  Potential Fluctuations in Quarterly Operating Results; Unpredictability of Future Revenues. The Company's operating results have varied on a quarterly basis during its short operating history and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include the following: market acceptance of digital certificates; market acceptance of its products and services, particularly VeriSign OnSite, VeriSign V-Commerce and VeriSign SET; the long sales and implementation cycles for and potentially large order sizes of certain of the Company's products and services; the timing and execution of individual contracts; the timing of releases of new versions of Internet browsers or other third-party software products in which the Company's public root keys are embedded; customer renewal rates for the Company's products and services; the Company's success in marketing other products and services to its existing customer base and to new customers; development of the Company's direct and indirect distribution channels; market acceptance of the Company's or competitors' new products and services; the amount and timing of expenditures relating to expansion of the Company's operations; price competition or pricing changes; general economic conditions and economic conditions specific to the Internet, intranet and extranet industries. Any one of these factors could cause the Company's revenues and operating results to vary significantly in the future. In addition, the Company will need to expand its operations and attract, integrate, retain and motivate a substantial number of sales and marketing and research and development personnel. The timing of such expansion and the rate at which new personnel become productive could cause material fluctuations in the Company's quarterly results of operations. See "Business--Industry Background" and "--Strategy."

  The Company's limited operating history and the emerging nature of its market make prediction of future revenues difficult. The Company's expense levels are based, in part, on its expectations regarding future revenues, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that the Company will be able to predict its future revenues accurately and the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenues in relation to the Company's expectations could cause significant declines in the Company's quarterly operating results.

  Due to all of the foregoing factors, the Company's quarterly revenues and operating results are difficult to forecast. The Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. Also, it is likely that the Company's operating results will fall below the expectations of the Company, securities analysts or investors in some future quarter. In such event, the market price of the Company's Common Stock could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  System Interruption and Security Breaches. The Company's success is largely dependent on the uninterrupted operation of its Digital ID Centers and its other computer and communications systems, which is dependent on the Company's ability to protect such systems from loss, damage or interruption caused by fire, earthquake, power loss, telecommunications failure or other events beyond the Company's control. Most of the Company's systems are located at, and most of its customer information is stored in, its facilities in Mountain View, California and Kawasaki, Japan, areas susceptible to earthquakes. Although the Company believes that its existing and planned precautions are adequate to prevent any significant loss of information or system outage, there can be no assurance that unanticipated problems will not cause such loss or failure. Any damage or failure that causes interruptions in the Company's Digital ID Centers and its other computer and communications systems could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the ability of the Company to issue digital certificates is also dependent on the efficient operation of the Internet connections from customers to its Digital ID Centers. Such connections, in turn, are dependent upon efficient operation of Web browsers, Internet Service Providers ("ISPs") and Internet backbone service providers, all of which have had periodic operational problems or experienced outages in the past. Any such problems or outages could adversely affect customer satisfaction with the Company's products and services, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company's success also depends in large part upon the scaleability of its systems, which have not been tested at high volumes. As such, it is possible that a substantial increase in demand for the Company's products and services could cause interruptions in the Company's systems that could adversely affect the Company's ability to deliver its products and services. Any such interruptions could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company retains confidential customer information in its Digital ID Centers. It is critical to the Company's business strategy that the Company's facilities and infrastructure remain secure and that such facilities and infrastructure are perceived by the marketplace to be secure. Despite the implementation of security measures, the Company's infrastructure may be vulnerable to physical break-ins, computer viruses, attacks by hackers or similar disruptive problems, and it is possible that in the future the Company may have to expend additional financial and other resources to further address such problems. Any physical or electronic break-ins or other security breaches or compromises of the private root keys stored at the Company's Digital ID Centers may jeopardize the security of information stored on the Company's premises or stored in and transmitted through the computer systems and networks of the businesses and individuals utilizing the Company's products or services, which could result in significant liability to the Company and could deter existing and potential customers from using the Company's products and services. Such an occurrence could result in adverse publicity and therefore adversely affect the market's perception of the security of communications and commerce over IP networks as well as of the security or reliability of the Company's products and services, which would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--The VeriSign Solution," "--Strategy," "--Infrastructure," "--Security and Trust Practices" and "--Facilities."

  Competition. The Company's digital certificate solutions are targeted at the new and rapidly evolving market for trusted and secure communications and commerce over IP networks. Although the competitive environment in this market has yet to develop fully, the Company anticipates that it will be intensely competitive, subject to rapid change and significantly affected by new product and service introductions and other market activities of industry participants.

  The Company's primary competitors are Entrust Technologies, Inc. ("Entrust"), GTE CyberTrust Solutions Incorporated ("GTE/CyberTrust") and International Business Machines Corporation ("IBM"). The Company also experiences competition from a number of smaller companies that provide digital certificate solutions. The Company expects that competition from established and emerging companies in the financial and telecommunications industries will increase in the near term, and that the Company's primary long-term competitors may not yet have entered the market. Netscape has introduced software products that enable the issuance and management of digital certificates, and the Company believes that other companies could introduce such products. There can be no assurance that additional companies will not offer digital certificate solutions that are competitive with those of the Company. Increased competition could result in pricing pressures, reduced margins or the failure of the Company's products and services to achieve or maintain market acceptance, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

  Several of the Company's current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company and therefore may be able to respond more quickly than the Company to new or changing opportunities, technologies, standards and customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products or services directly to customers through bundling or other means. If such competitors were to bundle with their products competing products or services for their customers, the demand for the Company's products and services might be substantially reduced and the ability of the Company to distribute its products successfully and the utilization of its services would be substantially diminished. In addition, browser companies that embed the Company's root keys or otherwise feature the Company as a provider of digital certificate solutions in their Web browsers or on their Web sites could also promote competitors of the Company or charge the Company substantial fees for such promotions in the future. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. There can be no assurance that competing technologies developed by others or the emergence of new industry standards will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete. In addition, the market for digital certificates is nascent and is characterized by announcements of collaborative relationships involving competitors of the Company. The existence or announcement of such relationships could adversely affect the Company's ability to attract and retain customers. As a result of the foregoing and other factors, there can be no assurance that the Company will compete effectively with current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition.

  In connection with the Company's first round of financing, RSA contributed certain technology to the Company and entered into a noncompetition agreement with the Company pursuant to which RSA agreed that it would not compete with the Company's certificate authority business for a period of five years. This noncompetition agreement will expire in April 2000. The Company believes that, because RSA (which is now a wholly-owned subsidiary of Security Dynamics) has already developed expertise in the area of cryptography, its barriers to entry would be lower than those that would be encountered by other potential competitors of the Company should it choose to enter any of the Company's markets. If RSA were to enter into the digital certificate market, the Company's business, operating results and financial condition could be materially adversely affected. See "Business--Competition."

  Rapid Technological Change; New Product and Services
Introductions. Substantially all of the Company's limited revenues to date have been derived from the sale of digital certificate products and related services. These products and services are expected to account for substantially all of the Company's revenues for the foreseeable future. The emerging market for digital certificate products and related services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of this market and its rapid evolution will require that the Company continually improve the performance, features and reliability of its products and services, particularly in response to competitive offerings, and that it introduce new products and services or enhancements to existing products and services as quickly as possible and prior to its competitors. The success of new product introductions is dependent on several factors, including proper new product definition, timely completion and introduction of new products, differentiation of new products from those of the Company's competitors and market acceptance of the Company's new products and services. There can be no assurance that the Company will be successful in developing and marketing new products and services that respond to competitive and technological developments and changing customer needs. The failure of the Company to develop and introduce new products and services successfully on a timely basis and to achieve market acceptance for such products and services could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunication technologies or standards or other technological changes could require substantial expenditures by the Company to modify or adapt its products and services. To the extent that a method other than digital certificates is adopted to enable trusted and secure communications and commerce over IP networks, sales of the Company's existing and planned products and services will be adversely affected and the Company's products and services could be rendered unmarketable or obsolete, which would have a material adverse effect on the Company's business, operating results and financial condition. The Company believes there is a time-limited opportunity to achieve market share, and there can be no assurance that the Company will be successful in achieving widespread acceptance of its products and services or in achieving market share before competitors offer products and services with features similar to the Company's current offerings. Any such failure by the Company could have a material adverse effect on the Company's business, operating results and financial condition. See "Business-- Products and Services" and "--Research and Development."

  Management of Growth and Expansion. The Company is currently experiencing a period of significant expansion. The Company's historical growth has placed, and such growth and any further growth is likely to continue to place, a significant strain on the Company's managerial, operational, financial and other resources. The Company has grown from 26 employees at December 31, 1995 to 185 employees at December 31, 1997. In addition, the Company has opened additional sales offices and has significantly expanded its operations during this time period. The Company's future success will depend, in part, upon the ability of its senior management to manage growth effectively, which will require the Company to implement additional management information systems, to develop further its operating, administrative, financial and accounting systems and controls and to maintain close coordination among its engineering, accounting, finance, marketing, sales and operations organizations. Any failure to implement or improve systems or controls or to manage any future growth and expansion effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Dependence on Key Personnel. The Company's future success will be highly dependent on the performance of its senior management team and other key employees, many of whom have worked together for only a short period of time. For example, the Company has only recently hired its Vice President of Worldwide Sales. The Company's success will also depend on its ability to attract, integrate, motivate and retain additional highly skilled technical and sales and marketing personnel. There is intense competition for senior management and technical and sales and marketing personnel in the areas of the Company's activities. In addition, the Company's stringent hiring practices for all operations personnel and executive management and for certain engineering personnel, which consist of background checks into prospective employees' criminal and financial histories, further limit the number of qualified persons for such positions. See "Business--Security and Trust Practices." The Company has no employment agreements with any of its key executives. In addition, the Company does not maintain key person life insurance for any of its officers or key employees other than Stratton D. Sclavos, its President and Chief Executive Officer. The loss of the services of any of the Company's senior management team or other key employees or the failure of the Company to attract, integrate, motivate and retain additional key employees could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Employees" and "Management."

  Need to Establish and Maintain Strategic Relationships. A significant business strategy of the Company is to enter into strategic or other similar collaborative relationships in order to offer products and services to a larger customer base than could be reached through direct sales and marketing efforts. The Company will need to enter into additional strategic relationships to execute its business plan. There can be no assurance that the Company will be able to enter into additional, or maintain its existing, strategic relationships on commercially reasonable terms, if at all. If the Company were unable to enter into additional strategic relationships or maintain its existing strategic relationships, it would be required to devote substantially more resources to the distribution, sale and marketing of its products and services than it would otherwise plan to do. Furthermore, as a result of the Company's emphasis on these relationships, the Company's success will depend both on the ultimate success of the other parties to such relationships, particularly in the use and promotion of IP networks for trusted and secure communications and commerce, and on the ability of these parties to market the Company's products and services successfully. Failure of one or more of the Company's strategic relationships to result in the development and maintenance of a market for the Company's products and services could have a material adverse effect on the Company's business, operating results and financial condition.

  In addition, the Company's existing strategic relationships do not, and any future strategic relationships may not, afford the Company any exclusive marketing or distribution rights. There can be no assurance that the other parties to such relationships view their relationships with the Company as significant for their own businesses or that they will not reduce their commitment to the Company at any time in the future. In addition, there can be no assurance that such parties will not pursue alternative technologies or develop alternative products and services in addition to or in lieu of the Company's products and services either on their own or in collaboration with others, including the Company's competitors. Any future inability of the Company to maintain its strategic relationships or to enter into additional strategic relationships could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Strategy," "--Strategic Relationships" and "--Marketing, Sales and Distribution."

  Risk of Defects. Products as complex as those offered or developed by the Company frequently contain undetected defects or failures that may be detected at any point in the product's life. There can be no assurance that, despite testing by the Company and potential customers, defects or errors will not occur in existing or new products, which could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to the Company's reputation, increased insurance costs or increased service and warranty costs, any of which could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, the Company often renders implementation, customization, consulting and other technical services in connection with the implementation of the Company's enterprise and electronic commerce solutions and its digital certificate service and product development agreements. The performance of these services typically involves working with sophisticated software, computing and networking systems. The Company's failure or inability to meet customer expectations or project milestones in a timely manner could also result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, injury to reputation and increased costs. Because customers rely on the Company's digital certificate solutions for critical security applications, any significant defects or errors in the Company's products or services, or in the products of third parties that embed the Company's products, might discourage such third parties or other customers from utilizing the Company's products and services or result in tort or warranty claims, which could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company attempts to reduce the risk of losses resulting from such claims through warranty disclaimers and liability limitation clauses in its sales agreements, there can be no assurance that such contractual provisions would be enforceable in every instance or at all. Furthermore, although the Company maintains errors and omissions insurance, there can be no assurance that such insurance coverage will adequately cover the Company for such claims or that such other measures will be effective in limiting the Company's liability. If a court refused to enforce the liability-limiting provisions of the Company's contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, the Company's business, operating results and financial condition could be materially and adversely affected. See "Business--Products and Services" and "--Research and Development."

  Potentially Lengthy Sales and Implementation Cycles for Certain Products and Services. A key element of the Company's strategy is to market certain of its products and services directly to large companies and government agencies. Based on its sales experience to date, the Company expects that the sale and implementation of its enterprise and electronic commerce solutions to such entities will typically involve a lengthy education process and a significant technical evaluation and commitment of capital and other resources. The sale and implementation of the Company's enterprise and electronic commerce solutions will be subject to the risk of delays associated with customers' internal budget and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. For these and other reasons, the sales and implementation cycles associated with certain of the Company's products and services are expected to be lengthy, potentially lasting from three to 12 months, and are expected to be subject to a number of significant risks that are beyond the Company's control. Because of the anticipated lengthy sales and implementation cycle and the potentially large size of such orders, if orders forecasted for a specific customer for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, the Company's operating results for that quarter could be materially adversely affected. See "--Potential Fluctuations in Quarterly Operating Results; Unpredictability of Future Revenues" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Risks Relating to Public Key Cryptography Technology. The Company's digital certificate products and related services are dependent on the use of public key cryptography technology. In utilizing public key cryptography technology, a user is given a public key and a private key, both of which are required to encrypt and decode messages. The security afforded by this technology is dependent upon the integrity of a user's private key and that it is not stolen, misappropriated or otherwise compromised. The integrity of private keys also depends in part on the application of certain mathematical principles known as "factoring" which is predicated on the assumption that the factoring of the composite of large prime numbers is difficult. Should a substantial number of private keys be misappropriated or an easy factoring method be developed, then the security afforded by encryption products utilizing public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of the Company's existing products and services obsolete or unmarketable. There can be no assurance that such developments will not occur. Moreover, even if no breakthroughs in factoring or other methods of attacking cryptographic systems are made, factoring problems can theoretically be solved by computer systems significantly faster and more powerful than those presently available. If such improved techniques for attacking cryptographic systems are ever developed, the Company would likely have to reissue digital certificates to some or all of its customers, which could adversely affect market perception of the reliability of the Company's products and services or otherwise have a material adverse effect on the Company's business, operating results and financial condition. In the past there have been public announcements of the successful decoding of certain cryptographic messages and of the potential misappropriation of private keys. The publicity around any breaches could adversely affect the public perception as to the safety of the public key cryptography technology included in the Company's digital certificates. Such adverse public perception could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Industry Background" and "--Products and Services."

  Risks Associated with International Operations. Revenues of VeriSign Japan and revenues from other international customers accounted for approximately 13% of the Company's revenues in 1997. A key component of the Company's strategy is to expand its international operations and its international sales and marketing activities. Expansion into these markets has required and will continue to require significant management attention and resources and may require the Company to localize its products and services for a particular market and to enter into international distribution and operating relationships. The Company has limited experience in localizing its products and in developing international distribution or operating relationships. There can be no assurance that the Company will be successful in expanding its product and service offerings into international markets. In addition to the uncertainty regarding the Company's ability to generate revenues from foreign operations and expand its international presence, there are certain risks inherent in doing business on an international basis, including, among others, regulatory requirements, legal uncertainty regarding liability, export and import restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely affect the success of the Company's international operations. All of the Company's international revenues from sources other than VeriSign Japan are denominated in U.S. dollars. To the extent the Company expands its international operations and has additional portions of its international revenues denominated in foreign currencies, the Company could become subject to increased risks relating to foreign currency exchange rate fluctuations. There can be no assurance that one or more of the factors discussed above will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition. See "--Industry Regulation," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Strategy" and "--Marketing, Sales and Distribution."

  Uncertain Maintenance and Strengthening of the VeriSign Brand. The Company believes that maintaining and strengthening the VeriSign brand is critical to achieving widespread acceptance of its digital certificates and related products and services and that the importance of brand recognition will increase as competition in the market for digital certificates and related products and services increases. Promoting and positioning the VeriSign brand will depend largely on the success of the Company's marketing efforts and the ability of the Company to provide, on an uninterrupted basis, high quality, secure, trustworthy and cost effective digital certificate solutions. The Company will also be dependent on the success of its strategic relationships in order to promote its brand and increase brand awareness. See "--Need to Establish and Maintain Strategic Relationships." If current or potential customers do not perceive the Company's products and services as secure or trustworthy, the Company will be unsuccessful in maintaining and strengthening its brand. Furthermore, in order to promote the VeriSign brand in response to competitive pressures, the Company may find it necessary to increase its marketing budget or otherwise increase its financial commitment to creating and maintaining brand loyalty among customers. If the Company fails to promote and maintain its brand or incurs excessive expenses in an attempt to promote and maintain its brand, or if the Company's existing or future strategic relationships fail to promote the Company's brand or increase brand awareness, the Company's business, operating results and financial condition could be materially adversely affected. See "Business--Strategy" and "--Marketing, Sales and Distribution."

  Dependence on Authentication Information. The Company relies upon information provided by third-party sources to authenticate the identity of customers requesting certain of the Company's digital certificates. This information is presently only available from a limited number of sources and the Company currently procures such information from single sources. The Company's reliance on these single sources involves certain risks and uncertainties, including the possibility of delayed or discontinued availability. Any such delay or unavailability, coupled with any inability of the Company to develop alternative sources quickly and cost-effectively, could materially impair the Company's ability to deliver certain of its digital certificates on a timely basis and result in the cancellation of orders, increased costs and injury to reputation, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company's reliance on third-party information sources for authentication has also limited the distribution of certain of its digital certificates outside of the United States, where access to such sources has been unavailable or limited. Additionally, accurate authentication of the identity of the individuals and entities to which the Company issues its digital certificates is necessary for such digital certificates to provide security. Therefore, the inaccuracy of authentication information on which the Company relies, including information the Company receives from third parties, could result in material injury to the Company's reputation and tort or warranty claims from customers relying upon the Company's digital certificates, which could have a material adverse effect on the Company's business, operating results and financial condition. See "--Risk of Defects" and "Business--Products and Services."

  Industry Regulation. Exports of software products utilizing encryption technology are generally restricted by the U.S. and various foreign governments. All cryptographic products require export licenses from certain U.S. government agencies. Although the Company has obtained approval to export its Global Server ID product and none of the Company's other products and services is currently subject to export controls under U.S. law, there can be no assurance that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, will not be revised from time to time to include digital certificate products and related services, or that the Company will be able to obtain necessary regulatory approvals for the export of future products. The inability of the Company to obtain required approvals under these regulations could adversely affect the ability of the Company to make international sales. Furthermore, competitors of the Company may also seek to obtain approvals to export products that could increase the amount of competition faced by the Company. There are currently no federal laws or regulations that specifically control certification authorities, but a limited number of states have enacted legislation or regulations with respect to certification authorities. If the market for digital certificates grows, the United States, state or foreign governments may choose to enact further regulations governing digital certificate authorities or other providers of digital certificate products and related services. Such regulations or the costs of complying with such regulations could have a material adverse effect on the Company's business, operating results and financial condition.

  Many companies conducting commercial transactions over IP networks do not collect sales or other similar taxes with respect to shipments of goods into other states or foreign countries or with respect to other transactions conducted between parties in different states or countries. It is possible that states or foreign countries may seek to impose sales taxes on out of state companies that engage in commerce over IP networks. In the event that states or foreign countries succeed in imposing sales or other taxes on Internet commerce, the growth of the use of IP networks for commerce could slow substantially, which could have a material adverse effect on the Company's business, operating results and financial condition.

  Due to the increasing popularity of the Internet and other IP networks, it is possible that laws and regulations may be enacted covering issues such as user privacy, pricing, content and quality of products and services. For example, the Telecommunications Act of 1996 prohibits the transmission over the Internet of certain types of information and content. The increased attention focused upon these issues as a result of the adoption of other laws or regulations may reduce the rate of growth of the Internet or the use of other IP networks, which in turn could result in decreased demand for the Company's products and services or could otherwise have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Industry Background."

  Intellectual Property; Potential Litigation. The Company relies primarily on a combination of copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods to protect its intellectual property and trade secrets. The Company also enters into confidentiality agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's intellectual property or trade secrets without authorization. In addition, there can be no assurance that others will not independently develop substantially equivalent intellectual property. There can be no assurance that the precautions taken by the Company will prevent misappropriation or infringement of its technology. A failure by the Company to protect its intellectual property in a meaningful manner could have a material adverse effect on the Company's business, operating results and financial condition. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company also relies on certain licensed third-party technology, such as public key cryptography technology licensed from RSA and other technology that is used in the Company's products to perform key functions. There can be no assurance that these third-party technology licenses will continue to be available to the Company on commercially reasonable terms or at all, and the loss of any of these technologies could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, in the Company's current license agreements, the licensor has agreed to defend, indemnify and hold the Company harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. Although these licenses are fully paid, there can be no assurance that the outcome of any litigation between the licensor and a third party or between the Company and a third party will not lead to royalty obligations of the Company for which the Company is not indemnified or for which such indemnification is insufficient, or that the Company will be able to obtain any additional license on commercially reasonable terms or at all. In the future, the Company may seek to license additional technology to incorporate in its products and services. There can be no assurance that any third-party technology licenses that the Company may be required to obtain in the future will be available to the Company on commercially reasonable terms or at all. The loss of or inability to obtain or maintain any of these technology licenses could result in delays in introduction of the Company's products or services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on the Company's business, operating results and financial condition.

  From time to time, the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. In September 1995, the Company applied to the United States Patent and Trademark Office to register the VeriSign name as a trademark. VeriFone, Inc. ("VeriFone") challenged the validity of the Company's application in August 1996 and, in September 1996, commenced a civil action in federal district court alleging trademark infringement and unfair competition. The parties settled this litigation on November 21, 1997, entered into a licensing arrangement and are currently negotiating an OEM agreement. The Company also issued an aggregate of 250,000 shares of Common Stock to VeriFone in connection with the foregoing transactions. There can be no assurance that infringement or other claims will not be asserted or prosecuted against the Company in the future or that any past or future assertions or prosecutions will not materially adversely affect the Company's business, operating results and financial condition. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. In the event of a successful claim of product infringement against the Company and the failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology on a timely basis, the Company's business, operating results and financial condition could be materially adversely affected. See "Business--Intellectual Property."

  Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. These date code fields will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. Although the Company believes that its products and systems are Year 2000 compliant, the Company utilizes third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to operate properly with regard to the year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, operating results and financial condition. Furthermore, the purchasing patterns of customers or potential customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available to implement the infrastructure needed to conduct trusted and secure communications and commerce over IP networks or to purchase products and services such as those offered by the Company, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Industry Background."

  Future Capital Needs; Uncertainty of Additional Funding. The Company may require additional capital to finance its growth and marketing and research and development projects beyond the next 12 months. The Company's capital requirements will depend on many factors including, but not limited to, demand for the Company's products and services and the extent to which such products achieve market acceptance and the timing of such market acceptance, the timing of and extent to which the Company invests in new technology, the expenses of sales and marketing and new product development, the extent to which competitors are successful in developing their own products and services and increasing their own market share and brand awareness, the success of the Company's strategic relationships, the costs involved in maintaining and enforcing intellectual property rights, the level and timing of revenues, available borrowings under line of credit arrangements, the degree and timing of growth of IP networks for trusted and secure communications and commerce, and other factors. To the extent that resources are insufficient to fund the Company's activities, the Company may need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Strategic relationships, if necessary to raise additional funds, may require the Company to relinquish rights to certain of its technologies or products. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, operating results and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company by its then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  Certain Anti-Takeover Provisions. Upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible financings, acquisitions or other corporate purposes, may have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, the Common Stock. The Company has no current plans to issue shares of Preferred Stock. In addition, certain provisions of the Company's Amended and Restated Bylaws will have the effect of delaying, deferring or preventing a change of control of the Company. These provisions will provide, among other things, that the Board of Directors is divided into three classes to serve staggered three-year terms, that stockholders may not take actions by written consent and that the ability of stockholders to call special meetings will be restricted. In addition, the Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The Company's indemnity agreements provide and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the Company will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to the Company, which may be broad enough to include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in the management of the Company. See "Description of Capital Stock."

  Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price of the Company's Common Stock. The number of shares of Common Stock available for sale in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"), and lock-up agreements executed by each of the security holders of the Company under which such security holders have agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated may, however, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. In addition to the 3,000,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), there will be 17,151,244 shares of Common Stock outstanding as of the date of this Prospectus, all of which are "restricted" shares under the Securities Act. On the date of this Prospectus, no shares other than the 3,000,000 shares offered hereby will be eligible for sale. Upon the expiration of lock-up agreements 180 days after the date of this Prospectus, an additional 16,801,244 shares will become eligible for sale in the public market, subject in the case of all but 2,661,052 shares to the volume limitations and other conditions of Rule 144 adopted under the Securities Act ("Rule 144"). The remaining 350,000 shares will become eligible for sale in November 1998, subject to the volume limitations and other conditions of Rule 144. In addition, the Company intends to file a registration statement on Form S-8 with the Securities and Exchange Commission shortly after this offering covering (i) the 2,625,000 shares of Common Stock reserved for issuance under the Company's Equity Incentive Plan, Purchase Plan and Directors Plan, (ii) an additional number of shares of Common Stock to be reserved for issuance under the Equity Incentive Plan equal to the number of shares reserved for future issuance under the 1995 Stock Option Plan and 1997 Stock Option Plan as of the date of this Prospectus (436,682 as of December 31, 1997), and (iii) the shares subject to outstanding options granted under the Company's 1995 Stock Option Plan and 1997 Stock Option Plan as of the date of this Prospectus (2,516,818 as of December 31, 1997). The holders of approximately 15,069,339 shares of Common Stock are also entitled to certain rights with respect to registration of such shares of Common Stock for offer or sale to the public. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have a material adverse effect on the market price for the Company's Common Stock. See "Management--Director Compensation," "-- Employee Benefit Plans," "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

  Acquisitions. The Company from time to time may acquire or invest in businesses, technologies and product lines that are complementary to the Company's business. Although the Company currently has no understandings, commitments or agreements with respect to any acquisitions, any such acquisitions would be accompanied by the risks commonly encountered in such transactions, including, among others, the difficulty of assimilating the operations and personnel of the acquired businesses, the potential disruption of the Company's ongoing business, the diversion of the Company's management from the day-to-day operations of the Company, the inability of the Company to incorporate acquired technologies successfully into the Company's products and services, the additional expense associated with amortization of acquired intangible assets, the potential impairment of the Company's relationships with its employees, customers and strategic partners, the inability of the Company to retain key technical and managerial personnel of the acquired business and the inability of the Company to maintain uniform standards, controls, procedures and policies. Because of these and other factors, any such acquisitions, if consummated, could have a material adverse affect on the Company's business, operating results and financial condition. See "Use of Proceeds."

  No Prior Trading Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock of the Company and there can be no assurance that an active trading market will develop or be sustained upon completion of this offering. The initial public offering price, which will be established by negotiations between the Company and the representatives of the Underwriters based upon a number of factors, may not be indicative of prices that will prevail in the trading market. See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price. The stock market from time to time has experienced significant price and volume fluctuations. In addition, the market prices of securities of other technology companies, particularly Internet-related companies, have been highly volatile. Factors such as fluctuations in the Company's operating results, announcements of technological innovations or new products or services by the Company or its competitors, analysts' reports and projections, regulatory actions and general market conditions may have a significant effect on the market price of the Company's Common Stock. See "Underwriters."

  Control by Existing Stockholders. Upon completion of this offering, the present executive officers, directors and 5% stockholders of the Company and their affiliates will beneficially own approximately 49.2% of the Company's outstanding Common Stock (48.1% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders would be able to significantly influence the management and affairs of the Company and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions such as a merger, consolidation or sale of substantially all of the Company's assets. Such concentration of ownership might have the effect of delaying or preventing a change in control of the Company and might affect the market price of the Company's Common Stock and the voting and other rights of the Company's other stockholders. See "Principal Stockholders."

  Immediate and Substantial Dilution. Investors participating in this offering will incur immediate, substantial dilution in the amount of $9.77 per share (based on an assumed initial public offering price of $12.00 per share). To the extent that outstanding options to purchase the Company's Common Stock are exercised, there will be further dilution. See "Dilution."

  Unspecified Use of Proceeds. The Company plans to use substantially all of the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. The Company may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies and product lines that are complementary to the Company's business. The Company has no present plans or commitments and is not currently engaged in any negotiations with respect to such transactions. As a result, the Company will have significant discretion as to the use of the net proceeds from this offering. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. See "Use of Proceeds."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 3,000,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $32.5 million (approximately $37.5 million if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The primary purposes of this offering are to obtain additional equity capital, create a public market for the Company's Common Stock and facilitate future access by the Company to the public equity markets.

  The Company intends to use approximately $5.0 million of the net proceeds of this offering to fund its capital expenditures for 1998 and to utilize the remainder of the net proceeds of this offering primarily for general corporate purposes, including working capital. The Company may also use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies and product lines that are complementary to the Company's business. The Company has no present plans or commitments and is not currently engaged in any negotiations with respect to such transactions. As a result, the Company will have significant discretion as to the use of the net proceeds from this offering. Pending such uses, the Company intends to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities. See "Risk Factors--Acquisitions" and "--Unspecified Use of Proceeds."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock or other securities and does not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of the Company's equipment line of credit agreement prohibit the payment of dividends on its capital stock.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of December 31, 1997, (ii) on a pro forma basis giving effect to the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the closing of this offering and (iii) on a pro forma as adjusted basis to reflect the receipt by the Company of the estimated net proceeds from the sale of the 3,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                                      DECEMBER 31, 1997
                                                --------------------------------
                                                                      PRO FORMA
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                        (IN THOUSANDS)
Stockholders' equity:
 Convertible Preferred Stock, $.001 par value;
  actual--10,282,883 shares authorized,
  10,031,006 shares issued and outstanding; pro
  forma and pro forma as adjusted--5,000,000
  shares authorized, no shares issued and
  outstanding ................................. $     10  $     --     $    --
 Common Stock, $.001 par value; actual--
  21,592,117 shares authorized, 7,120,238
  shares issued and outstanding; pro forma--
  50,000,000 shares authorized, 17,151,244
  shares issued and outstanding; pro forma as
  adjusted--20,151,244 shares issued and
  outstanding(1)...............................        7        17          20
 Additional paid-in capital....................   44,908    44,908      77,385
 Notes receivable from stockholders............     (644)     (644)       (644)
 Deferred compensation.........................     (380)     (380)       (380)
 Accumulated deficit...........................  (31,432)  (31,432)    (31,432)
                                                --------  --------     -------
  Total stockholders' equity...................   12,469    12,469      44,949
                                                --------  --------     -------
    Total capitalization....................... $ 12,469  $ 12,469     $44,949
                                                ========  ========     =======

--------
(1) Excludes (i) 2,102,518 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 1997 under the Company's 1995 Stock Option Plan (the "1995 Stock Option Plan"), with a weighted average exercise price of $2.17 per share, and 50,982 shares of Common Stock reserved for issuance thereunder, (ii) 414,300 shares of Common Stock issuable upon the exercise of options outstanding as of December 31, 1997 under the Company's 1997 Stock Option Plan (the "1997 Stock Option Plan"), with a weighted average exercise price of $6.91, and 385,700 shares of Common Stock reserved for issuance thereunder, (iii) 2,000,000 additional shares of Common Stock reserved for issuance under the Company's 1998 Equity Incentive Plan (the "Equity Incentive Plan"), (iv) 500,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan"), (v) 125,000 shares of Common Stock reserved for issuance under the Company's 1998 Directors Stock Option Plan (the "Directors Plan"), (vi) 15,000 shares of Common Stock that would be issued to a service provider if certain milestones are met and (vii) 17,500 shares of Common Stock subject to a warrant that would be issued in the event that the Company borrows funds under an equipment loan agreement. See "Management--Director Compensation," "--Employee Benefit Plans," "Description of Capital Stock" and Note 6 of Notes to Consolidated Financial Statements.

                                   DILUTION

  The pro forma net tangible book value of the Company's Common Stock as of December 31, 1997 was $12.4 million, or $0.72 per share. Pro forma net tangible book value per share is equal to the Company's total tangible assets less its total liabilities, divided by the pro forma shares of Common Stock outstanding as of December 31, 1997. After giving effect to the issuance and sale of the 3,000,000 shares of Common Stock offered by the Company hereby (at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company), the Company's as adjusted net tangible book value as of December 31, 1997 would have been $44.9 million, or $2.23 per share. This represents an immediate increase in pro forma net tangible book value of $1.51 per share to existing stockholders and an immediate dilution of $9.77 per share to new public investors. The following table illustrates the per share dilution:

   Assumed initial public offering price per share...............        $12.00
     Pro forma net tangible book value per share at December 31,
      1997.......................................................  $0.72
     Increase in pro forma net tangible book value per share
      attributable to new public investors.......................   1.51
                                                                   -----
   As adjusted net tangible book value per share after offering..          2.23
                                                                         ------
   Dilution per share to new public investors....................        $ 9.77
                                                                         ======

  The following table summarizes on a pro forma basis, as of December 31, 1997, the difference between the existing stockholders and the purchasers of shares of Common Stock in this offering (at an assumed initial public offering price of $12.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) with respect to the number of shares of Common Stock purchased from the Company, the total cash consideration paid and the average price paid per share.

                                SHARES PURCHASED  TOTAL CONSIDERATION  AVERAGE
                               ------------------ -------------------   PRICE
                                 NUMBER   PERCENT   AMOUNT    PERCENT PER SHARE
                               ---------- ------- ----------- ------- ---------
Existing stockholders(1)...... 17,151,244   85.1% $38,885,000   51.9%  $ 2.27
New public investors..........  3,000,000   14.9   36,000,000   48.1    12.00
                               ----------  -----  -----------  -----
  Total....................... 20,151,244  100.0% $74,885,000  100.0%
                               ==========  =====  ===========  =====

--------
(1) Reflects the conversion of the Preferred Stock upon the closing of this offering.

  The foregoing discussion and tables assume no exercise of any stock options outstanding as of December 31, 1997, no exercise of a warrant to purchase 17,500 shares of Common Stock that would be issued in the event that the Company borrows funds under an equipment loan agreement, and no issuance of 15,000 shares of Common Stock that would be issued to a service provider if certain milestones are met. As of December 31, 1997, there were options outstanding to purchase a total of 2,516,818 shares of Common Stock with a weighted average exercise price of $2.95 per share. To the extent that any of these options or the warrant are exercised, there will be further dilution to new public investors. See "Capitalization," "Management--Director Compensation," "--Employee Benefit Plans" and Note 6 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The selected consolidated statement of operations data presented below for the period from April 12, 1995 (inception) to December 31, 1995 and for each of the years in the two-year period ended December 31, 1997, and the selected consolidated balance sheet data as of December 31, 1996 and 1997, are derived from consolidated financial statements of the Company that have been audited by KPMG Peat Marwick LLP, independent auditors, and are included elsewhere in this Prospectus. The selected consolidated balance sheet data as of December 31, 1995 are derived from consolidated financial statements of the Company that have been audited by KPMG Peat Marwick LLP, independent auditors, but that are not included elsewhere in this Prospectus.

                                              PERIOD FROM
                                             APRIL 12, 1995    YEAR ENDED
                                             (INCEPTION) TO   DECEMBER 31,
                                              DECEMBER 31,  ------------------
                                                  1995        1996      1997
                                             -------------- --------  --------
                                             (IN THOUSANDS, EXCEPT PER SHARE
                                                          DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues ..................................     $   382     $  1,351  $  9,382
Costs and expenses:
 Cost of revenues..........................         412        2,791     7,833
 Sales and marketing.......................         790        4,876    10,839
 Research and development..................         642        2,058     5,188
 General and administrative................         680        2,640     4,604
 Nonrecurring charges......................          --           --     2,800
                                                -------     --------  --------
   Total costs and expenses................       2,524       12,365    31,264
                                                -------     --------  --------
   Operating loss..........................      (2,142)     (11,014)  (21,882)
Other income (expense).....................         148          (67)    1,149
                                                -------     --------  --------
   Loss before minority interest...........      (1,994)     (11,081)  (20,733)
Minority interest in net loss of subsidi-
 ary.......................................          --         (838)   (1,538)
                                                -------     --------  --------
   Net loss................................     $(1,994)    $(10,243) $(19,195)
                                                =======     ========  ========
Pro forma basic and diluted net loss per
 share(1)..................................                 $   (.74) $  (1.13)
                                                            ========  ========
Shares used in per share computations (1)..                   13,836    17,018

                                                             DECEMBER 31,
                                                        -----------------------
                                                         1995    1996    1997
                                                        ------- ------- -------
                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...... $ 2,687 $29,983 $11,894
Working capital........................................   2,284  24,823   5,227
Total assets...........................................   4,052  36,503  24,406
Long-term obligations..................................      --      --      --
Stockholders' equity...................................   3,376  28,555  12,469

--------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in per share computations.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto appearing elsewhere in this Prospectus. The following discussion contains forward-looking statements. The Company's actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  VeriSign is the leading provider of digital certificate solutions and infrastructure needed by companies, government agencies, trading partners and individuals to conduct trusted and secure communications and commerce over IP networks. The Company's Digital IDs are enabled in millions of copies of Microsoft and Netscape Web browsers, tens of thousands of copies of popular Web servers and a variety of other software applications. The Company believes that it has issued more digital certificates than any other company, having issued over 2.0 million of its Digital IDs for individuals and over 40,000 of its Digital IDs to organizations, primarily businesses, for their Web sites. Because the Company has issued most of its Digital IDs for individuals on a trial or promotional basis, a significant majority of the Company's revenues to date have been derived from businesses.

  The Company was incorporated in April 1995 and introduced its first product, the Secure Server ID for Netscape Commerce Servers, in June 1995. In October 1995, the Company introduced additional Server Digital IDs for the Web server products of Microsoft, IBM, Open Market and other vendors. In May 1996, the Company began providing online enrollment and issuance of client Digital IDs for Netscape Navigator through its Digital ID Center and began shipping another form of Digital ID known as a Software Developer Digital ID for Microsoft's Authenticode program. The Company began issuing Digital IDs for Microsoft's Internet Explorer through the Company's Digital ID Center in August 1996. During 1997, the Company introduced its Universal Digital IDs and three new types of server digital certificate products--its Global Server ID, Financial Server ID and EDI Server ID.

  In April 1996, the Company entered the enterprise and electronic commerce markets by introducing custom SET digital certificate solutions targeted at certified banks, payment processors and major card brands. During 1997, the Company introduced VeriSign OnSite and VeriSign V-Commerce, which are enterprise and electronic commerce digital certificate solutions that are targeted at mid-sized to large companies, managed intranets and extranets, payment card industry service providers and Web sites with large customer or user bases. During 1997, the Company began providing technology and products for digital certificate management to OEMs.

  Historically, the Company has derived substantially all of its revenues from the sale of Digital IDs and from fees for services rendered in connection with the Company's digital certificate solutions and digital certificate service and product development agreements. Sales of Digital IDs and fees for services each resulted in approximately one-half of the Company's revenues in 1997. The purchase of a Digital ID allows the customer to use the Digital ID for a limited period of time, generally 12 months. After this period, the Digital ID must be renewed for continued usage by the customer. Renewal fees are typically lower than the fees charged for the initial Digital ID. Revenues from the sale or renewal of Digital IDs are deferred and recognized ratably over the life of the digital certificate. Revenues from the Company's enterprise and electronic commerce solutions consist of fees for the issuance of digital certificates, which are recognized ratably over the term of the particular license agreement relating to the enterprise or electronic commerce solution, and fees for set-up services, which are recognized upon completion of the service. Revenues from other services are recognized using the percentage-of-completion method for fixed-fee development arrangements, on a time-and-materials basis for consulting and training services or ratably over the term of the agreement for support and maintenance services. Deferred revenues increased from $46,000 at December 31, 1995 to $1.9 million at December 31, 1996 and to $4.8 million at December 31, 1997. In the future, the Company anticipates that it may receive additional revenues from sales of software products and value-added services, licensing and royalty fees from licenses of digital certificates and related technology and maintenance, and fees for customer support services.

  The Company markets its products and services worldwide through multiple distribution channels, including the Internet, direct sales, telesales, VARs, systems integrators and OEMs. Although a significant portion of its revenues to date has been generated through sales from the Company's Web site, the Company intends to increase its direct sales force, both domestically and internationally, and intends to continue to expand its other distribution channels.

  In February 1996, the Company formed VeriSign Japan to provide digital certificate solutions to the Japanese market. In connection with the formation of this subsidiary, the Company licensed certain technology and contributed other assets to VeriSign Japan. Subsequent to its formation, additional investors purchased minority interests in VeriSign Japan, and, as of December 31, 1997, the Company owned 50.5% of the outstanding capital stock of VeriSign Japan. Accordingly, the Company's consolidated financial statements include the accounts of the Company and this subsidiary and the Company's consolidated statements of operations reflect the elimination of the minority shareholders' share of the net losses of the subsidiary. Historically, VeriSign Japan has funded its net losses with investments from its shareholders. However, to the extent VeriSign Japan is unable to continue to fund its operations principally from investments by shareholders, the Company may be required to fund the operations of this subsidiary, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--VeriSign Japan."

  The Company has experienced substantial net losses in each fiscal period since its inception and, as of December 31, 1997, had an accumulated deficit of $31.4 million. Such net losses and accumulated deficit resulted from the Company's lack of substantial revenues and the significant costs incurred in the development and sale of the Company's products and services and in the establishment and deployment of the Company's operations infrastructure and practices. The Company intends to increase its expenditures in all areas in order to execute its business plan. As a result, the Company expects to incur substantial additional losses for the foreseeable future. Although the Company has experienced revenue growth in recent periods, there can be no assurance that such growth rates are sustainable and, therefore, they should not be considered indicative of future operating results. There can be no assurance that the Company will ever achieve significant revenues or profitability or, if significant revenues and profitability are achieved, that they could be sustained. See "Risk Factors--Limited Operating History; History of Losses and Anticipation of Future Losses."

RESULTS OF OPERATIONS

  REVENUES

  The Company's revenues increased from $382,000 for the period from April 12, 1995 (inception) to December 31, 1995 (the "Inception Period") to $1.4 million for 1996 and to $9.4 million for 1997. Revenues from inception through December 31, 1996 were primarily derived from sales of the Company's Server Digital ID products. The increase in revenues from the Inception Period to 1996 was due primarily to increased market acceptance of Server Digital IDs and, to a lesser extent, SET digital certificate solutions. The increase in revenues from 1996 to 1997 was due primarily to increased sales of Server Digital IDs and to increased services revenues, which included revenues from digital certificate service and product development agreements. Revenues from the sale of Universal Digital IDs have been nominal because substantially all of the Company's Universal Digital IDs have been issued free of charge on a promotional basis.

  Revenues attributable to VISA accounted for approximately 21% and 14% of revenues for 1996 and 1997, respectively. No other customer accounted for more than 10% of the Company's revenues during the Inception Period, 1996 or 1997. Revenues of VeriSign Japan and revenues from other international customers accounted for less than 10% of revenues for the Inception Period and 1996 and approximately 13% of revenues for 1997.

  COSTS AND EXPENSES

  The Company's costs and expenses have increased in absolute dollars since inception, primarily due to the overall growth of the Company. The total number of the Company's employees increased from 26 at December 31, 1995 to 185 at December 31, 1997. In addition, the Company opened several new offices, increased its sales and marketing and research and development efforts, and expanded its headquarters and Digital ID Centers during this period. The Company believes that it will need to continue to expand its operations in order to execute its business strategy. Accordingly, the Company intends to continue to increase its costs and expenses in all areas for the foreseeable future.

  Cost of Revenues. Cost of revenues consists primarily of costs related to personnel providing digital certificate enrollment and issuance services, customer support and training, consulting and development services, and facilities and computer equipment used in such activities. Cost of revenues also includes fees paid to third parties to verify certificate applicants' identities and insurance premiums for the Company's NetSure warranty plan and errors and omission insurance. Cost of revenues increased from $412,000 for the Inception Period to $2.8 million for 1996 and to $7.8 million for 1997. Cost of revenues was not material during the Inception Period as a result of the Company's minimal revenues. The increases in 1996 and 1997 were due primarily to increased facilities costs and related overhead that resulted from building the Company's operations infrastructure, hiring full-time and temporary personnel to support the additional volume of issuances of Server Digital IDs, introduction of additional Server Digital ID products, introduction of the Company's NetSure warranty program, increased costs of errors and omission insurance, increased expenses for access to third-party databases and, during 1997, implementation of the Company's disaster recovery plan. Given the Company's limited operating history, limited history of issuing Digital IDs and evolving industry and business model, the Company believes that analysis of cost of revenues as a percentage of revenues is not yet meaningful.

  Sales and Marketing. Sales and marketing expenses consist primarily of costs related to sales, marketing and practices and external affairs personnel, including salaries, sales commissions and other personnel-related expenses, computer equipment and support services used in such activities, facilities costs, consulting fees and costs of marketing programs. Sales and marketing expenses increased from $790,000 for the Inception Period to $4.9 million for 1996 and to $10.8 million for 1997. These increases were due primarily to increased headcount and, to a lesser extent, increased expenditures for marketing programs. The Company anticipates that sales and marketing expenses will continue to increase in absolute dollars as it expands its direct sales force, hires additional marketing personnel and increases its marketing and promotional activities during 1998.

  Research and Development. Research and development expenses consist primarily of costs related to research and development personnel, including salaries and other personnel-related expenses, consulting fees, facilities, and computer equipment and support services used in product and technology development. Research and development expenses increased from $642,000 for the Inception Period to $2.1 million for 1996 and to $5.2 million for 1997. These increases were due primarily to increased personnel to support the design, testing and deployment of, and technical support for, the Company's expanded product offerings and technology. The Company believes that timely development of new and enhanced products and technology are necessary to remain competitive in the marketplace. Accordingly, the Company intends to continue recruiting and hiring experienced research and development personnel and make other investments in research and development. Therefore, the Company expects that research and development expenditures will continue to increase in absolute dollars. To date, all research and development expenses have been expensed as incurred.

  General and Administrative. General and administrative expenses consist primarily of salaries and other personnel-related expenses for the Company's administrative, finance and human resources personnel, facilities and computer equipment, support services and professional services fees. General and administrative expenses increased from $680,000 for the Inception Period to $2.6 million for 1996 and $4.6 million for 1997. These increases were due primarily to increased staffing levels to manage and support the Company's expanding operations. The Company anticipates hiring additional personnel and incurring additional costs related to being a public company, including directors' and officers' liability insurance, investor relations programs and professional services fees. Accordingly, the Company anticipates that general and administrative expenses will continue to increase in absolute dollars.

  Nonrecurring Charges. In September 1996, VeriFone, which subsequently became a wholly-owned subsidiary of Hewlett-Packard Company ("Hewlett-Packard"), filed a lawsuit against the Company alleging, among other things, trademark infringement. In November 1997, the parties executed a definitive agreement under which, among other things, the Company issued an aggregate of 250,000 shares of Common Stock, which were transferred to Hewlett-Packard, and the Company and VeriFone settled such claims. The settlement amount was recorded during 1997 as a $2.0 million charge to operations. In November 1997, the Company entered into a preferred provider agreement with Microsoft whereby the companies will develop, promote and distribute a variety of client-based and server-based digital certificate solutions and the Company will be designated as the premier provider of digital certificates for Microsoft customers. In connection with the agreement, the Company issued 100,000 shares of Common Stock to Microsoft resulting in an $800,000 charge to operations.

  OTHER INCOME (EXPENSE)

  Other income (expense) consists primarily of interest earned on the Company's cash, cash equivalents and short-term investments, less interest expense on bank borrowings of VeriSign Japan and the effect of foreign currency transaction gains and losses. The Company had other income of $148,000 for the Inception Period, other expense of $67,000 for 1996 and other income of $1.1 million for 1997. The increase for 1997 was due to interest earned on the cash proceeds from the Company's November 1996 Series C Preferred Stock financing.

  INCOME TAXES

  No provision for federal and California income taxes has been recorded because the Company has experienced net losses since inception. As of December 31, 1997, the Company had federal and California net operating loss carryforwards of approximately $26.9 million and $27.1 million, respectively. These federal and California net operating loss carryforwards will expire, if not utilized, in years 2010 through 2014 and in 2003, respectively. The Tax Reform Act of 1986 imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. The Company's ability to utilize net operating loss carryforwards may be limited as a result of an "ownership change" as defined in the Internal Revenue Code. The Company does not anticipate that a material limitation on its ability to use such carryforwards and credits will result from this offering. The Company has provided a full valuation allowance on the deferred tax asset because of the uncertainty regarding its realization. The Company's accounting for deferred taxes under Statement of Financial Accounting Standards No. 109 involves the evaluation of a number of factors concerning the realizability of the Company's deferred tax assets. In concluding that a full valuation allowance was required, management primarily considered such factors as the Company's history of operating losses and expected future losses and the nature of the Company's deferred tax assets. Although management's operating plans assume taxable and operating income in future periods, management's evaluation of all the available evidence in assessing the realizability of the deferred tax assets indicates that such plans were not considered sufficient to overcome the available negative evidence. See
Note 7 of Notes to Consolidated Financial Statements.

  MINORITY INTEREST IN NET LOSS OF SUBSIDIARY

  Minority interest in the net losses of VeriSign Japan was $838,000 for 1996 and $1.5 million for 1997. This increase was due to the increased expenses incurred in establishing and expanding the operations of VeriSign Japan prior to recognizing significant revenues and to an increasing percentage of VeriSign Japan's capital stock being held by minority shareholders. VeriSign Japan is still in an early stage of operations and, therefore, the Company expects that the minority interest in net loss of subsidiary will continue to fluctuate in future periods.

SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth certain consolidated statement of operations data for each quarter of 1996 and 1997. This information has been derived from the Company's unaudited consolidated financial statements, which, in management's opinion, have been prepared on the same basis as the annual consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                     THREE MONTHS ENDED
                          ------------------------------------------------------------------------------
                          MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,
                            1996      1996      1996      1996      1997      1997      1997      1997
                          --------  --------  --------- --------  --------  --------  --------- --------
                                                       (IN THOUSANDS)
Revenues................  $   153   $   246    $   375  $   577   $ 1,267   $ 2,249    $ 2,599  $ 3,267
Costs and expenses:
 Cost of revenues.......      304       552        737    1,198     1,419     1,733      2,014    2,667
 Sales and marketing....      540     1,015      1,213    2,108     2,254     2,686      2,324    3,575
 Research and
  development...........      350       417        523      768     1,029     1,222      1,309    1,628
 General and
  administrative........      396       408        713    1,123       953       864      1,084    1,703
 Nonrecurring charges...       --        --         --       --        --        --      2,000      800
                          -------   -------    -------  -------   -------   -------    -------  -------
   Total costs and
    expenses............    1,590     2,392      3,186    5,197     5,655     6,505      8,731   10,373
                          -------   -------    -------  -------   -------   -------    -------  -------
   Operating loss.......   (1,437)   (2,146)    (2,811)  (4,620)   (4,388)   (4,256)    (6,132)  (7,106)
Other income (expense)..       35        35         14     (151)      469       166        225      289
                          -------   -------    -------  -------   -------   -------    -------  -------
   Loss before minority
    interest............   (1,402)   (2,111)    (2,797)  (4,771)   (3,919)   (4,090)    (5,907)  (6,817)
Minority interest in net
 loss of subsidiary.....       (2)     (128)      (228)    (480)     (305)     (482)      (407)    (344)
                          -------   -------    -------  -------   -------   -------    -------  -------
   Net loss.............  $(1,400)  $(1,983)   $(2,569) $(4,291)  $(3,614)  $(3,608)   $(5,500) $(6,473)
                          =======   =======    =======  =======   =======   =======    =======  =======

  REVENUES

  The Company has experienced quarter-to-quarter sequential growth in revenues since its inception. These quarterly increases were due primarily to the increased number of Server Digital IDs sold during these periods. In addition, during the first quarter of 1997, the Company completed certain work required under various certificate service and product development agreements and, therefore, recognized the related portion of revenues during that quarter. The Company realized additional services fees during the second quarter of 1997 as a result of entering into new certificate service and product development agreements and completing work under existing certificate service and product development agreements. During the third and fourth quarters of 1997, revenues attributable to digital certificates grew as a result of the increased number of digital certificates sold and an approximately 15% per unit price increase. Revenues also increased in the third and fourth quarters of 1997 as a result of the completion of work under other certificate service and product development agreements.

  COSTS AND EXPENSES

  Cost of Revenues. Throughout 1996, the Company was developing a secure operations and customer support infrastructure as well as related systems. During the fourth quarter of 1996, the Company began building its new Digital ID Center to manage enrollment and issuance of large volumes of Digital IDs and moved its customer support and information systems teams into the new Digital ID Center. Accordingly, facilities costs and related overhead increased significantly in the first quarter of 1997. During the second and third quarters of 1997, the Company added full-time and temporary personnel, particularly for customer support and information systems, in order to support the additional volume of issuances of Server Digital IDs. The Company also devoted additional personnel resources to support work under the Company's product development agreements during this time period. During the second quarter of 1997, the Company introduced its NetSure warranty program, resulting in higher insurance premiums. During the third quarter of 1997, the Company also incurred increased expenses for access to third-party databases to verify certificate applicants' identities and expenses relating to the implementation of the Company's disaster recovery plan. During the fourth quarter of 1997, expenses for access to third-party databases continued to increase as the Secure Server ID volume increased. In addition, the Company accelerated the amortization of certain software that the Company plans to replace during 1998.

  Sales and Marketing. The quarterly increases in sales and marketing expenses resulted primarily from the building of the Company's sales and marketing organization, which began in 1996. During the third and fourth quarters of 1996, the Company began expanding its marketing organization to include corporate, channel and product marketing programs. In each of the first three quarters of 1997, the Company added sales and marketing personnel to support its expanding product lines, which resulted in higher recruiting, benefits, travel and facilities costs. Sales and marketing expenses were higher in the second quarter of 1997 than the preceding two quarters and the following quarter due to increased expenses incurred pursuing international and domestic strategic relationships, increased public relations activities, Web site management costs and channel development activities. Sales and marketing expenses increased in the fourth quarter of 1997 as the Company continued to develop a direct sales force and increased spending for new marketing programs.

  Research and Development. The sequential quarterly increases in research and development expenses were due primarily to increased personnel and related costs to support the design, testing and deployment of, and technical support for, the Company's expanded product offerings and technology.

  General and Administrative. The sequential quarterly increases in general and administrative expenses over the four quarters of 1996 were primarily related to the addition of personnel and related costs to support expansion of the Company's operations. During the fourth quarter of 1996, the Company incurred additional expenses for consulting services, increased legal fees relating to a large number of contract negotiations and increased expenses resulting from a growth in headcount. During the fourth quarter of 1996 and into 1997, the Company incurred increased expenses for a larger facility and for the implementation of additional systems and procedures. In addition to building administrative infrastructure during the fourth quarter of 1997, the Company increased its allowance for doubtful accounts commensurately with the growth in accounts receivable.

  Nonrecurring Charges. Nonrecurring charges in the third and fourth quarters of 1997 are discussed above under "--Results of Operations--Costs and Expenses--Nonrecurring Charges."

FACTORS AFFECTING OPERATING RESULTS

  The Company's operating results have varied on a quarterly basis during its short operating history and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly operating results include the following: market acceptance of digital certificates; market acceptance of its products and services, particularly VeriSign OnSite, VeriSign V-Commerce and VeriSign SET; the long sales and implementation cycles for and potentially large order sizes of certain of the Company's products and services; the timing and execution of individual contracts; the timing of releases of new versions of Internet browsers or other third-party software products in which the Company's public root keys are embedded; customer renewal rates for the Company's products and services; the Company's success in marketing other products and services to its existing customer base and to new customers; development of the Company's direct and indirect distribution channels; market acceptance of the Company's or competitors' new products and services; the amount and timing of expenditures relating to expansion of the Company's operations; price competition or pricing changes; general economic conditions and economic conditions specific to the Internet, intranet and extranet industries. Any one of these factors could cause the Company's revenues and operating results to vary significantly in the future. In addition, the Company will need to expand its operations and attract, integrate, retain and motivate a substantial number of sales and marketing and research and development personnel. The timing of such expansion and the rate at which new personnel become productive could cause material fluctuations in the Company's quarterly operating results.

  The Company's limited operating history and the emerging nature of its market make prediction of future revenues difficult. The Company's expense levels are based, in part, on its expectations regarding future revenues, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that the Company will be able to predict its future revenues accurately and the Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenue in relation to the Company's expectations could cause significant declines in the Company's quarterly operating results.

  Due to all of the foregoing factors, the Company's quarterly revenues and operating results are difficult to forecast. The Company believes that period-to-period comparisons of its operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance. Also, it is likely that the Company's operating results will fall below the expectations of the Company, securities analysts or investors in some future quarter. In such event, the market price of the Company's Common Stock could be materially and adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company and its Japanese subsidiary financed their operations primarily through private sales of equity securities raising approximately $45.6 million. At December 31, 1997, the principal source of liquidity for the Company was $11.9 million of cash, cash equivalents and short-term investments. The Company also has an equipment loan agreement under which it may borrow up to $3.0 million for purchases of equipment. This equipment loan agreement expires on March 31, 1999. Any amounts borrowed under this equipment loan agreement would bear interest at the rate of 7.5% per annum and would be secured by the equipment purchased with the loan proceeds. In the event that the Company borrows under this equipment loan agreement, it will be obligated to issue to the lender a warrant to purchase 17,500 shares of Common Stock. The Company currently has no plans to borrow any amounts under this equipment loan agreement. VeriSign Japan has available a revolving line of credit of up to $500,000 with a bank that bears interest at 1.625% per annum and expires in May 1998. The line of credit is secured by a letter of credit from the Company in the same amount. There were no borrowings outstanding under this line of credit as of December 31, 1997.

  The Company has had significant negative cash flows from operating activities in each fiscal period to date. Net cash used in operating activities for the Inception Period, 1996 and 1997 was $1.5 million, $6.0 million and $13.6 million, respectively. Net cash used in operating activities in each of these periods was primarily the result of net losses, offset in part by increases in accounts payable and accrued liabilities for the Inception Period and 1996 and deferred revenues in all three fiscal periods.

  Net cash used in investing activities for the Inception Period, 1996 and 1997 was $1.0 million, $4.4 million and $15.0 million, respectively. Net cash used in investing activities in these periods was primarily the result of capital expenditures for computer equipment, purchased software, office equipment, furniture, fixtures and leasehold improvements. In addition, for 1997, cash used in investing activities included $8.0 million of net purchases of short-term investments. Capital expenditures for property and equipment for the Inception Period, 1996 and 1997 aggregated $1.0 million, $4.2 million and $6.6 million, respectively. The Company's planned capital expenditures for 1998 are approximately $5.0 million, primarily for computer equipment and other leasehold improvements. As of December 31, 1997, the Company also had commitments under noncancelable operating leases of $6.3 million through 2002.

  Net cash provided by financing activities for the Inception Period, 1996 and 1997 was $5.3 million, $37.8 million and $2.6 million, respectively, resulting primarily from net proceeds from the sale of Preferred Stock by the Company. In addition, for 1996 and 1997, net cash provided by financing activities of VeriSign Japan was $4.2 million and $2.5 million, respectively, resulting from the sale of its capital stock to minority investors and from the proceeds of its bank borrowings.

  The Company believes that the net proceeds from this offering, together with existing cash, cash equivalents and short-term investments, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. The Company may need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms attractive to the Company, or at all. Strategic relationships, if necessary to raise additional funds, may require the Company to relinquish rights to certain of its technologies or products. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, operating results and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of the Company of its then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the Company's Common Stock. See "Risk Factors--Future Capital Needs; Uncertainty of Additional Financing."

RECENT ACCOUNTING PRONOUNCEMENT

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, which supersedes SOP No. 91-1. The Company will be required to adopt SOP No. 97-2 prospectively for software transactions entered into beginning January 1, 1998. SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. The Company's management anticipates that the adoption of SOP No. 97-2 will not have a material effect on the Company's operating results.

                                   BUSINESS

  VeriSign is the leading provider of digital certificate solutions and infrastructure needed by companies, government agencies, trading partners and individuals to conduct trusted and secure communications and commerce over IP networks. The Company has established strategic relationships with industry leaders, including AT&T, BT, Cisco, McAfee Associates, Microsoft, Netscape, RSA, Security Dynamics, VeriFone and VISA, to enable widespread deployment of the Company's digital certificate technology and products and to assure their interoperability among a wide variety of applications over IP networks. The Company's Digital IDs are enabled in millions of copies of Microsoft and Netscape Web browsers, tens of thousands of copies of popular Web servers and a variety of other software applications. The Company believes that it has issued more digital certificates than any other company, having issued over
2.0 million of its Digital IDs for individuals and over 40,000 of its Digital IDs for Web sites. In addition to providing Digital IDs for individuals and Web sites, the Company provides turn-key and custom solutions needed by organizations such as Dow Jones, NationsBank, NOVUS/Discover and VISA, to conduct trusted and secure communications and commerce over IP networks. The Company markets its products and services worldwide through multiple distribution channels, including the Internet, direct sales, telesales, VARs, systems integrators and OEMs, and intends to continue to expand these distribution channels.

INDUSTRY BACKGROUND

  GROWTH OF INTERNET COMMERCE AND COMMUNICATIONS

  IP networks are revolutionizing the ways in which companies, government agencies, trading partners and individuals communicate and conduct business. IP networks provide an attractive medium for communications and commerce because of their global reach, accessibility, use of open standards and ability to enable real-time interaction. Organizations are seeking to leverage the capabilities of IP networks to attract new customers, access new markets, improve customer service and satisfaction and lower support and distribution costs. Until recently, IP networks have been used primarily for informal messaging, general information browsing and the exchange of non-sensitive data. The use of IP networks is now beginning to extend beyond these initial uses to a number of more valuable and sensitive activities, including business-to-business transactions and Internet-based EDI, online retail purchases and payments, Web-based access to account and benefits information and secure messaging for both personal and business use. IDC estimates that global Internet commerce revenues will grow from approximately $10.6 billion in 1997 to approximately $223.1 billion in 2001.

  REQUIREMENT FOR TRUSTED INTERACTION OVER IP NETWORKS

  Although openness represents a fundamental strength of IP networks, their accessibility and the anonymity of users resulting from the lack of "face-to-face" interaction create threats to the privacy and integrity of information that is transmitted across or stored on these networks. Despite the convenience and the compelling economic incentives for the use of IP networks, they cannot reach their full potential as a platform for global communications and commerce until the current lack of security and trust associated with these networks is resolved. According to a study conducted in 1997 by Zona Research, Inc., 70% of the businesses and consumers surveyed listed concerns about trust and security as the main impediment to broader use of the Internet for commercial applications. Business concerns include the potential for theft of corporate or customer information, impersonation of employees, loss of reputation and economic loss through fraud. Consumer concerns include the possibility of merchant impersonation and fraud and the risk that third parties may be able to intercept and use personal information such as credit card numbers. Traditional security mechanisms such as passwords and personal identification numbers do not adequately address these issues, as they can be easily lost, forgotten or misappropriated. Some security concerns are being addressed through technologies such as encryption and firewalls, but these technologies do not address the need to establish and maintain a common framework of trust between parties conducting transactions or exchanging sensitive information in the digital world.

  In the physical world, trust in communications and commerce is established through a combination of social, business and legal practices that, in some cases, have been developed over hundreds of years. These practices often include the use of physical credentials, such as credit cards, business licenses or employee badges, and the associated legal protections to avoid loss from theft or fraud. The diligence, practices, policies and reputations of the organizations standing behind the issuance, delivery, revocation and renewal of physical credentials provide a readily understood and accepted framework of trust for a given communication or transaction. The physical credentials that embody these proven practices and frameworks of trust and the social interactions that accompany their use cannot be utilized in the digital world. As a result, there is a need for a trusted and convenient way to verify the identity, authority and privilege of the parties involved in communications and commerce over IP networks and to assure their proper and trusted association with a specific organization or community.

  EMERGENCE OF DIGITAL CERTIFICATE TECHNOLOGY

  Digital certificates are emerging as the leading technology for establishing a framework for trusted and secure communications and commerce over IP networks, with many Internet security protocols dictating the use of digital certificates. A digital certificate is a specially prepared software file that functions as an electronic credential in the digital world, identifying the certificate owner, authenticating the certificate owner's membership in a given organization or community (credit card holder, employee, supply chain participant or citizen) and establishing the certificate owner's authority to engage in a given transaction. Utilizing the principles of public key cryptography, a digital certificate binds a pair of unique mathematical keys, one designated as "private" and securely maintained by its owner, and the other designated as "public" and embedded in the digital certificate. What the owner's private key digitally signs, only the corresponding public key can verify. When properly prepared, issued and administered, digital certificates create a framework for trusted interaction over IP networks, making it possible, for example, to verify with certainty the identity of an account holder or a Web-based business, the source of an electronic message or the integrity of electronically distributed software or content.

  Significant efforts are underway to utilize digital certificates as "vehicles of trust" for securely transmitting e-mail, accessing information on public and private Web sites, purchasing retail goods and services and conducting other financial transactions such as electronic securities trading. The leading vendors of Web browser, Web server, electronic mail, electronic payment and content distribution applications have incorporated digital certificate technology as the framework for establishing trusted and secure communications and commerce over IP networks and are embedding support for digital certificates in their products. A number of standard protocols that are being widely adopted for communications and commerce require the use of digital certificates. These protocols include the Secure Sockets Layer protocol ("SSL") for browser/server authentication and secure data transmission, the Secure Multipurpose Internet Mail Extensions protocol ("S/MIME") for secure e-mail and EDI, the Secure Electronic Transactions protocol ("SET") for secure electronic payments, and the Internet Protocol Security standard ("IP/SEC") for authentication of networking devices. Just as an individual may have many forms of credit cards and IDs, he or she may require multiple digital certificates, each corresponding to a unique digital relationship between the individual and an organization. Thus, there is the potential need over time for hundreds of millions of digital certificates to be issued and managed.

  CERTIFICATION AUTHORITIES AND THE NEED FOR TRUSTED INFRASTRUCTURE

  Digital certificates are prepared and managed by trusted parties known as Certification Authorities ("CAs"). To prepare a digital certificate for issuance, a CA embeds an individual's or an organization's public key along with specific personal information (name or e-mail address) or organizational information (domain name or affiliation) in the digital certificate, which is then cryptographically "signed" by the CA. The CA's digital signature acts as a tamper-proof electronic seal that verifies the integrity of the information within the digital certificate and validates its use within a specific organization or community. This digital signature is linked to the CA's public "root key," which is embedded in the browser, server or other application used by the organization or community. Through the embedded public root key, a community member can automatically confirm the authenticity of a digital certificate-- and hence the certificate owner's identity, authority and privilege--to verify the source and integrity of any accompanying message or transaction request.

  A CA may digitally sign certificates for multiple organizations or communities, each having different rules, qualifications or procedures governing the admission of members. The CA may sign and issue certificates directly to the members of a given community or sign certificates on behalf of other entities (credit card issuers, corporations or government agencies) that wish to control the admission of members into their organizations and grant to them certain authority and privileges.

  The successful implementation and management of digital certificates as a mechanism for trusted and secure commerce and communications present a number of issues and challenges for a CA. The CA must establish and maintain rigorous practices, policies and procedures to manage the technical complexities of cryptographic key management and provide for the secure creation and distribution of digital certificates. The CA must carefully manage the entire lifecycle of all digital certificates issued, including identifying and conducting initial due diligence on the owners, tracking digital certificates, providing customer support for digital certificate owners, confirming in real-time the continued validity of each digital certificate and revoking or renewing the digital certificates. To be effective for large public and private communities needing digital certificates, a CA must also have a highly scaleable and flexible infrastructure, be able to provide a full range of digital certificate services in high volume on a 24 hour x 7 day basis and have its public root key embedded in and supported by a wide variety of applications utilized across IP networks.

THE VERISIGN SOLUTION

  VeriSign is the leading provider of digital certificate solutions and infrastructure needed by companies, government agencies, trading partners and individuals to conduct trusted and secure communications and commerce over IP networks. The Company has established strategic relationships with industry leaders, including AT&T, BT, Cisco, McAfee Associates, Microsoft, Netscape, RSA, Security Dynamics, VeriFone and VISA to enable widespread deployment of the Company's digital certificate technology and products and to assure their interoperability among a wide variety of applications. The Company believes that it has issued more digital certificates than any other company, having issued over 2.0 million of its Digital IDs for individuals and over 40,000 of its Digital IDs for Web sites. The Company's digital certificates are enabled in millions of copies of Microsoft and Netscape browsers, tens of thousands of copies of popular Web servers and a variety of software applications. In addition, Microsoft and Netscape have integrated enrollment for the Company's digital certificates into the registration process for their Web browsers, prominently feature the Company and its digital certificate solutions in certain of their products and on their Web sites, have integrated the Company's public root key into their browsers and engage in a variety of joint marketing activities with the Company. In addition to providing Digital IDs for individuals and Web sites, the Company also provides turn-key and custom solutions needed by organizations, such as Dow Jones, NationsBank, NOVUS/Discover and VISA, to conduct trusted and secure communications and commerce over IP networks.

  The Company issues and manages digital certificates directly from its Digital ID Centers for consumers, businesses and organizations that use IP networks for trusted and secure communications and commerce. The Company also offers a comprehensive range of digital certificate solutions tailored to meet the specific needs of customers, such as financial institutions and governmental agencies, that wish to issue their own, or have VeriSign issue on their behalf, digital certificates for use within their private intranets and extranets. These solutions vary based on the nature and complexity of the applications, the degree of control customers desire to maintain and the degree of operational responsibility customers wish to delegate. Each of the Company's solutions leverages its infrastructure for managing digital certificates to relieve customers from the burdensome responsibilities and costs of designing, establishing, maintaining and staffing their own digital certificate operations.

  The key components of the Company's solution are its scaleable, modular software architecture, highly reliable and secure operations and comprehensive security and trusted practices, which together provide a platform designed for the timely, rapid deployment of large volumes of digital certificates and the ongoing management of such digital certificates throughout their lifecycles.

  . Scaleable, Modular Software Architecture. The Company has designed its software to provide the scaleability necessary to support the issuance and management of millions of certificates for distinct communities ranging from individual corporations to the entire population of Internet users. The Company's WorldTrust software automates many of the processes for digital certificate issuance and lifecycle management, including subscriber enrollment, authentication and administration services. The Company's modular software is also distributable over one or many computer systems to enhance scaleability and allow for certain functions of the digital certificate issuance and lifecycle management process to be deployed at customer or affiliate locations while maintaining a secure and reliable link to the Company's Digital ID Centers for back-end processing.

  . Highly Reliable and Secure Operations. The Company's Digital ID Centers, which are located in Mountain View, California and Kawasaki, Japan and operate on a 24 hour x 7 day basis, support all aspects of issuance and management of digital certificates as well as the delivery of its related digital certificate services. Through the use of state-of-the-art computer, telecommunications, network and monitoring systems, the Company's Digital ID Centers are designed to provide the high levels of availability, security and scaleability necessary to meet the needs of customers for high volume digital certificate issuance and management.

  . Comprehensive Security and Trusted Practices. The Company has been instrumental in defining comprehensive, industry-endorsed practices and procedures for the legal and business frameworks in which digital certificate relationships are established as well as the physical security and controls that are essential to operate secure, large-scale digital certificate management operations. The Company believes that these practices and procedures are a critical component to the creation of a digital certificate infrastructure required for trusted and secure communications and commerce over IP networks.

STRATEGY

  The Company's objective is to enhance its position as the leading provider of digital certificate solutions and infrastructure needed by companies, government agencies, trading partners and individuals to conduct trusted and secure communications and commerce over IP networks. The Company's strategy to achieve this objective includes the following key elements:

  Leverage Leadership Position to Drive Market Penetration. The Company believes that it has developed a leading position in the market for digital certificate solutions and underlying trust infrastructure by being the first to market with a variety of digital certificate products and services, building strategic relationships with industry leaders, issuing more digital certificates than any other company, embedding its public root key in a variety of communications, commerce and other software applications and investing significant resources in developing its comprehensive trust infrastructure. The Company intends to leverage this leadership position to drive further adoption and deployment of its digital certificate solutions and associated trust services. In addition, the Company intends to maintain its first-to-market position by applying its knowledge and experience to new products and services that the Company believes will have significant market potential.

  Leverage and Expand Strategic Relationships with Industry Leaders. The Company has established strategic relationships with industry leaders, including AT&T, BT, Cisco, McAfee Associates, Microsoft, Netscape, RSA, Security Dynamics, VeriFone and VISA. The Company believes that these relationships, as well as others that it intends to pursue, will enable the widespread deployment of the Company's Digital IDs by allowing it to capitalize on the brand recognition and broad customer bases of such strategic partners. For example, both Microsoft and Netscape have incorporated the Company's public root key in their Web browsers and feature the Company and its digital certificate solutions in their products and on their Web sites. The Company believes that this support from Microsoft and Netscape enhances market awareness of the Company and provides a powerful endorsement of the Company's digital certificate solutions and infrastructure. Certain of the Company's strategic relationships also involve joint marketing activities, which enhance the Company's ability to target large customers and expand overall brand awareness. The Company intends to pursue additional strategic relationships that the Company believes will enhance the marketing and distribution of its products and services.

  Maintain Leadership in Technology, Infrastructure and Practices. The Company has developed technical, operational and procedural expertise for the widespread implementation of secure digital certificate solutions. The Company intends to continue to enhance its technology, infrastructure and distributed product architecture to enable further operational scaleability in order to provide digital certificate solutions for a variety of industries with high volume certificate issuance requirements. In order to ensure the alignment of its technology with emerging trends, the Company actively participates in industry consortia, standards setting organizations and other trade groups. In addition, the Company is continually enhancing its internal "best practices" and controls to ensure the physical security of its facilities, maintain quality in the execution of its operations, verify the quality and consistency of its services and promote the global acceptance of its digital certificate solutions.

  Continue to Build the VeriSign Brand. The Company will continue to promote the VeriSign brand as synonymous with trusted and secure communications and commerce over IP networks. In order to accelerate the acceptance and penetration of its digital certificate solutions, the Company has developed joint marketing relationships with brand leaders such as BT, Microsoft, Netscape, VeriFone and VISA and intends to pursue additional relationships with entities whose brands are well known and widely respected. The Company also utilizes a variety of marketing programs to promote market awareness of the Company and promote the VeriSign brand.

  Expand Global Marketing and Distribution. The Company will continue to expand its global marketing and distribution efforts to address the range of markets and applications for digital certificate solutions. The Company intends to add direct sales personnel and expand indirect channels, both domestically and internationally. The Company also plans to leverage its technology infrastructure to establish Digital ID Centers in appropriate international markets. The Company believes that this strategy affords the opportunity to create an international network of digital certificate providers operating under common technology, operations and legal practices to provide a standard for global interoperability.

PRODUCTS AND SERVICES

  The Company provides a comprehensive line of digital certificate solutions that are designed to enable trusted and secure communications and commerce over IP networks. All of these solutions and services are based upon the Company's WorldTrust software architecture, scaleable operations infrastructure and comprehensive security and trust practices. See "-- Technology and Architecture," "--Infrastructure" and "--Security and Trust Practices."

  The following table illustrates the range of the Company's products:

                               VERISIGN                                       END-USER
     MARKET/CATEGORY       PRODUCT/SERVICE              DESCRIPTION           LIST PRICE*
 Internet IDs
 Client Digital          Universal Digital    Digital certificates for        $9.95-$29.95
  Certificates           IDs                  individuals for secure e-mail,  per year
                                              access control and password
                                              replacement
 Server Digital          Server Digital IDs   Digital certificates for        $249-$1,195
  Certificates                                organizations' Web sites for    per year
                                              encrypted server operations
 Content Signing         Software Developer   Digital certificates for        $20-$400
 Digital Certificates    Digital IDs          software developers, content    per year
                                              publishers and distributors
                         Channel Signing      for authenticated software and
                         Digital IDs          content distribution
----------------------------------------------------------------------------------------------
 Enterprise and
  Electronic
  Commerce
 Enterprise Solutions    VeriSign OnSite      Turn-key digital certificate    $5,000-$50,000
                                              solutions for managed IP        per year
                                              network applications for a
                                              wide range of mid-sized to
                                              large enterprises
 Integrated Electronic   VeriSign V-Commerce  Customized solutions for        $50,000-$500,000
 Commerce Solutions                           Fortune 1000 companies and Web  per year
                                              sites with very large customer
                                              or user bases
 SET Certificate         VeriSign SET         Managed solutions for card      $50,000-$500,000
  Solutions                                   brands, banks and payment       per year
                                              processors

* The Company typically receives a percentage of the end-user list price for Internet IDs that are sold through the Company's distribution channels. The terms and conditions for the Company's enterprise, integrated electronic commerce and SET certificate solutions, including sales prices and discounts from list prices, may be negotiated in individual transactions based on certificate volumes, associated services and required customization and thus may vary from customer to customer.

  The Company derived approximately one-half of its revenues in 1997 from Internet IDs, principally Server Digital IDs for businesses, and approximately one-third of its revenues in 1997 from enterprise and electronic commerce products. There can be no assurance that the Company will be able to continue to increase its revenues from these sources or that these products and services will achieve widespread market acceptance. See "Risk Factors--Limited Operating History; History of Losses and Anticipation of Future Losses" and "--No Assurance of Market Acceptance for Digital Certificates and the Company's Products and Services."

  INTERNET IDS

  The Company issues Internet IDs directly to individuals and organizations engaged in communications and commerce over the Internet. These Internet IDs allow individuals, organizations and software developers to protect the privacy and integrity of their communications by establishing the identity, authority or privilege of the parties involved to avoid impersonations or identity "spoofing" and malicious security breaches. Since its inception, the Company has issued over 2.0 million of its Digital IDs for individuals and over 40,000 of its Digital IDs for Web sites. The purchase of a Digital ID allows the customer to use the Digital ID for a limited period of time, generally 12 months. After this period, the Digital ID must be renewed for continued usage by the customer. The Company has also established a warranty protection program, the NetSure Protection Plan, that provides warranty coverage to its customers at varying levels up to $250,000 in the event of economic loss due to the theft, impersonation, corruption or loss of an Internet ID. VeriSign has insured itself against losses under such coverage with United States Fidelity and Guaranty Company.

  Client Digital Certificates. VeriSign's Universal Digital IDs are issued directly to individuals to enable users to exchange digitally signed and encrypted e-mail using the S/MIME protocol. Universal Digital IDs can also be used to replace passwords for more convenient access to and enhanced security of Web sites.

  The Company currently offers two versions of Universal Digital IDs and plans to offer a third version in the second half of 1998. These versions are differentiated principally by the subscriber identity authentication procedures and due diligence performed by the Company prior to issuance and the amount of NetSure warranty protection provided:

    Universal Digital ID-Class 1. Class 1 Universal Digital IDs are the class of Universal Digital ID most commonly issued by the Company. The Company issues a Class 1 Universal Digital ID after authenticating a user's e-mail address by providing an activation code, via e-mail, that can be used to download the digital certificate from VeriSign's Web site. Class 1 Universal Digital IDs have NetSure warranty protection of $1,000. The Company offers a Class 1 Universal Digital ID for free on a 60-day trial basis, but the trial version does not include replacement, revocation, NetSure warranty protection or other related digital certificate services. To date, substantially all of the Class 1 Universal Digital IDs have been issued without charge on a trial or promotional basis.

    Universal Digital ID-Class 2. The Company issues a Class 2 Universal Digital ID after authenticating a user's personal identity by matching personal information provided by the user with information contained in established third-party consumer credit databases. To date, the Company has issued Class 2 Universal Digital IDs primarily to North American residents. Class 2 Universal Digital IDs have NetSure warranty protection of up to $25,000.

    Universal Digital ID-Class 3. VeriSign expects to introduce a Class 3 Universal Digital ID in the second half of 1998. A Class 3 Universal Digital ID will be issued after authentication of a user's identity through personal presence verification by VeriSign or one of its certified agents or affiliates. The Company anticipates that Class 3 Universal Digital IDs will have NetSure warranty protection of up to $50,000.

  Server Digital Certificates. The VeriSign Server Digital ID product line enables organizations to implement and operate secure Web sites using the SSL or S/MIME protocols in order to establish authenticated and private communications and commerce on IP networks. Prior to issuing a Server Digital ID, VeriSign establishes the authenticity of a Web site through a series of background checks that corroborate an organization's authority to do business under a given business name, as well as its right to operate a server with a specific domain name or URL. These procedures protect an organization against another server "spoofing" its site and also allows site visitors to establish the site's authenticity. VeriSign's Server Digital IDs enable an individual's Web browser to verify a Web site's identity automatically by checking the site's Server Digital ID. Once this authentication has occurred, an encrypted session based on SSL or the S/MIME messaging protocol can commence. These private communications sessions are virtually impenetrable by external parties, thereby protecting sensitive information from unauthorized access.

  The Company currently offers four versions of its Server Digital IDs, differentiated by the target application of the server that hosts the Server Digital ID. The Company provides NetSure warranty protection of up to $100,000 on each Secure Server ID, Global Server ID and Financial Server ID and up to $250,000 on each EDI Server ID.

    Secure Server ID. VeriSign Secure Server IDs enable Web sites to implement SSL security features for transactions and communications conducted between their Web servers and individual end users. A Secure Server ID can also be used in conjunction with a Universal Digital ID to restrict access to account information and content on a server hosted on an IP network. The Company's public root key is embedded in more than 40 server software applications.

    Global Server ID. VeriSign Global Server IDs enable organizations to establish worldwide 128-bit encrypted SSL sessions using Netscape Communicator or appropriately configured Microsoft Internet Explorer software. Global Server IDs are available for use by U.S. corporations and U.S. and foreign banks approved by the United States Department of Commerce Bureau of Export Administration. VeriSign Global Server IDs are currently the only commercially available server digital certificates for Netscape and Microsoft products that utilize 128-bit encryption and can be used by approved organizations on a global basis.

    Financial Server ID. VeriSign Financial Server IDs are intended for use with financial applications using the Open Financial Exchange specification developed by Microsoft, Intuit Inc. ("Intuit") and CheckFree Corporation. Financial Server IDs are used by financial institutions for authentication of their Web servers and to enable the secure exchange of data between these organizations and customers engaged in home banking, brokerage and insurance services on the Internet. The Company's financial server public root key is embedded in Intuit's Quicken product and will be embedded in the next version of Microsoft Money.

    EDI Server ID. VeriSign EDI Server IDs are intended for organizations or individuals who participate in large online trading networks and who wish to engage in secure communications. EDI Server IDs ensure the integrity of messages, allow encrypted messages to be sent using a variety of EDI standards and enable messages to be digitally signed to ensure nonrepudiation. The Company's public root key is embedded in the Actra ECXpert product and other EDI applications.

  Content Signing Digital Certificates. The VeriSign content signing digital certificate product line enables content providers, publishers and vendors to digitally sign their content or distribution channels in order to ensure the authenticity and integrity of content delivered to end users. All of the Company's content signing digital certificates have NetSure warranty protection of between $25,000 and $50,000.

  The Company currently offers three versions of its content signing digital certificates, differentiated principally by the subscriber identity authentication procedures and due diligence performed by the Company prior to issuance and the amount of NetSure warranty protection provided:

    Individual Software Developer Digital ID. Individual Software Developer Digital IDs are issued after VeriSign authenticates the identity of an individual software publisher through the use of established third- party consumer credit and other databases.

    Commercial Software Developer Digital ID. Commercial Software Developer Digital IDs are issued after VeriSign authenticates the identity of a commercial software publisher by using registered credentials and online commercial databases to verify the company's identity.

    Both the Individual Software Developer Digital IDs and the Commercial Software Developer Digital IDs are designed for use by software developers that wish to digitally sign and distribute code electronically via the Internet, including ActiveX controls under the Microsoft Authenticode program or JAVA code in conjunction with the Netscape object signing technology.

    Channel Signing Digital ID. Channel Signing Digital IDs authenticate a distribution channel for software and content that is automatically distributed or "pushed" via IP networks using an application such as Marimba's Castanet, by authenticating that the software or content is from the indicated source and establishing that the software or content has not been tampered with or modified while en route over IP networks.

  ENTERPRISE AND ELECTRONIC COMMERCE

  The Company offers a broad range of turn-key and custom solutions tailored to meet the specific needs of companies, government agencies and other organizations that wish to issue digital certificates to customers, employees, trading partners or citizens. The Company's enterprise and electronic commerce solutions can be used for a variety of applications, including: controlling access to sensitive data and account information; facilitating and protecting online payment card transactions; enabling digitally signed e-mail; or creating an electronic trading community. These solutions give customers the option of issuing private label digital certificates, which have limited use within their intranets and extranets, or VeriSign Digital IDs, which are interoperable with IP network applications enabled with the Company's public root key and can be customized to include customer-specified data.

  Enterprise and electronic commerce solutions vary based on the nature and complexity of the application, the degree of control customers desire to maintain, and the degree of operational responsibility customers wish to delegate. The modularity of the Company's WorldTrust architecture allows certain functions of the certification process, such as registration, authentication, issuance, revocation, renewal or replacement, to be deployed at customer sites while maintaining a link to VeriSign's Digital ID Centers for back-end processing. As a result, customers enjoy significant time-to-market and cost reduction benefits by leveraging the Company's trusted, scaleable infrastructure with complete certificate lifecycle management, high-speed servers, redundant telecommunications, data storage and daily back-up, full disaster recovery, availability of 24 hour x 7 day customer service and rigorous network and physical security.

  VeriSign OnSite. VeriSign OnSite combines the ease of use and low entry cost of a turn-key software product with the flexibility and scaleability of a fully managed service. VeriSign OnSite targets mid- to large-scale companies and government agencies that wish to set up and administer their own digital certificate solutions using VeriSign's trusted infrastructure. VeriSign OnSite provides browser-based software for front-end processing complete with configuration wizards, enrollment templates, authentication and administration tools, directory files and a secure link to the Company's Digital ID Centers for back-end processing. VeriSign OnSite provides several key benefits, including complete control over configuration, quick deployment, low cost and flexibility. VeriSign OnSite can be downloaded from one of the Company's Digital ID Centers or sold through one of the Company's direct or indirect sales channels and is priced on an annual subscription basis for a fixed quantity of digital certificates.

  VeriSign V-Commerce. VeriSign V-Commerce is a comprehensive, custom solution that enables large-scale electronic commerce activities on IP networks, such as virtual storefronts, electronic subscription services, content delivery and information access and broadcast. VeriSign V-Commerce targets Fortune 1000 companies, financial institutions and large government agencies with high-volume digital certificate issuance and management requirements. VeriSign V-Commerce solutions involve special set-up and consulting services to support the development and installation of custom digital certificate formats, subscriber services, authentication interfaces, administration tools and root keys. VeriSign V-Commerce solutions also support the deployment of certain of the digital certificate service functions at the customer's site or remote offices to allow for maximum control and flexibility. VeriSign V-Commerce enables companies and government agencies to realize the full potential of IP networks as a medium for trusted and secure communications and commerce by relying on the Company to develop, deploy and administer a large scale digital certificate implementation. VeriSign V-Commerce terms are negotiated based on the annual volume of digital certificates, associated services and customization required.

  VeriSign SET. VeriSign SET is an electronic commerce solution targeted at certified banks, payment processors or major credit card brands to enable cardholders, merchants and payment gateways to enroll for and obtain digital certificates for use with the SET specification without the expense of developing and hosting a custom digital certificate solution. The SET specification was developed by an industry consortium, including MasterCard and VISA, to enable secure payments and purchases over IP networks. SET digital certificates are used to identify the identity of participants in a SET transaction. The Company delivers SET services directly to certified banks or payment processors and to banks on behalf of major credit card brands, including Air Travel Card, Diner's Club, MasterCard, NOVUS/Discover and VISA. There are currently approximately 100 VISA member banks that are using VeriSign SET solutions in pilot programs.

  SERVICES

  In addition to its broad set of digital certificate solutions, the Company also provides, or intends to provide, a range of services that augment its solutions with added value or trust functionality. These services include:

  Professional Consulting Services. The Company employs experts in cryptography and digital certificate management who offer consulting and training services to organizations implementing digital certificate solutions. VeriSign's professional services group provides a variety of design, development and implementation services, including interfacing with existing applications and databases, consulting on policies and procedures related to the management and deployment of digital certificates and the selection of related software and hardware (e.g., smart cards and readers) to complement a digital certificate solution. These consulting and training services are billed on a time and materials basis.

  Key Generation Ceremonies. For larger organizations wishing to establish customized storage of their digital certificate root keys as well as an auditable record of the root key generation process, the Company provides a custom "key generation ceremony" as part of its setup services, complete with videography, dedicated hardware and secret key sharing among trusted parties. These key generation services provide an added measure of security and an audit trail for the issuance and management of digital certificates.

  Status Services. The Company has currently developed services that will support real-time confirmation of the status of a particular digital certificate used in specific applications by providing a digitally signed receipt acknowledging "good," "revoked" or "unknown" status of a digital certificate to the requesting party. The Company currently uses a real-time status service to support Microsoft's Authenticode program. The Company expects to broaden the use of status services to other digital certificate markets during the first half of 1998.

  Time Stamping Services. The Company offers a time stamping service that allows software developers to add a verifiable time and date stamp to software content that they digitally sign with their Software Developer Digital IDs. The Company is currently developing time stamping services for a variety of other applications.

  Warranty and Insurance Plans. To extend its NetSure Protection Plan offerings, the Company is developing programs to make insurance products available to its enterprise and electronic commerce customers so that these customers can purchase insurance from third-party insurers to cover losses resulting from the use of digital certificates on both a per certificate and per transaction basis.

CUSTOMERS AND MARKETS

  VeriSign's target customers for its enterprise and electronic commerce digital certificate solutions include consumers, government agencies, financial institutions, content providers and other organizations requiring trusted and secure communications and commerce over IP networks. The following examples illustrate how certain organizations use VeriSign's digital certificate solutions:

  Credit Cards. VISA wants to promote the use of its cards as the preferred payment method for purchases over the Internet. To accomplish this goal, it must give consumers the confidence to use their account numbers safely over the Internet while reducing the potential for losses due to fraud. VISA has adopted the SET protocol, which dictates the use of digital certificates for all parties involved in transactions, including cardholders, merchants, issuing banks, acquiring banks and payment gateways. VISA chose VeriSign to provide SET digital certificate solutions to, and on behalf of, its member banks. The benefits that VISA and its member banks expect to receive include increased use of the card for purchases over the Internet, increased customer loyalty and a reduction in losses due to credit card fraud. VISA currently is conducting a pilot program with a number of member banks using VeriSign SET solutions and anticipates full scale deployment of the program in 1998.

  Banking. NationsBank wants to provide secure services such as home banking, commercial banking and credit card purchases to its business and consumer clients over the Internet. VeriSign will provide 128-bit Server Digital IDs and bank-branded client digital certificates for home and commercial banking as well as VeriSign SET digital certificates for NationsBank's credit card holders. The benefits that NationsBank expects to receive include improved customer service, reduced service costs and broader geographic reach. NationsBank is currently utilizing VeriSign's 128-bit Server Digital IDs for home banking and commercial banking and anticipates offering bank-branded client digital certificates and VeriSign SET digital certificates in mid-1998.

  VISA accounted for approximately 21% and 14% of the Company's revenues for 1996 and 1997, respectively. VISA also accounted for 13% and 11% of the Company's accounts receivable as of December 31, 1996 and 1997, respectively. In addition, two other customers, a South African systems integrator and a financial services provider, accounted for approximately 28% and 13%, respectively, of accounts receivables as of December 31, 1996 and one other customer, a network equipment provider, accounted for approximately 13% of accounts receivable as of December 31, 1997.

TECHNOLOGY AND ARCHITECTURE

  The Company employs a modular set of software applications and toolkits, which collectively make up its proprietary WorldTrust architecture, as the core platform for all of its digital certificate solutions. The modular design of the WorldTrust architecture enables the Company's digital certificate services to be distributed over one or many co-located or dispersed computer systems, allowing certain functions of the certification process, such as registration, authentication, issuance, revocation, renewal or replacement, to be deployed at customer or affiliate locations while maintaining a secure and reliable link to one of the Company's Digital ID Centers for back-end processing. These modules can also be replicated in order to handle increased volumes of digital certificates. Digital certificate service modules incorporated in the WorldTrust architecture include:

  Subscriber Services Module. The subscriber services module supports requests for digital certificate issuance, revocation, renewal and replacement. Software toolkits are provided to permit rapid customization and integration of digital certificate services with a customer's business-specific Web-based solutions.

  Authentication Services Module. The authentication services module supports manual, automated and delegated authentication of subscribers by designated sources prior to certificate issuance. Software toolkits and APIs are provided to allow for integration with various process models and database systems.

  Administration and Support Modules. The administration and support modules provide lifecycle services such as digital certificate revocation, renewal and reissuance, as well as a customer support knowledge base to facilitate general reporting of CA activity and Web-based and e-mail-based support of customers and end users.

  Directory Services Module. The directory services module utilizes database applications typically hosted at one of the Company's Digital ID Centers to support the storage of and access to digital certificates and associated information for a particular customer. Enterprise and electronic commerce customers can also download updated copies of their directory information to their systems.

  Service Control Module. The service control module is hosted at one of the Company's Digital ID Centers and acts as a gatekeeper, decoding and routing all certificate service requests based on customer type, application type, security protocol, authentication policies, certificate content and billing rules. This module utilizes a proprietary, data-driven programming model to define each service and dispatch the appropriate control and error commands to other modules.

  Certificate Processing Module. The certificate processing module is hosted at one of the Company's Digital ID Centers and creates digital certificates with digital signatures on each certificate, delivers certificates to subscribers and stores a copy of each digital certificate for archive, audit and directory purposes.

INFRASTRUCTURE

  The Company believes that its highly reliable and scaleable operations infrastructure represents a strategic advantage in providing digital certificate solutions. The Company's Digital ID Centers are located in Mountain View, California and Kawasaki, Japan. These centers operate on a 24 hour x 7 day basis, and support all aspects of issuance and management of digital certificates as well as delivery of related digital certificate services. By leveraging the Company's WorldTrust architecture, certain functionality of the Company's Digital ID Centers can be distributed in optimum configurations based on customer requirements for availability and capacity. Key features of the Company's infrastructure include:

  Distributed Servers. The Company deploys a large number of high-speed servers to support capacity and availability demands. Additional servers can be added to support increases in certificate volumes, new services introductions, new customers and higher levels of redundancy without service interruptions or response time degradation. The WorldTrust architecture provides automatic fail-over, load balancing and threshold monitoring on critical servers.

  Advanced Telecommunications. The Company deploys redundant telecommunications and routing hardware and maintains high-speed connections to multiple ISPs and throughout its internal network to ensure that its mission critical services are readily accessible to customers at all times.

  Network Security. The Company incorporates advanced architectural concepts such as protected domains, restricted nodes and distributed access control in its system architecture. The Company has also developed proprietary communications protocols within and between the WorldTrust architecture modules that it believes can prevent most known forms of electronic attacks. In addition, the Company employs the latest network security technologies including firewalls and intrusion detection software, and contracts with security consultants who perform periodic attacks and security risk assessments. The Company will continue to evaluate and deploy new technological defenses as they become available. See "Risk Factors--System Interruption and Security Breaches."

  Call Center and Help Desk. The Company provides a wide range of customer support services through a phone-based call center, e-mail help desk and Web-based self-help system. The Company's call center is staffed from 8 a.m. to 5 p.m. PST and employs an Automated Call Director system. The Web-based support services are available on a 24 hour x 7 day basis. E-mail support utilizes customized auto response systems to provide self-help recommendations and a staff of trained customer support agents.

  Disaster Recovery Plans. Although the Company believes its operations facilities are highly resistant to systems failure and sabotage, it has developed, and is in the process of implementing, a disaster recovery and contingency operations plan and has an agreement with Comdisco Corporation to provide replication of customer data, facilities and systems at another site so that its main services can be re-instated within 24 hours of a failure. In addition, all of the Company's digital certificate services are linked to advanced storage systems that provide data protection through techniques such as mirroring and replication. See "Risk Factors--System Interruption and Security Breaches."

SECURITY AND TRUST PRACTICES

  The Company believes that its perceived level of trustworthiness as a CA will continue to be a significant determining factor in the acceptance of the Company's digital certificate solutions. The Company believes that its reputation as a trusted party will be based, to a large extent, on both the security of its physical infrastructure and the special practices used in its operations. The Company's Digital ID Centers include state-of-the-art physical and network security. The Company also seeks to take a leading role in defining and adhering to industry-endorsed trust practices and procedures, which the Company believes are also critical to establishing its perceived trustworthiness as a CA. The Company has invested significant capital and human resources in its security and practices including:

  Employees. The Company uses stringent hiring and personnel management practices for all operations and certain engineering personnel as well as all executive management. The Company utilizes a licensed private investigation firm to conduct background checks into potential employees' criminal and financial histories and conducts periodic investigations of such personnel on an ongoing basis.

  Security Monitoring Systems. The Company has sophisticated access control and monitoring systems that help prevent unauthorized access to secure areas and provide 24 hour x 7 day monitoring and logging of activities within its facilities. These systems include electronic key and biometric access control devices, video monitoring and recording devices, deployment and automatic arming of motion detectors, glass breakage detectors and remote alarm system monitoring.

  Site Construction. The Company's Digital ID Centers have been built using construction techniques modeled after U.S. Army specifications for facilities accredited to handle classified information and contain a robust set of physical and environmental defenses. These defenses include double layer, slab-to-slab wall design, self-closing and locking metal doors at all secure entrances, man traps, tamper proof enclosures for cryptographic materials and fire prevention systems.

  Back-up Power Systems. The Company has invested in back-up power systems that automatically activate in the event of a failure in its primary power sources. These include uninterruptible power supply systems and a diesel generator and fuel supply. To ensure reliability, these systems are tested on a periodic basis.

  Audits. The Company's Practices and External Affairs Department periodically performs, and retains accredited third parties to perform, audits of its operational procedures under both internally-developed procedures and externally-recognized standards.

  Practices. The Company's Practices and External Affairs Department is responsible for the development of the Company's practices for issuing and managing digital certificates. These practices are set forth in the Company's Certification Practice Statement, which the Company provides in order to assure potential customers and strategic partners as to the trustworthiness of the Company's digital certificate solutions. The Practices and External Affairs Department is also responsible for the Company's accountability and security controls and regularly monitors all aspects of the Company's Digital ID Centers.

  Policy Making Activities. The Practices and External Affairs Department also takes a leading role in a variety of organizations that are defining standards for trusted and secure communications and commerce over IP networks. For example, the Company actively participates in the United Nations Commission on International Trade Law, which created the United Nations Model Law on Electronic Commerce, the American Bar Association's Information Security Committee, Section of Science and Technology, which has drafted digital signature guidelines, the International Chamber of Commerce ETERM Working Party, which is chaired by the Company's Vice President of Practices and External Affairs, and the U.S. State Department Advisory Committee on Electronic Commerce.

VERISIGN JAPAN

  In February 1996, the Company formed VeriSign Japan in order to market and deliver its digital certificate solutions in Japan. VeriSign Japan has built and operates a secure Digital ID Center in Kawasaki, Japan, maintains sales and marketing, engineering and administrative staffs and offers customer support services, thus enabling it to provide the Company's digital certificate solutions to the Japanese market. As of December 31, 1997, VeriSign Japan had 23 employees. In 1996 and 1997, additional strategic investors acquired 49.5% of the outstanding capital stock of VeriSign Japan. These investors included the following: The Long Term Credit Bank of Japan, Ltd.; Matsushita Graphic Communication Systems Co., Ltd.; Mitsubishi Corporation; NEC Corporation; Nippon Investment & Finance Co., Ltd.; Nippon Steel Corporation; NISSHO IWAI Corporation; NTT Data Corporation; NTT Electronics Corporation; NTT PC Communications, Inc.; The Sakura Bank, Limited; The Sanwa Bank, Limited; Sharp Corporation; SOFTBANK Corporation; Sony Corporation; The Sumitomo Credit Service Co., Ltd.; The Sumitomo Trust and Banking Company, Limited; and Toshiba Corporation.

STRATEGIC RELATIONSHIPS

  The Company has established strategic relationships with leading companies across a number of industry segments, including AT&T, BT, Cisco, Microsoft, Netscape, SecureOne (a consortium of McAfee Associates, RSA and Security Dynamics), Security Dynamics, VeriFone and VISA.

  AT&T. The Company has entered into an agreement with AT&T that will enable AT&T to offer VeriSign's digital certificates in conjunction with AT&T's Internet services. AT&T plans to act as a certificate authority and issue digital certificates under the AT&T brand beginning in 1998.

  British Telecommunications plc. BT plans to issue digital certificates and to provide a range of digital certificate services for secure Internet access and electronic commerce under a license from VeriSign. Certain of these services will be available in the Spring of 1998. With support from VeriSign, BT plans to establish a certificate authority in the United Kingdom, and both companies plan to collaborate to develop legal practices and policies to gain and maintain compliance with United Kingdom and European-based regulations and standards as they emerge.

  Cisco. The Company has developed a custom software product to provide digital certificate functionality in Cisco-based intranet environments. As a result, intranets utilizing Cisco products will support applications that rely on VeriSign digital certificates for authentication and network management. The Company and Cisco also engage in a variety of joint marketing efforts. Cisco is a stockholder of the Company.

  Microsoft. The Company works with Microsoft to develop, promote and distribute a variety of client-based and server-based digital certificate solutions and has been designated as the preferred provider of digital certificates for Microsoft customers. The Company's public root key has been embedded in Microsoft's Internet Explorer since version 3.0, and users can easily enroll for VeriSign's Universal Digital IDs through this product. The Company also provides Server Digital IDs for Microsoft's Internet Information Server product. The Company and Microsoft also jointly promote a set of technologies and security policies for the secure authentication and distribution of software over the Internet and engage in other joint marketing activities. Microsoft is a 5% stockholder of the Company.

  Netscape. The Company works with Netscape on a variety of technology projects and joint marketing activities. The Company's public root key has been embedded in Netscape's Navigator since version 2.0 and in Netscape's Communicator since version 4.0. The Company also has an agreement with Netscape through February 1998 which provides that Netscape will exclusively feature the Company as the premier provider of digital certificates on the Netscape Web site and also provides for the Company to have a first right of participation for any new Netscape products incorporating digital certificate technology. Enrollment for free, limited-use versions of the Company's Universal Digital IDs is integrated into the registration process of Netscape's Netcenter online service and users of Netscape browsers can easily enroll for standard VeriSign Universal Digital IDs through these products. Netscape SuiteSpot and SuiteSpot with 128-bit encryption capabilities can also utilize the Company's Server Digital IDs. The Company also supports Netscape's object signing technology, enabling software developers to digitally sign Java and JavaScript objects in order to authenticate the developer's identity and assure end users that the downloaded objects have not been tampered with or modified.

  SecureOne. The Company, McAfee Associates, RSA and Security Dynamics are jointly developing the SecureOne framework, which is designed to provide enterprises with a platform for developing and maintaining secure networks that link anti-virus, authentication, encryption and digital certificate technologies. The SecureOne framework will integrate the programming interfaces of McAfee Associates' Virus Interface for Protective Early Response, Security Dynamics' Enterprise Security Services ("ESS") architecture, RSA's digital signature, cryptographic, messaging and transaction security engines and a VeriSign software developer toolkit to enable digital certificate functionality in secure applications. The companies have also agreed to integrate their security technologies through a series of cross-licensing agreements, and, as a result, the Company's Class 1 Universal Digital IDs are being issued on a trial basis to users of McAfee Associates' VirusScan Security Suite. Security Dynamics, together with its wholly-owned subsidiaries, is the largest stockholder of the Company.

  Security Dynamics. The Company has entered into an agreement with Security Dynamics under which Security Dynamics will incorporate custom digital certificate technology developed by VeriSign into Security Dynamics' ESS architecture, which is used in certain of Security Dynamics' security solutions. Security Dynamics has also agreed to be a reseller of the Company's VeriSign OnSite product. The Company believes that Security Dynamics is a market leader in enterprise security and that, by including VeriSign technology and products in Security Dynamics' products, the Company will have a broader potential market for its digital certificate solutions. Security Dynamics, through a controlled entity, is the largest stockholder of the Company. See "Certain Transactions" and "Principal Stockholders."

  VeriFone. The Company and VeriFone have executed a term sheet which provides that VeriFone will become a reseller of the Company's SET services and Server Digital ID products in connection with VeriFone's Internet payment solutions. In addition, VeriFone has agreed to promote VeriSign as the preferred provider of SET digital certificate services to its current and prospective customers and to use its best efforts to position the Company as a premier provider of SET and non-SET digital certificate services for use by Hewlett-Packard and its affiliated entities. VeriFone has also agreed to engage in a variety of joint marketing activities with the Company. Hewlett-Packard, VeriFone's parent company, is a stockholder of the Company.

  VISA. The Company has an agreement with VISA under which the Company provides SET digital certificate solutions to VISA on behalf of its member banks enabling them to offer branded SET-compliant digital certificates to their cardholders and merchants. To date, approximately 100 member banks worldwide are using VeriSign SET solutions in pilot programs. VISA is a 6% stockholder of the Company. See "Certain Transactions" and "Principal Stockholders."

MARKETING, SALES AND DISTRIBUTION

  MARKETING

  The Company utilizes a variety of marketing programs to increase brand awareness. In addition to joint marketing arrangements, the Company also engages in a variety of direct marketing programs that are focused on owners of Web servers, home and business PC users and enterprise professionals in mid-sized and large organizations. The Company addresses these customers through outbound e-mail, telemarketing and printed mail campaigns to stimulate product trial, purchase and usage. The Company also uses banner ads that link to the Company's Web site, participates in industry-specific events, trade shows, executive seminars, industry association activities and various national and international standards bodies.

  SALES AND DISTRIBUTION

  The Company markets its digital certificate solutions worldwide through multiple distribution channels. To date, direct sales and Internet sales have accounted for a substantial majority of the Company's revenues. The Company has recently begun to market its digital certificate solutions through other distribution channels, including telesales, VARs, systems integrators and OEMs.

  Internet Sales. The Company distributes many of its products through its Web sites. The Company believes that Internet distribution is particularly well-suited for sales of certain of its enterprise solutions and Internet IDs and can be used to serve a large number of Internet users from multiple countries. The Company also utilizes its Web site to assist in disseminating product information and in generating product leads and trials for a number of its products and services.

  Direct Sales. The Company's direct sales force targets mid-sized and large corporations, financial institutions, commercial Web sites and federal and state government agencies. The Company believes that these organizations have a substantial installed base of PCs, Web servers, IP networks and high-speed access to the Internet and are most likely to be able to benefit quickly from the use of digital certificates. The direct sales force also targets international organizations that the Company believes are the most suitable to act as VeriSign affiliates. In certain instances, the Company's direct sales force works with complementary VARs, hardware OEMs and systems integrators to deliver complete solutions for major customers. As of December 31, 1997, the Company had 26 direct sales and sales support personnel. The Company maintains sales offices and personnel in California, Illinois, Maryland, Massachusetts, New York and Japan.

  Telesales. The Company currently outsources its telemarketing operations to a third party for use in customer prospecting, lead generation and lead follow-up. This marketing activity qualifies leads for further follow up by the direct sales force or resellers or leads the prospect to VeriSign's Web site so that the prospect can access information or enroll for enterprise or electronic commerce solutions. The Company anticipates taking its telemarketing operations in-house in the first half of 1998.

  VARs and Systems Integrators. The Company works with VARs and systems integrators to package and sell its enterprise and electronic commerce solutions and Internet IDs. The Company also has a VeriSign Business Partner Program that allows leading ISPs to offer VeriSign Server Digital IDs as an integral part of their secure Web site hosting services. Current members of this program include AOL Primehost, Epoch Internet, Hiway Technologies, Internet Servers, Inc., pcbank.net and PSINET, Inc.

  OEMs. The Company provides technology and products for certificate management to OEMs, which integrate the technology and products with value-added software or service offerings and sell the bundled solution to end user customers. Cisco and Security Dynamics have OEM relationships with the Company. See "--Strategic Relationships."

  International. The Company intends to market its products and services to international markets directly over the Internet and through resellers and affiliate relationships. The Company markets its products and services in Japan through VeriSign Japan, which maintains a secure Digital ID Center in Kawasaki, Japan, and employed 23 persons as of December 31, 1997. Revenues of VeriSign Japan and from other international customers accounted for less than 10% of revenues through 1996 and for approximately 13% of revenues for 1997. See "-- VeriSign Japan."

RESEARCH AND DEVELOPMENT

  The Company believes that its future success will depend in large part on its ability to continue to maintain and enhance its current technologies, products and services. To this end, the Company leverages the modular nature of its WorldTrust software architecture to enable it to rapidly develop enhancements to its WorldTrust software and to deliver complementary new products and services. In the past, the Company has developed products and services both independently and through efforts with leading application developers and major customers. The Company has also, in certain circumstances, acquired or licensed technology from third parties, including public key cryptography technology from RSA. Although the Company will continue to work closely with developers and major customers in its product development efforts, it expects that most of its future enhancements to existing products and new products will be developed internally.

  The Company has several significant projects currently in development. These include the continued enhancement of the WorldTrust architecture and associated software toolkits to broaden functionality and provide additional packaging and integration options and the development of new services such as real-time status checking, secure timestamping and smart card personalization.

  As of December 31, 1997, VeriSign had 46 employees dedicated to research and development. The Company also employs independent contractors for documentation, usability, artistic design and editorial review. Research and development expenses were $642,000, $2.1 million and $5.2 million for the period from April 12, 1995 (inception) to December 31, 1995, 1996 and 1997, respectively. To date, all development costs have been expensed as incurred. The Company believes that timely development of new and enhanced products and technology are necessary to remain competitive in the marketplace. Accordingly, the Company intends to continue recruiting and hiring experienced research and development personnel and to make other investments in research and development.

  The market for digital certificate products and related services is an emerging market characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging nature of this market and its rapid evolution will require that the Company continually improve the performance, features and reliability of its products and services, particularly in response to competitive offerings and that it introduce new products and services or enhancements to existing products and services as quickly as possible and prior to its competitors. The success of new product introductions is dependent on several factors, including proper new product definition, timely completion and introduction of new products, differentiation of new products from those of the Company's competitors and market acceptance of the Company's new products and services. There can be no assurance that the Company will be successful in developing and marketing new products and services that respond to competitive and technological developments and changing customer needs. The failure of the Company to develop and introduce new products and services successfully on a timely basis and to achieve market acceptance for such products and services could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the widespread adoption of new Internet, networking or telecommunication technologies or standards or other technological changes could require substantial expenditures by the Company to modify or adapt its products and services. To the extent that a specific method other than digital certificates is adopted to enable trusted and secure commerce and communications over IP networks, sales of the Company's existing and planned products and services will be adversely affected and the Company's products and services could be rendered unmarketable or obsolete, which would have a material adverse effect on the Company's business, operating results and financial condition. The Company believes there is a time-limited opportunity to achieve market share, and there can be no assurance that the Company will be successful in achieving widespread acceptance of its products and services or in achieving market share before competitors offer products and services with features similar to the Company's current offerings. Any such failure by the Company could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Rapid Technological Change; New Product and Services Introductions."

CUSTOMER SUPPORT

  The Company believes that a high level of customer support for commerce and enterprise customers as well as end users of digital certificates is necessary to achieve acceptance of its digital certificates and related products and services. The Company provides a wide range of customer support services through a staff of customer service personnel, call center, e-mail help desk and a Web-based self-help system. Since it introduced its first products over two years ago, the Company has developed a substantial knowledge base of customer support information based on its customer interactions and believes that this offers the Company a competitive advantage. The Company's call center is staffed from 8 a.m. to 5 p.m. PST and employs an Automated Call Director system to provide self-help services and, if necessary, to route support calls to available support personnel. The Company also offers Web-based support services that are available on a 24 hour x 7 day basis and that are frequently updated to improve existing information and to support new services. The Company's e-mail customer support service utilizes customized auto response systems to provide self-help recommendations and also utilizes a staff of trained customer support agents who typically respond to customer inquiries within 24 hours. As of December 31, 1997, the Company had 57 employees in its customer support organization.

  The Company also employs technical support personnel who work directly with its direct sales force, distributors and customers of its electronic commerce and enterprise solutions. The Company's annual maintenance agreements for its electronic commerce and enterprise solutions include technical support and upgrades. The Company also provides training programs for customers of its enterprise and electronic commerce solutions.

COMPETITION

  The Company's digital certificate solutions are targeted at the new and rapidly evolving market for trusted and secure communications and commerce over IP networks. Although the competitive environment in this market has yet to develop fully, the Company anticipates that it will be intensely competitive, subject to rapid change and significantly affected by new product and service introductions and other market activities of industry participants.

  The Company's primary competitors are Entrust, GTE CyberTrust and IBM. The Company also experiences competition from a number of smaller companies that provide digital certificate solutions. The Company expects that competition from established and emerging companies in the financial and telecommunications industries will increase in the near term, and that the Company's primary long-term competitors may not yet have entered the market. Netscape has introduced software products that enable the issuance and management of digital certificates, and the Company believes that other companies could introduce such products. There can be no assurance that additional companies will not offer digital certificate solutions that are competitive with those of the Company. Increased competition could result in pricing pressures, reduced margins or the failure of the Company's products and services to achieve or maintain market acceptance, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

  Several of the Company's current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company and therefore may be able to respond more quickly than the Company to new or changing opportunities, technologies, standards and customer requirements. Many of these competitors also have broader and more established distribution channels that may be used to deliver competing products or services directly to customers through bundling or other means. If such competitors were to bundle competing products or services for their customers, the demand for the Company's products and services might be substantially reduced and the ability of the Company to distribute its products successfully and the utilization of its services would be substantially diminished. In addition, browser companies that embed the Company's root keys or otherwise feature the Company as a provider of digital certificate solutions in their Web browsers or on their Web sites could also promote competitors of the Company or charge the Company substantial fees for such promotions in the future. New technologies and the expansion of existing technologies may increase the competitive pressures on the Company. There can be no assurance that competing technologies developed by others or the emergence of new industry standards will not adversely affect the Company's competitive position or render its products or technologies noncompetitive or obsolete. In addition, the market for digital certificates is nascent and is characterized by announcements of collaborative relationships involving competitors of the Company. The existence or announcement of such relationships could adversely affect the Company's ability to attract and retain customers. As a result of the foregoing and other factors, there can be no assurance that the Company will compete effectively with current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Competition."

INTELLECTUAL PROPERTY

  The Company relies primarily on a combination of copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods to protect its intellectual property and trade secrets. The Company also enters into confidentiality agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use the Company's intellectual property or trade secrets without authorization. In addition, there can be no assurance that others will not independently develop substantially equivalent intellectual property. There can be no assurance that the precautions taken by the Company will prevent misappropriation or infringement of its technology. A failure by the Company to protect its intellectual property in a meaningful manner could have a material adverse effect on the Company's business, operating results and financial condition. In addition, litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and technical resources, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company also relies on certain licensed third-party technology, such as public key cryptography technology licensed from RSA and other technology that is used in the Company's products to perform key functions. In particular, the Company has been granted a perpetual, royalty free, nonexclusive, worldwide license to distribute products it develops that contain or incorporate the RSA BSAFE and TIPEM products and that relate to digital certificate issuing software, software for the management of private keys and for digitally signing computer files on behalf of others, software for customers to preview and forward digital certificate requests to the Company, or such other products that, in RSA's reasonable discretion, are reasonably necessary for the implementation of a digital certificate business. RSA is also required to provide maintenance and technical support for these products to the Company. RSA's BSAFE product is a software tool kit that allows for the integration of encryption and authentication features into software applications and TIPEM is a secure e-mail development tool kit that allows for secure e-mail messages to be sent using one vendor's e-mail product and read by another vendor's e-mail product. There can be no assurance that these third-party technology licenses will continue to be available to the Company on commercially reasonable terms or at all, and the loss of any of these technologies could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, in the Company's current license agreements, the licensor has agreed to defend, indemnify and hold the Company harmless with respect to any claim by a third party that the licensed software infringes any patent or other proprietary right. Although these licenses are fully paid, there can be no assurance that the outcome of any litigation between the licensor and a third party or between the Company and a third party will not lead to royalty obligations of the Company for which the Company is not indemnified or for which such indemnification is insufficient, or that the Company will be able to obtain any additional license on commercially reasonable terms or at all. In the future, the Company may seek to license additional technology to incorporate in its products and services. There can be no assurance that any third party technology licenses that the Company may be required to obtain in the future will be available to the Company on commercially reasonable terms or at all. The loss of or inability to obtain or maintain any of these technology licenses could result in delays in introduction of the Company's products or services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on the Company's business, operating results and financial condition.

  From time to time, the Company has received, and may receive in the future, notice of claims of infringement of other parties' proprietary rights. There can be no assurance that infringement or other claims will not be asserted or prosecuted against the Company in the future or that any past or future assertions or prosecutions will not materially adversely affect the Company's business, operating results and financial condition. Any such claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require the Company to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all. In the event of a successful claim of product infringement against the Company and the failure or inability of the Company to develop non-infringing technology or license the infringed or similar technology on a timely basis, the Company's business, operating results and financial condition could be materially adversely affected. See "Risk Factors--Intellectual Property; Potential Litigation."

EMPLOYEES

  As of December 31, 1997, the Company had 185 full-time employees. Of the total, 55 were employed in sales and marketing, 46 in research and development, 57 in customer support, four in practices and external affairs, three in federal markets, and 20 in finance and administration. The Company has never had a work stoppage, and no employees are represented under collective bargaining agreements. The Company considers its relations with its employees to be good. The Company's ability to achieve its financial and operational objectives depends in large part upon its continuing ability to attract, integrate, retain and motivate highly qualified sales, technical and managerial personnel, and upon the continued service of its senior management and key sales and technical personnel, none of whom is bound by an employment agreement. Competition for such qualified personnel in the Company's industry and geographical location in the San Francisco Bay Area is intense, particularly in software development and product management personnel. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

  The Company's principal administrative, sales, marketing, research and development and operations facilities are located in two adjacent buildings in Mountain View, California, where they occupy approximately 44,000 square feet under leases expiring in 2001. The Company intends to obtain additional office space in 1998 contiguous to its headquarters. The Company believes that this additional space will be available and that its current facilities, together with this additional space, will be adequate to meet its needs for the foreseeable future.

  The Company also leases space for sales and support offices in Rosemont, Illinois; Linthicum, Maryland; Cambridge, Massachusetts; and Uniondale, New York. In addition, VeriSign Japan leases space in Kawasaki, Japan for its offices and Digital ID Center. The Company's success is largely dependent on the uninterrupted operation of its Digital ID Centers and computer and communications systems. See "Risk Factors--System Interruption and Security Breaches."

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information regarding the executive officers and directors of the Company as of December 31, 1997.

 NAME                               AGE POSITION
 ----                               --- --------
 D. James Bidzos (1)..............   42 Chairman of the Board
 Stratton D. Sclavos..............   36 President, Chief Executive Officer and
                                         Director
 Michael S. Baum..................   45 Vice President of Practices and
                                         External Affairs
 Ethel E. Daly....................   53 Vice President of Worldwide Operations
 Dana L. Evan.....................   38 Vice President of Finance and
                                         Administration
                                         and Chief Financial Officer
 Quentin P. Gallivan..............   40 Vice President of Worldwide Sales
 Nicholas F. Piazzola.............   51 Vice President of Federal Markets
 Arnold Schaeffer.................   34 Vice President of Engineering
 Richard A. Yanowitch.............   41 Vice President of Marketing
 Timothy Tomlinson (2)............   47 Secretary and Director
 William Chenevich (1)(2).........   54 Director
 Kevin R. Compton (2).............   39 Director
 David J. Cowan (1)...............   31 Director

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

  D. JAMES BIDZOS has served as Chairman of the Board of the Company since its founding in April 1995 and served as Chief Executive Officer of the Company from April 1995 to July 1995. He has also served as President and Chief Executive Officer of RSA since 1986. RSA was acquired by Security Dynamics in July 1996 and has been a wholly-owned subsidiary of Security Dynamics since that time. Mr. Bidzos has been an Executive Vice President and a director of Security Dynamics since its acquisition of RSA.

  STRATTON D. SCLAVOS has served as President and Chief Executive Officer and as a director of the Company since he joined the Company in July 1995. From October 1993 to June 1995, he was Vice President, Worldwide Marketing and Sales of Taligent, Inc. ("Taligent"), a software development company that was a joint venture among Apple Computer, Inc. ("Apple"), IBM and Hewlett-Packard. From May 1992 to September 1993, Mr. Sclavos was Vice President of Worldwide Sales and Business Development of GO Corporation, a pen-based computer company. Prior to that time, he served in various sales and marketing capacities for MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos is also a director and a member of the compensation committee of Network Solutions, Inc. Mr. Sclavos holds a B.S. degree in Electrical and Computer Engineering from the University of California at Davis.

  MICHAEL S. BAUM has served as Vice President of Practices and External Affairs of the Company since he joined the Company in November 1995. From 1987 to October 1995, he was the founder and a principal of Independent Monitoring, a consulting firm specializing in digital commerce and information security law. Prior to that time, Mr. Baum was employed by BBN Corporation in various capacities. Mr. Baum holds a B.A. degree in History from Carnegie Mellon University, an M.B.A. degree in Management of Technology from the Wharton School of the University of Pennsylvania and a J.D. degree from Western New England School of Law.

  ETHEL E. DALY has served as Vice President of Worldwide Operations of the Company since she joined the Company in June 1996. From January 1995 to June 1996, she was Senior Vice President, Product Management and Marketing of Knight-Ridder Information, Inc., an online information services company. Prior to that time, from 1986 to January 1995, Ms. Daly worked for Charles Schwab and Company, a stock brokerage firm, most recently as Managing Director, International Division. Prior to that time, she held the positions of Vice President of Marketing for Attalla Corporation and Vice President Electronic Banking of Crocker National Bank. Ms. Daly holds a B.A. degree in Psychology from San Francisco State University and a Masters of Business Management degree from Stanford University.

  DANA L. EVAN has served as Vice President of Finance and Administration and Chief Financial Officer of the Company since she joined the Company in June 1996. From 1988 to June 1996, she worked as a financial consultant in the capacity of chief financial officer, vice president of finance or corporate controller for various public and private companies and partnerships, including the Company from November 1995 to June 1996, Delphi Bioventures, a venture capital firm, from 1988 to June 1995, and Identix Incorporated, a manufacturer of biometric identity verification and imaging products, from 1991 to August 1993. Prior to 1988, she was employed by KPMG Peat Marwick LLP, most recently as a senior manager. Ms. Evan is a certified public accountant and holds a B.S. degree in Commerce with a concentration in Accounting and Finance from the University of Santa Clara.

  QUENTIN P. GALLIVAN has served as Vice President of Worldwide Sales of the Company since he joined the Company in October 1997. From April 1996 to October 1997, he was Vice President for Asia Pacific and Latin America of Netscape, a software company. Prior to that time, Mr. Gallivan was with General Electric Information Services, an electronic commerce services company, most recently as Vice President, Sales and Services for the Americas.

  NICHOLAS F. PIAZZOLA has served as Vice President of Federal Markets of the Company since he joined the Company in December 1996. From 1969 to November 1996, he was employed by the United States National Security Agency (the "NSA"), most recently as Chief, Network Security Group from May 1994 to November 1996 and Chief, Infosec Research & Technology Group until April 1994. Mr. Piazzola holds a B.S. degree in Electrical Engineering from Villanova University and an M.S. degree in Electrical Engineering from the University of Maryland.

  ARNOLD SCHAEFFER has served as Vice President of Engineering of the Company since he joined the Company in January 1996. From March 1992 to December 1995, he was employed by Taligent, most recently as Vice President of Engineering, CommonPoint Products. Prior to working at Taligent, he served as a software engineer for Apple, Intellicorp and Hewlett-Packard. Mr. Schaeffer holds a B.S. degree in Information and Computer Science from the Georgia Institute of Technology and an M.B.A. degree from the University of California at Berkeley.

  RICHARD A. YANOWITCH has served as Vice President of Marketing of the Company since he joined the Company in May 1996. From July 1995 to May 1996, he was a management consultant to private software companies. From 1989 to June 1995, he held a series of marketing positions with Sybase, Inc., a software company, most recently as Vice President of Corporate Marketing. Prior to that time, he held various sales, marketing and operating positions with The Santa Cruz Operation, Inc., Digital Equipment Corporation, Lanier Harris Corporation and Brooks International Corporation. Mr. Yanowitch holds a B.A. degree in History from Swarthmore College and an M.B.A. degree in Entrepreneurial Management and Marketing from Harvard Business School.

  TIMOTHY TOMLINSON has been Secretary and a director of the Company since its founding in April 1995. He has been a partner of Tomlinson Zisko Morosoli & Maser LLP, a law firm, since 1983. Mr. Tomlinson is also a director of Portola Packaging, Inc. and Oak Technology, Inc. Mr. Tomlinson holds a B.A. degree in Economics, an M.B.A. degree and a J.D. degree from Stanford University.

  WILLIAM CHENEVICH has been a director of the Company since its founding in April 1995. He has been the Group Executive Vice President, Data Processing Systems of VISA, a financial services company, since October 1993. From May 1992 to October 1993, he was Executive Vice President and Chief Information Officer of Ahmanson Corporation, a financial services company. Mr. Chenevich holds a B.B.A. degree in Business and an M.B.A. degree in Management from the City College of New York.

  KEVIN R. COMPTON has been a director of the Company since February 1996. He has been a general partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since January 1990. Mr. Compton is also a director of Citrix Systems, Inc., Corsair Communications, Inc., Digital Generation Systems, Inc. and Global Village Communication Inc. Mr. Compton holds a B.S. degree in Business Management from the University of Missouri.

  DAVID J. COWAN has been a director of the Company since its founding in April 1995. He has been a general partner of Bessemer Venture Partners, a venture capital investment firm, since August 1996. Mr. Cowan has also been a manager of Deer IV & Co. LLC, a venture capital investment firm, since August 1996. Previously he was an associate with Bessemer Venture Partners from August 1992 to August 1996. Mr. Cowan also served as President and Chief Executive Officer of Visto Corporation, a computer software and service firm, from August 1996 to April 1997, and as Chief Financial Officer of the Company from April 1995 to June 1996. Mr. Cowan is also a director of Worldtalk Communications Corporation. Mr. Cowan holds an A.B. degree in Mathematics and Computer Science and an M.B.A. degree from Harvard University.

  The Company's Bylaws currently authorize no fewer than five and no more than seven directors. The Company's Board of Directors (the "Board") is currently comprised of six directors. Directors are elected by the stockholders at each annual meeting of stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. The existing directors were elected pursuant to the provisions of the Stockholders' Agreement described in "Certain Transactions," which agreement terminates upon the closing of this offering. Executive officers are elected by, and serve at the discretion of, the Board. The Company's Amended and Restated Bylaws, which will become effective upon the completion of this offering, provide that the Board will be divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The Class I directors, initially Messrs. Sclavos and Tomlinson, will stand for reelection or election at the 1999 annual meeting of stockholders. The Class II directors, initially Messrs. Compton and Cowan will stand for reelection or election at the 2000 annual meeting of stockholders and the Class III directors, initially Messrs. Bidzos and Chenevich will stand for reelection or election at the 2001 annual meeting of stockholders.

BOARD COMMITTEES

  The Board has established an Audit Committee to meet with and consider suggestions from members of management, as well as the Company's independent accountants, concerning the financial operations of the Company. The Audit Committee also has the responsibility to review audited financial statements of the Company and consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The Audit Committee is currently comprised of Messrs. Chenevich, Compton and Tomlinson. The Board has also established a Compensation Committee to review and approve the compensation and benefits for the Company's key executive officers, administer the Company's stock purchase, equity incentive and stock option plans and make recommendations to the Board regarding such matters. The Compensation Committee is currently comprised of Messrs. Bidzos, Chenevich and Cowan.

DIRECTOR COMPENSATION

  Directors do not receive any cash fees for their service on the Board or any Board committee, but they are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and Board committee meetings. At the Company's founding in April 1995, the Company granted an option to purchase 25,000 shares of its Common Stock under the Company's 1995 Stock Option Plan to D. James Bidzos with an exercise price of $.12 per share. All Board members are eligible to receive stock options under the Company's stock option plans, and outside directors receive stock options pursuant to automatic grants of stock options under the 1995 Stock Option Plan. In July 1996, the Company granted to each of Messrs. Bidzos, Chenevich, Compton, Cowan and Tomlinson an option to purchase 10,000 shares of its Common Stock under the Company's 1995 Stock Option Plan with an exercise price of $8.00 per share. In June 1997, the Company granted to each of Messrs. Bidzos, Compton, Cowan and Tomlinson an option to purchase 3,500 shares of its Common Stock under the Company's 1995 Stock Option Plan with an exercise price of $8.00 per share.

  In October 1997, the Board adopted, and in January 1998 the stockholders approved, the 1998 Directors Stock Option Plan (the "Directors Plan") and reserved a total of 125,000 shares of the Company's Common Stock for issuance thereunder. Members of the Board who are not employees of the Company, or any parent, subsidiary or affiliate of the Company, are eligible to participate in the Directors Plan. The option grants under the Directors Plan are automatic and nondiscretionary, and the exercise price of the options is 100% of the fair market value of the Common Stock on the date of grant. Each eligible director who first becomes a member of the Board on or after the effective date of the Registration Statement of which this Prospectus forms a part (the "Effective Date") will initially be granted an option to purchase 15,000 shares (an "Initial Grant") on the date such director first becomes a director. On each anniversary of a director's Initial Grant (or most recent grant if such director was ineligible to receive an Initial Grant), each eligible director will automatically be granted an additional option to purchase 7,500 shares if such director has served continuously as a member of the Board since the date of such director's Initial Grant (or most recent grant if such director did not receive an Initial Grant). The term of such options is ten years, provided that they will terminate seven months following the date the director ceases to be a director or, if the Company so specifies in the grant, a consultant of the Company (twelve months if the termination is due to death or disability). All options granted under the Directors Plan will vest as to 6.25% of the shares each quarter after the date of grant, provided the optionee continues as a director or, if the Company so specifies in the grant, as a consultant of the Company. Additionally, immediately prior to the dissolution or liquidation of the Company or a "change in control" transaction, all options granted pursuant to the Directors Plan will accelerate and will be exercisable for a period of up to six months following the transaction, after which period any unexercised options will expire.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. Bidzos, a member of the Compensation Committee, is an Executive Vice President and a director of Security Dynamics, which, with its wholly-owned subsidiaries, beneficially owns approximately 26.2% of the Company's Common Stock, and also served as the Company's Chief Executive Officer from April to July 1995. See "Certain Transactions." No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

  The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during 1997 by the Company's Chief Executive Officer and the four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at the end of 1997 (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                          ANNUAL COMPENSATION           AWARDS
                                     ------------------------------  ------------
                                                                      SECURITIES
                                                       OTHER ANNUAL   UNDERLYING
    NAME AND PRINCIPAL POSITION       SALARY   BONUS   COMPENSATION   OPTIONS(#)
    ---------------------------      -------- -------- ------------  ------------
Stratton D. Sclavos................. $200,000 $183,022        --       100,000
 President and Chief Executive
  Officer
Dana L. Evan........................  145,000   46,349        --        45,000
 Vice President of Finance and
  Administration and Chief Financial
  Officer
Michael S. Baum.....................  145,000   35,788   $15,000(1)     25,000
 Vice President of Practices and
  External Affairs
Arnold Schaeffer....................  145,000   30,226        --        58,000
 Vice President of Engineering
Richard A. Yanowitch................  140,000   59,084        --            --
 Vice President of Marketing

--------
(1) Represents compensation that the Company paid Mr. Baum in exchange for his agreement to forego certain consulting projects.

                         OPTION GRANTS IN FISCAL 1997

  The following table sets forth certain information regarding stock options granted to each of the Named Executive Officers during the year ended December 31, 1997.

                                         INDIVIDUAL GRANTS(1)
                         ----------------------------------------------------
                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF
                         NUMBER OF     PERCENT  OF                                 STOCK PRICE
                         SECURITIES   TOTAL OPTIONS                               APPRECIATION
                         UNDERLYING    GRANTED TO       EXERCISE               FOR OPTION TERMS(2)
                          OPTIONS     EMPLOYEES IN       PRICE     EXPIRATION ---------------------
NAME                      GRANTED   FISCAL YEAR(%)(3) PER SHARE(4)    DATE        5%        10%
----                     ---------- ----------------- ------------ ---------- ---------- ----------
Stratton D. Sclavos.....  100,000          7.1           $7.00      11/4/04   $  284,970 $  664,102
Dana L. Evan............   45,000          3.2            6.00      10/6/04      109,917    256,154
Michael S. Baum.........   25,000          1.8            6.00      10/6/04       61,065    142,308
Arnold Schaeffer........   58,000          4.1            6.00      10/6/04      141,671    330,154
Richard A. Yanowitch....       --           --              --           --           --         --

--------
(1) Options granted in 1997 were granted under the Company's 1995 Stock Option Plan or, in the case of Mr. Sclavos, the Company's 1997 Stock Option Plan. These options become exercisable with respect to 25% of the shares covered by the option on the first anniversary of the date of grant and with respect to an additional 6.25% of these shares each quarter thereafter. These options have a term of seven years. Upon certain changes in control of the Company, this vesting schedule will accelerate as to 50% of any shares that are then unvested. See "--Employee Benefit Plans" and "-- Compensation Arrangements" for a description of the material terms of these options.
(2) Potential realizable values are net of exercise price but before taxes, and are based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the seven-year term. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect the Company's projection or estimate of future stock price growth.
(3) The Company granted options to purchase 1,407,650 shares of Common Stock to employees during 1997.
(4) Options were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by the Board of Directors.

  AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth for each of the Named Executive Officers the shares acquired and the value realized on each exercise of stock options during the year ended December 31, 1997 and the year-end number and value of exercisable and unexercisable options:

                                             NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                          SHARES            UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                         ACQUIRED           OPTIONS AT 12/31/97(1)        AT 12/31/97(2)
                            ON     VALUE   ------------------------- -------------------------
NAME                     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     -------- -------- ----------- ------------- ----------- -------------
Stratton D. Sclavos.....    --       --         --        100,000         --       $500,000
Dana L. Evan............    --       --         --         45,000         --        270,000
Michael S. Baum.........    --       --         --         25,000         --        150,000
Arnold Schaeffer........    --       --         --         58,000         --        348,000
Richard A. Yanowitch....    --       --         --             --         --             --

--------
(1) Options shown were granted under the Company's 1995 Stock Option Plan or, in the case of Mr. Sclavos, under the Company's 1997 Stock Option Plan, and are subject to vesting as described in footnote (1) to the option grant table above. See "--Employee Benefit Plans" and "--Compensation Arrangements" for a description of the material terms of these options.
(2) Based on an assumed initial public offering price of $12.00 per share and net of the option exercise price.

  No options were exercised during 1997 by the Named Executive Officers. No compensation intended to serve as incentive for performance to occur over a period longer than one year was paid pursuant to a long-term incentive plan during 1997 to any Named Executive Officer. The Company does not have any defined benefit or actuarial plan under which benefits are determined primarily by final compensation and years of service with any of the Named Executive Officers.

EMPLOYEE BENEFIT PLANS

  1995 Stock Option Plan. In April 1995, the Board adopted and the stockholders approved the 1995 Stock Option Plan. At that time, 2,145,000 shares of Common Stock were reserved for issuance under the 1995 Stock Option Plan, which number was increased to 4,145,000 shares in May 1996. As of December 31, 1997, options to purchase 1,991,500 shares had been exercised (net of repurchases), options to purchase an additional 2,102,518 shares of Common Stock were outstanding under the 1995 Stock Option Plan with a weighted average exercise price of $2.17 and 50,982 shares remained available for future grants. Following the closing of this offering, no additional options will be granted under the 1995 Stock Option Plan. Options granted under the 1995 Stock Option Plan are subject to terms substantially similar to those described below with respect to options to be granted under the Equity Incentive Plan. The 1995 Stock Option Plan does not provide for issuance of restricted stock or stock bonus awards.

  1997 Stock Option Plan. In October 1997, the Board adopted and the Company's stockholders approved the 1997 Stock Option Plan. At that time, 800,000 shares of Common Stock were reserved for issuance under the 1997 Stock Option Plan. At December 31, 1997, options to purchase 414,300 shares of Common Stock were outstanding under the 1997 Stock Option Plan with a weighted average exercise price of $6.91 and 385,700 shares remained available for future grants. Following the closing of this offering, no options will be granted under the 1997 Stock Option Plan. Options granted under the 1997 Stock Option Plan are subject to terms substantially similar to those described below with respect to options granted under the Equity Incentive Plan. The 1997 Stock Option Plan does not provide for issuance of restricted stock or stock bonus awards.

  1998 Equity Incentive Plan. In October 1997, the Board adopted, and in January 1998 the stockholders approved, the Equity Incentive Plan. The total number of shares of Common Stock reserved for issuance thereunder is 2,000,000 plus an additional number of shares described in (a) - (d) below. The Equity Incentive Plan will become effective on the Effective Date and will serve as the successor to the 1995 Stock Option Plan and the 1997 Stock Option Plan (the "Prior Plans"). Options granted under the Prior Plans before their termination will remain outstanding according to their terms, but no further options will be granted under the Prior Plans after the Effective Date. Shares that: (a) are subject to issuance upon exercise of an option granted under the Prior Plans, or the Equity Incentive Plan that cease to be subject to such option for any reason other than exercise of such option; (b) have been issued pursuant to the exercise of an option granted under the Prior Plans or the Equity Incentive Plan with respect to which the Company's right of repurchase has not lapsed and are subsequently repurchased by the Company; (c) are subject to an award granted pursuant to restricted stock purchase agreements under the Equity Incentive Plan that are forfeited or are repurchased by the Company at the original issue price; or (d) are subject to stock bonuses granted under the Equity Incentive Plan that otherwise terminate without shares being issued, will again be available for grant and issuance under the Equity Incentive Plan. Any authorized shares not issued or subject to outstanding grants under the Prior Plans on the Effective Date will no longer be available for grant and issuance under the Prior Plans but will be available for grant and issuance under the Equity Incentive Plan. The Equity Incentive Plan will terminate in October 2007, unless sooner terminated in accordance with the terms of the Equity Incentive Plan. The Equity Incentive Plan authorizes the award of options, restricted stock awards and stock bonuses (each an "Award"). No person will be eligible to receive more than 400,000 shares in any calendar year pursuant to Awards under the Equity Incentive Plan other than a new employee of the Company who will be eligible to receive no more than 1,000,000 shares in the calendar year in which such employee commences employment. The Equity Incentive Plan will be administered by the Compensation Committee. The Compensation Committee has the authority to construe and interpret the Equity Incentive Plan and any agreement made thereunder, grant Awards and make all other determinations necessary or advisable for the administration of the Equity Incentive Plan.

  The Equity Incentive Plan provides for the grant of both incentive stock options ("ISOs") that qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options ("NQSOs"). ISOs may be granted only to employees of the Company or of a parent or subsidiary of the Company. NQSOs (and all other Awards other than ISOs) may be granted to employees, officers, directors, consultants, independent contractors and advisors of the Company or any parent or subsidiary of the Company, provided such consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction ("Eligible Service Providers"). The exercise price of ISOs must be at least equal to the fair market value of the Company's Common Stock on the date of grant. The exercise price of NQSOs must be at least equal to 85% of the fair market value of the Company's Common Stock on the date of grant. The maximum term of options granted under the Equity Incentive Plan is ten years. Awards granted under the Equity Incentive Plan may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of the optionee only by the optionee (unless otherwise determined by the Compensation Committee and set forth in the Award agreement with respect to Awards that are not ISOs). Options granted under the Equity Incentive Plan generally expire three months after the termination of the optionee's service to the Company or a parent or subsidiary of the Company, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate immediately upon termination for cause. In the event of the Company's dissolution or liquidation or a "change in control" transaction, outstanding Awards may be assumed or substituted by the successor corporation (if any). If a successor corporation (if any) does not assume or substitute the Awards, they will expire upon the effectiveness of the transaction. The Committee, in its discretion, may provide that the vesting of any or all Awards will accelerate prior to the effectiveness of the transaction.

  1998 Employee Stock Purchase Plan. In December 1997, the Board adopted, and in January 1998 the stockholders approved, the Purchase Plan and reserved 500,000 shares of the Company's Common Stock for issuance thereunder. The Purchase Plan will be administered by the Compensation Committee of the Board. The Compensation Committee will have the authority to construe and interpret the Purchase Plan and its decisions in such capacity will be final and binding. The Purchase Plan will become effective on the first business day on which price quotations for the Company's Common Stock are available on the Nasdaq National Market. Employees generally will be eligible to participate in the Purchase Plan if they are customarily employed by the Company (or its parent or any subsidiaries that the Company designates) for more than 20 hours per week and more than five months in a calendar year and are not (and would not become as a result of being granted an option under the Purchase Plan) 5% stockholders of the Company (or its designated parent or subsidiaries). Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to certain maximum purchase limitations that will be described in the Purchase Plan. A participant may change the rate of payroll deductions or withdraw from an Offering Period by notifying the Company in writing. Participation in the Purchase Plan will end automatically upon termination of employment for any reason. Except for the first offering, each offering under the Purchase Plan will be for a period of 24 months (the "Offering Period") and will consist of six-month purchase periods (each a "Purchase Period"). The first Offering Period is expected to begin on the first business day on which price quotations for the Company's Common Stock are available on the Nasdaq National Market and, depending on the effective date of this Registration Statement, may be greater or less than 24 months long. Offering Periods thereafter will begin on February 1 and August 1. Each participant will be granted an option on the first day of the Offering Period and such option will be automatically exercised on the last day of each Purchase Period during the Offering Period. The purchase price for the Company's Common Stock purchased under the Purchase Plan is 85% of the lesser of the fair market value of the Company's Common Stock on the first day of the applicable Offering Period and the last day of the applicable Purchase Period. The Committee will have the power to change the duration of Offering Periods and Purchase Periods without stockholder approval, if such change is announced at least 15 days prior to the beginning of the Offering or Purchase Period to be affected. The Purchase Plan will be intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Rights granted under the Purchase Plan will not be transferable by a participant other than by will or the laws of descent and distribution. The Purchase Plan will provide that, in the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, provided that the Compensation Committee may fix a different date for termination of the Purchase Plan and may give each participant the opportunity to purchase shares under the Purchase Plan prior to such termination. The Purchase Plan will provide that, in the event of certain "change of control" transactions, the Plan will continue for all Offering Periods that began prior to the transaction and shares will be purchased based on the fair market value of the surviving corporation's stock on each Purchase Date. The Purchase Plan will terminate in December 2007, unless earlier terminated pursuant to the terms of the Purchase Plan. The Board will have the authority to amend, terminate or extend the term of the Purchase Plan, except that no such action may adversely affect any outstanding options previously granted under the Purchase Plan and stockholder approval is required to increase the number of shares that may be issued or change the terms of eligibility under the Purchase Plan.

  401(k) Plan. The Board maintains the VeriSign, Inc. 401(k) Plan (the "401(k) Plan"), a defined contribution plan intended to qualify under Section 401 of the Code. All eligible employees who are at least 18 years old and have been employed by the Company for one month may participate in the 401(k) Plan. An eligible employee of the Company may begin to participate in the 401(k) Plan on the first day of January, April, July or October of the plan year coinciding with or following the date on which such employee meets the eligibility requirements. A participating employee may make pre-tax contributions of a whole percentage (not more than 15%) of his or her eligible compensation and up to 100% of any cash bonus, subject to limitations under the federal tax laws. Employee contributions and the investment earnings thereon are fully vested at all times. The 401(k) Plan permits, but does not require, additional matching and profit-sharing contributions by the Company on behalf of the participants. The Company has not made matching or profit-sharing contributions. Contributions by employees or the Company to the 401(k) Plan, and income earned on plan contributions, are generally not taxable to employees until withdrawn, and contributions by the Company, if any, should be deductible by the Company when made. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in selected investment options.

  Executive Loan Program of 1996. In November 1996, the Compensation Committee adopted the Company's Executive Loan Program of 1996 (the "Executive Loan Program"). Pursuant to the Executive Loan Program, the Company's Chief Executive Officer and each Vice President of the Company (each a "Qualified Borrower") are each entitled to borrow an aggregate of up to $250,000 from the Company. Each loan made under the Executive Loan Program is a full recourse loan and bears interest at the then-minimum interest rate to avoid imputation of income under federal, state and local tax laws. Interest on any loan made under the Executive Loan Program is due and payable on December 31 of each year in which such loan is outstanding. Principal and accrued interest are payable in full on any such loan upon the earlier of December 31, 2005 or 90 days after the termination of the Qualified Borrower's employment with the Company, unless extended by a separate written agreement approved by the Board. Each loan made under the Executive Loan Program must be secured by collateral represented by Common Stock of the Company or other marketable securities acceptable to the Board having a fair market value equaling or exceeding the principal amount of the loan.

COMPENSATION ARRANGEMENTS

  Mr. Sclavos's employment offer letter of June 1995, as amended in October 1995, provided for an initial annual salary of $175,000 and an initial annual bonus of up to $50,000 per year. In addition, it provided for a loan to Mr. Sclavos of $48,000 which was to be forgiven after the first anniversary of Mr. Sclavos's employment with the Company. This loan was forgiven by the Board in October 1996. Mr. Sclavos was also granted an option to purchase 616,000 shares of Common Stock with an exercise price of $.12 per share. In October 1996, this option was amended such that it became immediately exercisable. Mr. Sclavos exercised this option in full in November 1996. In connection with this exercise, the Company loaned Mr. Sclavos $73,920 pursuant to the terms of the Executive Loan Program, representing the full exercise price of such option. As of December 31, 1997, 269,500 of the shares Mr. Sclavos received upon exercise of the option were subject to a right of repurchase on behalf of the Company. This right lapses as to 38,500 shares per quarter. Mr. Sclavos's employment is "at will" and thus can be terminated at any time, with or without cause.

  Michael S. Baum, Dana L. Evan, Arnold Schaeffer and Richard A. Yanowitch were granted options to purchase 150,000, 170,000, 200,000 and 290,000 shares, respectively, of Common Stock under the 1995 Stock Option Plan, at exercise prices ranging from $.12 to $6.00. Each of these options is subject to the standard four-year vesting schedule under the 1995 Stock Option Plan or, in certain circumstances, is immediately exercisable, subject to the Company's right to repurchase shares subject to such options, which repurchase right lapses on a schedule similar to the vesting schedule for options granted under the 1995 Stock Option Plan. However, upon the occurrence of certain change-in-control transactions, 50% of each such Named Executive Officer's then-unvested options will become vested or, if applicable, the right of repurchase will lapse as to 50% of the shares covered by such right of repurchase.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

  As permitted by the Delaware General Corporation Law (the "DGCL"), the Company's Third Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

  As permitted by the DGCL, the Company's Amended and Restated Bylaws, which will become effective upon the completion of this offering, provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions, (ii) the Company may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Certificate of Incorporation, its Amended and Restated Bylaws, or agreement,
(iii) the Company is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to certain very limited exceptions and (iv) the rights conferred in the Amended and Restated Bylaws are not exclusive.

  The Company has entered into Indemnification Agreements with each of its current directors and certain of its executive officers and intends to enter into such Indemnification Agreements with each of its other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Company's Certificate of Incorporation and Amended and Restated Bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

                             CERTAIN TRANSACTIONS

  Since April 12, 1995, the Company's inception date, there has not been nor is there currently proposed, any transaction or series of similar transactions to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock of the Company or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest other than (i) compensation agreements and other arrangements, which are described where required in "Management," and (ii) the transactions described below.

TRANSACTIONS WITH DIRECTORS, EXECUTIVE OFFICERS AND 5% STOCKHOLDERS

  The Company has financed its operations to date through a series of private Common Stock and Preferred Stock financings. Upon the closing of this offering, all shares of Preferred Stock will be converted into shares of Common Stock at a conversion rate of one share of Common Stock for each share of Preferred Stock. See "Description of Capital Stock."

  Common Stock at Formation. In April 1995, the Company sold an aggregate of 4,688,333 shares of its Common Stock at a purchase price of $.12 per share to certain individuals and entities. Among the purchasers were the following 5% stockholders, directors and entities affiliated with directors of the Company, who purchased the number of shares set forth opposite their respective names:
RSA--4,000,000 shares; Bessemer Venture Partners DCI--258,333 shares; D. James Bidzos--125,000 shares; Kairdos L.L.C.--100,000 shares; and TZM Investment Fund--80,000 shares. Mr. Bidzos is the Chairman of the Board of the Company, the President and Chief Executive Officer of RSA and the General Manager and a member of Kairdos L.L.C. Mr. Tomlinson, a director of the Company, is a general partner of TZM Investment Fund and TZM Investment Fund is a member of Kairdos L.L.C. Mr. Cowan, a director of the Company, is a general partner of the general partner of Bessemer Venture Partners DCI. All purchasers paid cash except RSA, which assigned and transferred to the Company equipment, assets and technology, which assets and technology included certain specified software developed or under development by RSA relating to digital certificate issuance and management, certain tangible personal property, consisting mostly of computer equipment, and all of RSA's right, title and interest in certain specified agreements to provide digital certificate services. In connection with the contribution of these assets to the Company, RSA entered into a BSAFE/TIPEM OEM Master License Agreement with the Company pursuant to which the Company was granted a perpetual, royalty free, nonexclusive, worldwide license to distribute products it develops that contain or incorporate the RSA BSAFE and TIPEM products and that relate to digital certificate issuing software, software for the management of private keys and for digitally signing computer files on behalf of others, software for customers to preview and forward digital certificate requests to the Company, or such other products that, in RSA's reasonable discretion, are reasonably necessary for the implementation of a digital certificate business. RSA is also required to provide maintenance and technical support for these products to the Company. RSA's BSAFE product is a software tool kit that allows for the integration of encryption and authentication features into software applications and TIPEM is a secure e-mail development tool kit that allows for secure e-mail messages to be sent using one vendor's e-mail product and read by another vendor's e-mail product. Also in connection with this contribution of assets, RSA entered into a Non-Compete and Non-Solicitation Agreement pursuant to which RSA agreed, for a five-year period, not to compete with the Company's certificate authority business.

  Series A Preferred Stock. In April 1995, the Company also sold an aggregate of 4,306,883 shares of its Series A Preferred Stock at a cash purchase price of $1.20 per share to nine entities. Among the purchasers were the following 5% stockholders and entities affiliated with directors of the Company, who purchased the number of shares set forth opposite their respective names:
Bessemer Venture Partners DCI--850,000 shares; VISA--850,000 shares; Intel Corporation--850,000 shares; Security Dynamics--425,000 shares and First TZMM Investment Partnership--23,550 shares. Mr. Bidzos is an Executive Vice President and a director of Security Dynamics. Mr. Tomlinson, a director of the Company, is a general partner of First TZMM Investment Partnership.

  Series B Preferred Stock. In February 1996, the Company sold an aggregate of 2,099,123 shares of its Series B Preferred Stock at a cash purchase price of $2.45 per share to 12 entities. Among the purchasers were the following 5% stockholders and entities affiliated with directors of the Company, who purchased the number of shares set forth opposite their respective names:
Kleiner Perkins Caufield & Byers VII--1,153,207 shares; Bessemer Venture Partners DCI--187,819 shares; Intel Corporation--144,052 shares; VISA -- 144,052 shares; KPCB VII Founders Fund--125,947 shares; Security Dynamics-- 72,026 shares; KPCB Information Science Zaibatsu Fund II--32,799 shares; and First TZMM Investment Partnership--17,554 shares. Mr. Compton, a director of the Company, is a general partner of the general partner of Kleiner Perkins Caufield & Byers VII, KPCB VII Founders Fund and KPCB Information Science Zaibatsu Fund II.

  Series C Preferred Stock. In November and December 1996, the Company sold an aggregate of 3,625,000 shares of its Series C Preferred Stock at a cash purchase price of $8.00 per share to 13 entities. Among the purchasers was Microsoft, a 5% stockholder, which purchased 812,500 shares. No other 5% stockholder, officer, director or entity affiliated with a director of the Company purchased Series C Preferred Stock.

  Stockholders' Agreement. In April 1995, the Company and each of the persons who were then stockholders (the "Parties") entered into a Stockholders' Agreement, which was amended at the time of the Series B Preferred Stock financing and again in November 1996, when the Series C Preferred Stock financing was closed, to include as parties to the agreement the new holders of Preferred Stock. The Stockholders' Agreement, as amended, prohibits the Parties from transferring any of their shares of capital stock of the Company, without the prior consent of the Board and a majority in interest of the other Parties, to certain specified corporations and entities affiliated with such corporations. The Stockholders' Agreement also provides that no Party can vote shares of capital stock of the Company with voting rights in excess of 45% of the voting rights of the total voting capital stock of the Company entitled to vote on any matter, thereby prohibiting a Party with more than 45% of the voting rights of the total voting capital stock of the Company from controlling the voting on any given matter. Finally, the Stockholders' Agreement provides that, so long as any of Kleiner Perkins Caufield & Byers VII, Bessemer Venture Partners DCI, VISA and Intel Corporation retained at least 50% of the shares issued to them in the Series A or Series B Preferred Stock financing, or so long as RSA retains not less than the lesser of 10% of the issued and outstanding voting shares of the Company or 75% of the shares of Common Stock held by it immediately following the Series A Preferred Stock financing, the Company and the stockholders would cause and maintain the election to the Board of a representative of each of those five entities that satisfied their respective requirement. The Stockholders' Agreement terminates upon the closing of this offering.

  Co-Sale Agreement. In February 1996, the Company, each of the purchasers of Series B Preferred Stock and RSA entered into a Co-Sale Agreement, pursuant to which the holders of Series B Preferred Stock were granted rights to participate in certain sales of capital stock of the Company owned by RSA. Such co-sale rights will terminate upon the closing of this offering.

  Investors' Rights Agreement. In November 1996, the Company, all of the current holders of Preferred Stock and the purchasers of Common Stock in April 1995 entered into an Amended and Restated Investors' Rights Agreement (the "Investors' Rights Agreement") pursuant to which the holders of all such Preferred or Common Stock (the "Investors") have certain registration rights with respect to their shares of Common Stock following this offering. See "Description of Capital Stock--Registration Rights." Pursuant to the terms of the Investors' Rights Agreement, each of the Investors and Stratton Sclavos, the Company's President and Chief Executive Officer and a director of the Company, were granted a right of first offer with respect to certain future sales of securities by the Company.

  Officer Loans. In November 1996, in connection with the exercise of stock options granted under the 1995 Stock Option Plan, the Company permitted four executive officers, Richard A. Yanowitch, Ethel E. Daly, Dana L. Evan and Stratton D. Sclavos to purchase shares of Common Stock in exchange for promissory notes issued under its Executive Loan Program in the amounts of $217,500, $105,000, $93,750 and $73,920, respectively. See "Management--
Employee Benefit Plans--Executive Loan Program of 1996." In June 1997, in connection with the exercise of a stock option granted under the 1995 Stock Option Plan, the Company permitted Nicholas F. Piazzola, an executive officer, to purchase shares of Common Stock in exchange for a promissory note issued under the Executive Loan Program in the amount of $115,425. Each note is a recourse note that is secured by the shares purchased with that note. The notes bear interest at the rate of 6.95% per annum (6.87% in the case of Mr. Piazzola), payable quarterly, and are due and payable on the earlier of December 31, 2005 or the date the borrowers' employment relationship with the Company is terminated, unless otherwise extended by a separate written agreement approved by the Board. During 1997, the Company paid a bonus in the amount of the interest accrued under each such executive officer's promissory note --
 $23,603, $11,395, $10,174 and $8,022 for Mr. Yanowitch, Ms. Daly, Ms. Evan
and Mr. Sclavos, respectively.

  Development Agreement. In September 1997, the Company and Security Dynamics, the parent company of RSA, entered into a Master Development and License Agreement (the "Development Agreement"). Mr. Bidzos, the Chairman of the Board of the Company, is also a director of Security Dynamics. Pursuant to the Development Agreement, the Company will develop a customized certificate authority product based upon the Company's WorldTrust software application in order to enable Security Dynamics to offer a product with encryption and digital certificate authority functionality. The Company has retained the ownership rights to the technology developed under this agreement, except to the extent such technology constitutes derivatives of Security Dynamics's pre-existing technology or such technology is solely created by Security Dynamics. However, the Company has granted Security Dynamics a non-exclusive, royalty-free, perpetual, worldwide license under the Company's intellectual property rights in its technology to the extent that its technology is incorporated in the customized product being developed for Security Dynamics, for the purpose of facilitating Security Dynamics' derivative works or distributing the customized product to end users. The Development Agreement provides that Security Dynamics will pay the Company an aggregate of $2.7 million as an initial license fee, $900,000 of which was paid in October 1997 and the remainder of which will be payable upon the achievement of certain technical milestones, which include a software code completion milestone of February 6, 1998, the release of a beta version of this product by February 27, 1998 and the release of the final version of the product by April 1, 1998. Commencing in March 1998, Security Dynamics will also be required to pay the Company a monthly product support fee for a three-year period, and thereafter for successive annual terms, unless either of the parties elects to terminate such product support within 60 days prior to the end of the term or Security Dynamics terminates support services at any time on 60 days prior written notice to the Company. For a yearly fee, Security Dynamics can purchase product maintenance services. If Security Dynamics pays both support and maintenance fees, such fees would aggregate approximately $200,000 for a one-year period. For so long as Security Dynamics is paying such maintenance fees, the Company will be obligated, at no additional cost, to provide Security Dynamics with updates and enhancements that it develops to the customized product and with non-exclusive first-to-market access to new technologies developed by the Company that are relevant to the business of providing enterprise security solutions or solutions for secure business communications. The Company is also obligated, upon the request of Security Dynamics, to make its other technology available to Security Dynamics and to offer maintenance after the term of the agreement on certain "most favored pricing" terms. The Company believes that the terms of the Development Agreement, taken as a whole, were no less favorable to the Company than the Company could have obtained from unaffiliated third parties.

  Microsoft Agreement. In November 1997, the Company entered into a Certificate Authority Preferred Provider Agreement (the "Microsoft Agreement") under which the Company will be featured as the preferred provider of digital certificates for Microsoft customers. Upon the execution of this agreement, the Company issued Microsoft 100,000 shares of Common Stock valued at $800,000. The Company believes that the terms of the Microsoft Agreement, taken as a whole, were no less favorable to the Company than the Company could have obtained from unaffiliated third parties.

  VISA Agreements. In April 1996, the Company entered into a Private Label Agreement with VISA under which the Company developed and operates a digital certificate system for VISA's member banks, based on a private VISA root key. The Company provides certificate registration and issuing and management functions through its Digital ID Center and retains the ownership rights to this digital certificate system developed for

VISA. The Company provides, at no additional charge, all maintenance and support for the VISA digital certificate system. If the Company does not meet certain minimum service standards, or if the VISA system experiences a degradation in the quality of service, the Company would be required to pay monetary penalties in the event that the system is unavailable. VISA could terminate this agreement in the event the service, once fully available in final form, is unavailable for a significant amount of time. This agreement expires two and one-half years from the earlier of the commencement of the pilot program or April 8, 1997. The Company received aggregate payments from VISA of $455,000 during 1996 and $1.1 million during 1997, in the form of development fees, set-up fees and certificate volume-based subscriber fees. VISA is obligated to continue to pay subscriber fees for the remainder of the term of this agreement. VISA prepays these fees on a quarterly basis ($250,000 per quarter in 1998 and the first three quarters of 1999), and these fees are subject to offset against per certificate fees for all certificates issued until such time as the total prepayment for a given period is exhausted. VISA is not entitled to any refunds in the event that sufficient certificates are not issued to offset any remaining prepaid subscriber fees. The Company is also obligated to provide VISA with certain "most favored pricing" rights. VISA has the right to terminate this agreement after April 1, 1998 by entering into a license agreement with the Company and paying licensing fees as well as a royalty for future certificates issued. Otherwise, the agreement is terminable upon the completion of its term (or earlier in the event of a material breach of the agreement by the other party), upon bankruptcy or insolvency of the other party or upon the Company's failure to provide support.

  In October 1996, the Company entered into a Private Label Agreement with VISA under which the Company developed a pilot digital certificate system, based on a private VISA root key, which provides certificate registration and issuing and management functions through VeriSign's operations and Digital ID Center in connection with the VISA Cash stored value card and the Chip Card Payment Service. During 1998, the Company is entitled to receive an additional $20,000 of operations fees under the agreement, as well as subscriber fees based on the number of certificates issued. This agreement expired in October 1997. The Company received aggregate payments of $40,000 during 1996 and $221,600 during 1997, in the form of development fees, operation fees and subscriber fees. The Company believes that the terms of the agreements with VISA, taken as a whole, were no less favorable to the Company than the Company could have obtained from unaffiliated third parties.

  Sublease with Security Dynamics. Since September 1996, the Company has sublet approximately 12,700 square feet of space for its offices in Cambridge, Massachusetts. This space is subleased from Security Dynamics pursuant to a sublease that expires in March 1998. The Company made lease payments to Security Dynamics of $17,646 during 1996 and $179,000 during 1997. The Company is obligated to pay monthly rent of approximately $20,000 from January 1998 through the expiration date. The Company is also obligated to pay all electricity, heating, ventilation and air conditioning costs for the subleased premises.

CERTAIN BUSINESS RELATIONSHIPS

  Legal Fees. During 1996 and 1997, the law firm of Tomlinson Zisko Morosoli & Maser LLP, of which Mr. Tomlinson is a partner, provided legal services to the Company on a variety of matters. During 1996 and 1997, the Company paid to or accrued for Tomlinson Zisko Morosoli & Maser LLP an aggregate of $344,120 and $239,051, respectively.

  The Company believes that the terms of each of the transactions described above, taken as a whole, were no less favorable to the Company than the Company could have obtained from unaffiliated third parties.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of December 31, 1997 and as adjusted to reflect the sale of the shares of Common Stock offered hereby by: (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

                                                          PERCENTAGE OF COMMON
                                                           STOCK BENEFICIALLY
                                              NUMBER OF         OWNED(1)
                                                SHARES    --------------------
                                             BENEFICIALLY  BEFORE     AFTER
NAME OF BENEFICIAL OWNER                        OWNED     OFFERING OFFERING(2)
------------------------                     ------------ -------- -----------
D. James Bidzos
 Security Dynamics Technologies, Inc. (3)...  4,742,442     27.6%     23.5%
Kevin R. Compton
 Kleiner Perkins Caufield & Byers (4).......  1,315,703      7.7       6.5
David J. Cowan
 Bessemer Venture Partners DCI (5)..........  1,299,902      7.6       6.4
William Chenevich
 Visa International Service Association
  (6).......................................    997,802      5.8       5.0
Intel Corporation (7).......................    994,052      5.8       4.9
Microsoft Corporation (8)...................    912,500      5.3       4.5
Stratton D. Sclavos (9).....................    616,000      3.6       3.1
Richard A. Yanowitch (10)...................    290,000      1.7       1.4
Arnold Schaeffer (11).......................    142,000        *         *
Dana L. Evan (12)...........................    135,000        *         *
Michael S. Baum (13)........................    125,000        *         *
Timothy Tomlinson (14)......................     39,403        *         *
All officers and directors as a group (13
 persons) (15)..............................  9,933,252     57.8      49.2

--------
  *  Less than 1% of the Company's outstanding Common Stock

 (1) Percentage ownership is based on 17,151,244 shares outstanding as of December 31, 1997, including shares issuable upon conversion of all outstanding Preferred Stock into Common Stock in connection with this offering, and 20,151,244 shares outstanding after the offering. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of December 31, 1997 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) Assumes the Underwriters' over-allotment option is not exercised.

 (3) Represents 4,497,026 shares held of record by Security Dynamics or by wholly-owned subsidiaries thereof, 113,000 shares held of record by D. James Bidzos, 103,125 shares held of record by Kairdos L.L.C., 12,000 shares held of record by relatives and other associates of Mr. Bidzos, 16,666 shares subject to options held of record by D. James Bidzos that are exercisable within 60 days of December 31, 1997 and 625 shares subject to options that are held of record by Kairdos L.L.C. that are exercisable within 60 days of December 31, 1997. Mr. Bidzos, the Chairman of the Board of the Company, is the President of RSA, an Executive Vice President and a director of Security Dynamics and the General Manager and a member of Kairdos L.L.C. Mr. Bidzos disclaims beneficial ownership of the shares held by Kairdos L.L.C. except for his proportional interest therein, and disclaims beneficial ownership of the shares held by Security Dynamics or its wholly-owned subsidiaries. The address for Mr. Bidzos and Security Dynamics is 20 Crosby Drive, Bedford, Massachusetts 01730.

 (4) Represents 1,279,154 shares held of record by Kleiner Perkins Caufield & Byers VII L.P., 32,799 shares held of record by KPCB Information Science Zaibatsu Fund II and 3,750 shares subject to options held of record by Kevin Compton that are exercisable within 60 days of December 31, 1997. Mr. Compton, a director of the Company, is a general partner of the general partner of each of these entities. Mr. Compton disclaims beneficial ownership of shares held by such entities except for his proportional interest therein. The address for Mr. Compton and these entities is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.

 (5) Represents 1,296,152 shares held of record by Bessemer Venture Partners DCI and 3,750 shares subject to options held of record by Deer III & Co. LLC that are exercisable within 60 days of December 31, 1997. Mr. Cowan, a director of the Company, is a general partner of the general partner of Bessemer Venture Partners DCI and is a manager of Deer III & Co. LLC. Mr. Cowan disclaims beneficial ownership of shares held by Bessemer Venture Partners DCI except for his proportional interest therein. The address for Mr. Cowan and Bessemer Venture Partners DCI is 535 Middlefield Road, Menlo Park, California 94025.

 (6) Represents 994,052 shares held by VISA and 3,750 shares subject to options held of record by VISA that are exercisable within 60 days of December 31, 1997. Mr. Chenevich, a director of the Company, is the Group Executive Vice President, Data Processing Systems of VISA. Mr. Chenevich disclaims beneficial ownership of shares held by VISA. The address for Mr. Chenevich and VISA is 900 Metro Center, Foster City, California 94404.

 (7) Represents shares held by Intel Corporation. The address for Intel Corporation is 2200 Mission College Blvd., Building SC-4, Santa Clara, California 95050.

 (8) Represents shares held by Microsoft Corporation. The address of Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052.

 (9) Includes 2,500 shares held of record by Stratton or Jody Sclavos as Custodians under UTMA for Nicholas L. Sclavos and 2,500 shares held of record by Stratton or Jody Sclavos as Custodians under UTMA for Alexandra
     C. Sclavos. Mr. Sclavos is President, Chief Executive Officer and a director of the Company. Of the shares shown in the table, as of December 31, 1997, 269,500 were subject to a repurchase right that lapses as to 38,500 of the shares each quarter.

(10) Mr. Yanowitch is Vice President of Marketing of the Company. Of the shares shown in the table, as of December 31, 1997, 181,250 were subject to a repurchase right that lapses as to 18,125 of the shares each quarter.

(11) Mr. Schaeffer is Vice President of Engineering of the Company. Of the shares shown in the table, as of December 31, 1997, 80,500 were subject to a repurchase right that lapses as to 8,875 of the shares each quarter.

(12) Includes 2,500 shares held of record by Ms. Evan as Custodian under UTMA for Christopher Thomas Evan and 2,500 shares held of record by Ms. Evan as Custodian under UTMA for Ryan Joseph Evan. Ms. Evan is Vice President of Finance and Administration and Chief Financial Officer of the Company. Of the shares shown in the table, as of December 31, 1997, 78,125 were subject to a repurchase right that lapses as to 7,812 of the shares each quarter.

(13) Mr. Baum is Vice President of Practices and External Affairs of the Company. Of the shares shown in the table, as of December 31, 1997, 58,594 were subject to a repurchase right that lapses as to 7,324 of the shares each quarter.

(14) Includes 5,000 shares held of record by the Joy E. Tomlinson 1996 Trust, 5,000 shares held of record by the Tucker Tomlinson 1996 Trust and 625 shares subject to options held of record by TZM Investment Fund that are exercisable within 60 days of December 31, 1997. Mr. Tomlinson is a general partner of TZM Investment Fund and a trustee of each trust.

(15) Includes the shares described in footnotes (3)-(6) and (9)-(14) and an additional 230,000 shares held by other executive officers, of which 155,000 were subject to repurchase rights as of December 31, 1997 that lapse as to an aggregate of 14,375 of the shares each quarter.

                         DESCRIPTION OF CAPITAL STOCK

  As of December 31, 1997, assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock, there were outstanding 17,151,244 shares of Common Stock, each with a par value of $.001, held of record by approximately 144 stockholders, and outstanding options to purchase 2,516,818 shares of Common Stock.

  The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Certificate of Incorporation, which is included as an exhibit to the Registration Statement, of which this Prospectus forms a part, and by the provisions of applicable law.

COMMON STOCK

  Upon the closing of this offering, the Company will be authorized to issue 50,000,000 shares of Common Stock. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors will not be authorized by the Company's Amended and Restated Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding-up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be upon payment therefor, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

  Upon the closing of this offering, each outstanding share of Preferred Stock (the "Convertible Preferred") will be converted into shares of Common Stock. See Note 6 of Notes to Consolidated Financial Statements for a description of the Convertible Preferred. Following the offering, the Company will be authorized to issue up to 5,000,000 shares of "blank check" Preferred Stock. The Board is authorized, subject to any limitations prescribed by Delaware law, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. The Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the market price of the Common Stock, and the voting and other rights of the holders of Common Stock. The Company has no current plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

  Following this offering, the holders of approximately 15,069,339 shares of Common Stock (representing the purchasers of Common Stock at the founding of the Company in April 1995, all of the purchasers of Preferred Stock, and certain purchasers of Common Stock in November 1997) (the "Holders") will have certain rights to cause the Company to register those shares (the "Registrable Securities") under the Securities Act pursuant to the Investors' Rights Agreement. The holders of at least a majority of the Registrable Securities may require, after 180 days from the effective date of this offering, that the Company use its best efforts to effect up to two registrations. Holders not part of the initial registration demand are entitled to notice of such registration and are entitled to include shares of Registrable Securities therein. These registration rights are subject to certain conditions and limitations, including (i) the right, under certain circumstances, of the underwriters of an offering to limit the number of shares included in such registration and (ii) the right of the Company to delay the filing of a registration statement for not more than 120 days after receiving the registration demand. The Company is obligated to pay all registration expenses incurred in connection with such registration (other than underwriters' discounts and commissions) and the reasonable fees and expenses of a single counsel to the selling Holders.

  In addition, if the Company proposes to register any of its securities under the Securities Act (other than a registration relating solely to the sale of securities to participants in a Company stock plan, a registration on a form that does not include substantially the same information as would be required in a registration statement covering the sale of the Registrable Securities or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered) in connection with the sale of such securities solely for cash, whether or not for sale for its own account, the Holders are entitled to notice of such registration and are entitled to include Registrable Securities therein. These rights are subject to certain conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration under certain circumstances. The Company is obligated to pay all registration expenses incurred in connection with such registration other than underwriters' discounts and commissions. If the Company were to initiate a registration and include shares pursuant to this "piggyback" right, such sales might have an adverse effect on the Company's ability to raise capital.

  The Holders may also require the Company, on no more than two occasions in any twelve-month period, to register all or a portion of their Registrable Securities on Form S-3 under the Securities Act when such form becomes available for use by the Company, if the securities to be so registered represent an aggregate selling price to the public of not less than $1.0 million. The Holders who are not part of the initial registration demand are entitled to notice of such registration and are entitled to include shares of Registrable Securities therein. These registration rights are subject to certain conditions and limitations, including the right of the Company to delay the filing of a registration statement on Form S-3 for a period of not more than 60 days after receiving the registration demand. The Company is obligated to pay all registration expenses incurred in connection with such registration (other than underwriters' discounts and commissions) and the reasonable fees and expenses of a single counsel to the selling Holders.

  Each stockholder's registration rights will expire upon the earlier of the fifth anniversary of the closing of this offering or at such time as the stockholder can sell all of its securities under Rule 144(k).

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

  Upon the closing of this offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law (the "Anti-Takeover Law") regulating corporate takeovers. The Anti-Takeover Law prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging, under certain circumstances, in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "interested stockholder" (a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons) for three years following the date that such stockholder became an "interested stockholder" unless (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" attained such status, (ii) upon consummation of the transaction that resulted in the stockholder's becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the "interested stockholder." A Delaware corporation may "opt out" of the Anti-Takeover Law with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company has not "opted out" of the provisions of the Anti-Takeover Law. The statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

  The Company's Amended and Restated Bylaws, which will be in effect upon the completion of this offering, will provide for the division of the Board into three classes as nearly equal in size as possible with staggered three-year terms. The classification of the Board could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company. In addition, the Amended and Restated Bylaws will provide that any action required or permitted to be taken by the stockholders of the Company at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Amended and Restated Bylaws will provide that special meetings of the stockholders may only be called by the Chairman of the Board, the Chief Executive Officer or, if none, the President of the Company or by the Board.

  The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws will provide that the Company will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to the Company, which may include services in connection with takeover defense measures. Such provisions may have the effect of preventing changes in the management of the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Company's Common Stock is ChaseMellon Shareholder Services, L.L.C.

LISTING

  The shares of Common Stock offered hereby have been approved for quotation on the Nasdaq National Market under the symbol "VRSN" subject to official notice of issuance.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices from time to time. Furthermore, since no shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock of the Company in the public market after these restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

  Upon completion of this offering, the Company will have outstanding an aggregate of 20,151,244 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 17,151,244 shares of Common Stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below. All officers, directors, stockholders and option holders of the Company have agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated. Morgan Stanley & Co. Incorporated may in its sole discretion choose to release a certain number of these shares from such restrictions prior to the expiration of such 180 day period. As a result of such contractual restrictions and the provisions of Rule 144 and 701, the Restricted Shares will be available for sale in the public market as follows: (i) no shares will be eligible for immediate sale on the date of this Prospectus; (ii) 16,801,244 shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this Prospectus, subject in the case of all but 2,661,052 shares to the volume limitations and other conditions of Rule 144 described below; and
(iii) the remaining 350,000 shares will become eligible for sale in November 1998, subject to the volume limitations and other conditions of Rule 144.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner except an Affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (which will equal approximately 201,500 shares immediately after this offering); or (ii) the average weekly trading volume of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an Affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an Affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, shares will qualify as "144(k) shares" on the date of this Prospectus and may be sold immediately upon the completion of this offering. Subject to certain limitations on the aggregate offering price of a transaction and other conditions, employees, directors, officers, consultants or advisors may rely on Rule 701 with respect to the resale of securities originally purchased from the Company prior to the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options (including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, may be sold by persons other than Affiliates subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its holding period requirements.

  Upon completion of this offering, the holders of approximately 15,069,339 shares of Common Stock currently outstanding or issuable upon conversion of Preferred Stock, or their transferees, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for share purchases by affiliates) immediately upon the effectiveness of such registration.

  The Company intends to file a registration statement under the Securities Act covering (i) 2,625,000 shares of Common Stock reserved or to be reserved for issuance under the Equity Incentive Plan, the Purchase Plan and the Directors Plan, (ii) an additional number of shares of Common Stock to be reserved for issuance under the Equity Incentive Plan equal to the number of shares reserved for future issuance under the Prior Plans as of the date of this Prospectus (436,682 as of December 31, 1997), and (iii) shares subject to outstanding options under the Prior Plans as of the date of this Prospectus (2,516,818 as of December 31, 1997). See "Management--Employee Benefit Plans." Such registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume limitations applicable to Affiliates, be available for sale in the open market, beginning 180 days after the date of the Prospectus, unless such shares are subject to vesting restrictions with the Company.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below (the "Underwriters"), for whom Morgan Stanley & Co. Incorporated, Hambrecht & Quist LLC and Wessels, Arnold & Henderson, L.L.C. are acting as Representatives (the "Representatives"), have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite their respective names below:

                                                                       NUMBER OF
    NAME                                                                SHARES
    ----                                                               ---------
Morgan Stanley & Co. Incorporated.....................................
Hambrecht & Quist LLC.................................................
Wessels, Arnold & Henderson, L.L.C. ..................................
                                                                       ---------
    Total............................................................. 3,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $   a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in
excess of $   a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 450,000 additional shares of Common Stock at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all Underwriters in the preceding table.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  Each of the Company and the directors, executive officers, certain other stockholders and option holders of the Company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, it will not during the period ending 180 days after the date of this Prospectus (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, lend or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, except under certain limited circumstances. The restrictions described in this paragraph to not apply to (a) the sale of Shares to the Underwriters, (b) the issuance by the Company of shares of Common Stock upon exercise of an option or a warrant outstanding on the date of this Prospectus and described as such in the Prospectus, (c) the issuance by the Company of shares of Common Stock under the Equity Incentive Plan, the Directors Plan and the Purchase Plan or (d) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares.

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  In November and December 1996, the Company issued an aggregate of 3,625,000 shares of Series C Preferred Stock for an aggregate consideration of $29.0 million. In connection with such financing, Morgan Stanley & Co. Incorporated received an aggregate of $730,000 as a financial advisory fee.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

  Prior to this offering, there has been no public market for the Common Stock or any other securities of the Company. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements and schedule of VeriSign, Inc. and subsidiary as of December 31, 1996 and 1997 and for the period from April 12, 1995 (inception) to December 31, 1995 and for each of the years in the two-year period ended December 31, 1997 have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedule thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedule thereto. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits and schedule thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                                 VERISIGN, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of KPMG Peat Marwick LLP, Independent Auditors...................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Stockholders' Equity............................ F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
VeriSign, Inc.:

  We have audited the accompanying consolidated balance sheets of VeriSign, Inc. and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from April 12, 1995 (inception) to December 31, 1995, and for each of the years in the two-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VeriSign, Inc. and subsidiary as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the period from April 12, 1995 (inception) to December 31, 1995, and for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Francisco, California
January 8, 1998

                         VERISIGN, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                         DECEMBER 31,
                                                  -----------------------------
                                                                     PRO FORMA
                                                   1996     1997       1997
                                                  -------  -------  -----------
                     ASSETS                                         (UNAUDITED)
Current assets:
  Cash and cash equivalents...................... $29,983  $ 3,943    $ 3,943
  Short-term investments.........................      --    7,951      7,951
  Accounts receivable, net of allowance for
   doubtful accounts of $35 and $214,
   respectively..................................     751    2,274      2,274
  Prepaid expenses and other current assets......     786      750        750
                                                  -------  -------    -------
    Total current assets.........................  31,520   14,918     14,918
Property and equipment, net......................   4,617    8,622      8,622
Other assets.....................................     366      866        866
                                                  -------  -------    -------
                                                  $36,503  $24,406    $24,406
                                                  =======  =======    =======
      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable.................................. $   258  $    --    $    --
  Accounts payable...............................   2,461    2,526      2,526
  Accrued liabilities............................   2,034    2,346      2,346
  Deferred revenue...............................   1,944    4,819      4,819
                                                  -------  -------    -------
    Total current liabilities....................   6,697    9,691      9,691
                                                  -------  -------    -------
Minority interest in subsidiary..................   1,251    2,246      2,246
                                                  -------  -------    -------
Commitments
Stockholders' equity:
  Convertible preferred stock, $.001 par value;
   actual--10,282,883 shares authorized;
   10,031,006 shares issued and outstanding in
   1996 and 1997; aggregate liquidation
   preference of $39,206 in 1996 and 1997; pro
   forma--5,000,000 shares authorized; no shares
   issued and outstanding........................      10       10         --
  Common stock, $.001 par value; actual--
   21,592,117 shares authorized; 6,376,708 and
   7,120,238 shares issued and outstanding in
   1996 and 1997, respectively; pro forma--
   50,000,000 shares authorized; 17,151,244
   shares issued and outstanding.................       6        7         17
  Additional paid-in capital.....................  41,319   44,908     44,908
  Notes receivable from stockholders.............    (543)    (644)      (644)
  Deferred compensation..........................      --     (380)      (380)
  Accumulated deficit............................ (12,237) (31,432)   (31,432)
                                                  -------  -------    -------
    Total stockholders' equity...................  28,555   12,469     12,469
                                                  -------  -------    -------
                                                  $36,503  $24,406    $24,406
                                                  =======  =======    =======

          See accompanying notes to consolidated financial statements.

                         VERISIGN, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             PERIOD FROM
                                            APRIL 12, 1995    YEAR ENDED
                                            (INCEPTION) TO   DECEMBER 31,
                                             DECEMBER 31,  ------------------
                                                 1995        1996      1997
                                            -------------- --------  --------
Revenues...................................    $   382     $  1,351  $  9,382
Costs and expenses:
  Cost of revenues.........................        412        2,791     7,833
  Sales and marketing......................        790        4,876    10,839
  Research and development.................        642        2,058     5,188
  General and administrative...............        680        2,640     4,604
  Nonrecurring charges.....................         --           --     2,800
                                               -------     --------  --------
    Total costs and expenses...............      2,524       12,365    31,264
                                               -------     --------  --------
    Operating loss.........................     (2,142)     (11,014)  (21,882)
Other income (expense).....................        148          (67)    1,149
                                               -------     --------  --------
    Loss before minority interest..........     (1,994)     (11,081)  (20,733)
Minority interest in net loss of subsidi-
 ary.......................................         --         (838)   (1,538)
                                               -------     --------  --------
    Net loss...............................    $(1,994)    $(10,243) $(19,195)
                                               =======     ========  ========
Pro forma basic and diluted net loss per
 share.....................................                $   (.74) $  (1.13)
                                                           ========  ========
Shares used in per share computations......                  13,836    17,018



          See accompanying notes to consolidated financial statements.

                         VERISIGN, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          PERIOD FROM APRIL 12, 1995 (INCEPTION) TO DECEMBER 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                          CONVERTIBLE                                    NOTES
                        PREFERRED STOCK    COMMON STOCK    ADDITIONAL  RECEIVABLE                               TOTAL
                       ----------------- -----------------  PAID-IN       FROM       DEFERRED   ACCUMULATED STOCKHOLDERS'
                         SHARES   AMOUNT  SHARES    AMOUNT  CAPITAL   STOCKHOLDERS COMPENSATION   DEFICIT      EQUITY
                       ---------- ------ ---------  ------ ---------- ------------ ------------ ----------- -------------
Issuance of common
 stock to founders...          --  $ --    688,333   $ 1    $     82     $   --       $   --     $      --    $     83
Issuance of common
 stock to a founder
 in exchange for
 equipment, other
 assets, and
 technology..........          --    --  4,000,000     4         115         --           --            --         119
Issuance of common
 stock...............          --    --      4,500    --          --         --           --            --          --
Issuance of Series A
 convertible
 preferred stock.....   4,306,883     4         --    --       5,164         --           --            --       5,168
Net loss.............          --    --         --    --          --         --           --        (1,994)     (1,994)
                       ----------  ----  ---------   ---    --------     ------       ------     ---------    --------
Balances, December
 31, 1995............   4,306,883     4  4,692,833     5       5,361         --           --        (1,994)      3,376
Issuance of Series B
 convertible
 preferred stock.....   2,099,123     2         --    --       5,141         --           --            --       5,143
Issuance of Series C
 convertible
 preferred stock.....   3,625,000     4         --    --      28,192         --           --            --      28,196
Exercise of common
 stock options.......          --    --  1,637,375     1         559       (543)          --            --          17
Issuance of common
 stock...............          --    --     46,500    --           3         --           --            --           3
Issuance of capital
 stock by subsidiary
 to minority
 interest............          --    --         --    --       2,063         --           --            --       2,063
Net loss.............          --    --         --    --          --         --           --       (10,243)    (10,243)
                       ----------  ----  ---------   ---    --------     ------       ------     ---------    --------
Balances, December
 31, 1996............  10,031,006    10  6,376,708     6      41,319       (543)          --       (12,237)     28,555
Deferred compensation
 related to common
 stock options, net
 of amortization of
 $34.................          --    --         --    --         414        --          (380)           --          34
Exercise of common
 stock options and
 advance to
 stockholder.........          --    --    432,250     1         244       (116)          --            --         129
Issuance of common
 stock...............          --    --     39,405    --         141         --           --            --         141
Issuance of common
 stock for litigation
 settlement..........          --    --    250,000    --       2,000         --           --            --       2,000
Issuance of common
 stock for preferred
 provider agreement..          --    --    100,000    --         800         --           --            --         800
Repurchase of common
 stock...............          --    --    (78,125)   --         (10)        10           --            --          --
Payments on notes
 receivable from
 stockholders........          --    --         --    --          --          5           --            --           5
Net loss.............          --    --         --    --          --         --           --       (19,195)    (19,195)
                       ----------  ----  ---------   ---    --------     ------       ------     ---------    --------
Balances, December
 31, 1997............  10,031,006  $ 10  7,120,238   $ 7    $ 44,908     $ (644)      $ (380)    $ (31,432)   $ 12,469
                       ==========  ====  =========   ===    ========     ======       ======     =========    ========

          See accompanying notes to consolidated financial statements.

                         VERISIGN, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                              PERIOD FROM
                                             APRIL 12, 1995    YEAR ENDED
                                             (INCEPTION) TO   DECEMBER 31,
                                              DECEMBER 31,  ------------------
                                                  1995        1996      1997
                                             -------------- --------  --------
Cash flows from operating activities:
Net loss....................................    $(1,994)    $(10,243) $(19,195)
Adjustments to reconcile net loss to net
 cash used in
 operating activities:
  Nonrecurring charges......................         --           --     2,800
  Depreciation and amortization.............         52          559     2,611
  Minority interest in net loss of
   subsidiary...............................         --         (838)   (1,538)
  Changes in operating assets and
   liabilities:
    Accounts receivable.....................       (195)        (556)   (1,523)
    Prepaid expenses and other current
     assets.................................        (79)        (708)       36
    Accounts payable........................        437        2,047        65
    Accrued liabilities.....................        216        1,818       312
    Deferred revenue........................         42        1,898     2,875
                                                -------     --------  --------
    Net cash used in operating activities...     (1,521)      (6,023)  (13,557)
                                                -------     --------  --------
Cash flows from investing activities:
  Purchases of short-term investments.......         --           --   (14,918)
  Maturities and sales of short-term
   investments..............................         --           --     6,967
  Purchases of property and equipment.......     (1,008)      (4,168)   (6,582)
  Other assets..............................        (35)        (281)     (500)
                                                -------     --------  --------
    Net cash used in investing activities...     (1,043)      (4,449)  (15,033)
                                                -------     --------  --------
Cash flows from financing activities:
  Proceeds from bank borrowings.............         --          258     2,481
  Repayment of bank borrowings..............         --           --    (2,739)
  Proceeds from issuance of convertible
   preferred stock..........................      5,168       33,339        --
  Proceeds from issuance of common stock....         83           20       275
  Issuance of capital stock by subsidiary to
   minority interest........................         --        4,151     2,533
                                                -------     --------  --------
    Net cash provided by financing
     activities.............................      5,251       37,768     2,550
                                                -------     --------  --------
Net change in cash and cash equivalents.....      2,687       27,296   (26,040)
Cash and cash equivalents at beginning of
 period.....................................         --        2,687    29,983
                                                -------     --------  --------
Cash and cash equivalents at end of year....    $ 2,687     $ 29,983  $  3,943
                                                =======     ========  ========
Noncash financing and investing activities:
  Issuance of common stock to a founder for
   equipment, other assets, and technology..    $   119     $     --  $     --
                                                =======     ========  ========
  Issuance of notes receivable
   collateralized by common stock...........    $    --     $    543  $    116
                                                =======     ========  ========

          See accompanying notes to consolidated financial statements.

                         VERISIGN, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1995, 1996 AND 1997

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  VeriSign, Inc. (the "Company") was incorporated in Delaware in April 1995 when RSA Data Security, Inc. ("RSA") contributed equipment, other assets, and technology for common stock. This transfer of nonmonetary assets was recorded at the founder's historical cost basis. The Company provides digital certificate solutions and infrastructure needed by companies, government agencies, trading partners and individuals to conduct trusted and secure communications and commerce over the Internet and over intranets and extranets using the Internet Protocol.

  Consolidation

  In February 1996, the Company established a subsidiary in Japan. As of December 31, 1997, the Company owned approximately 50.5% of the subsidiary's outstanding shares of capital stock. The subsidiary provides the Company's digital certificate solutions throughout Japan. The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. The Company accounts for changes in its proportionate share of the net assets of the subsidiary resulting from sales of capital stock by the subsidiary as equity transactions.

  Foreign Currency Translation

  The functional currency for the Company's subsidiary is the U.S. dollar; however, its books of record are maintained in Japanese yen. As a result, its financial statements are remeasured into U.S. dollars using a combination of current and historical exchange rates and any remeasurement adjustments are included in net loss, along with all transaction gains and losses for the period.

  Cash, Cash Equivalents, and Short-Term Investments

  The Company considers all highly liquid investments with maturities of three months or less at the date of acquisition to be cash equivalents. Cash and cash equivalents include money market funds, commercial paper, and various deposit accounts.

  Investments held by the Company are classified as "available-for-sale" and are carried at fair value based on quoted market prices. Such investments consist of U.S. government or agency securities and corporate bonds with original maturities beyond 3 months and less than 12 months. Unrealized gains and losses as of December 31, 1996 and 1997, and realized gains and losses for the periods presented were not material.

  Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three to five years.

  Revenue Recognition

  Revenues from the sale or renewal of digital certificates are deferred and recognized ratably over the life of the digital certificate, generally 12 months. Revenues from services are recognized using the percentage-of-completion method, based on the ratio of costs incurred to total estimated costs for fixed-fee development arrangements, on a time-and-materials basis for consulting and training services or ratably over the term of the agreement for support and maintenance services. To the extent costs incurred and anticipated costs to complete

                         VERISIGN, INC. AND SUBSIDIARY
fixed-fee contracts in progress exceed anticipated billings, a loss is accrued for the excess. To date, the Company has not experienced such losses. Deferred revenue principally consists of payments for unexpired digital certificates.

  In October 1997, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 97-2, Software Revenue Recognition, which supersedes SOP No. 91-1. The Company will be required to adopt SOP No. 97-2 prospectively for software transactions entered into beginning January 1, 1998. SOP No. 97-2 generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. The fair value of an element must be based on evidence that is specific to the vendor. If a vendor does not have evidence of the fair value for all elements in a multiple-element arrangement, all revenue from the arrangement is deferred until such evidence exists or until all elements are delivered. The Company's management anticipates that the adoption of SOP No. 97-2 will not have a material effect on the Company's operating results.

  Research and Development Costs

  Research and development costs are expensed as incurred. Costs incurred subsequent to establishing technological feasibility, in the form of a working model, are capitalized and amortized over their estimated useful lives. To date, software development costs incurred after technological feasibility has been established have not been material.

  Income Taxes

  The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets whose realization is not sufficiently likely.

  Stock-Based Compensation

  The Company accounts for its equity-based compensation plan using the intrinsic value method.

  Pro Forma Net Loss Per Share

  Pro forma basic net loss per share is computed using the weighted average number of shares of common stock and convertible preferred stock outstanding on an as-if converted basis. Pro forma diluted net loss per share is computed using the weighted average number of shares of common stock and convertible preferred stock outstanding on an as-if converted basis and, when dilutive, common equivalent shares from options to purchase common stock using the treasury stock method. In accordance with certain Securities and Exchange Commission Staff Accounting Bulletins, such computations included all common and common equivalent shares issued within the 12 months preceding the initial public offering ("IPO") date as if they were outstanding for all prior periods presented using the treasury stock method and the estimated IPO price.


  Concentration of Credit Risk, Related Party Transactions and Significant Customers

  Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents, short-term investments, and accounts receivable. The Company maintains

                         VERISIGN, INC. AND SUBSIDIARY
its cash, cash equivalents, and short-term investments with high quality financial institutions and, as part of its cash management process, performs periodic evaluations of the relative credit standing of these financial institutions. The Company also performs ongoing credit evaluations of its customers and, generally, requires no collateral from its customers. The Company maintains an allowance for potential credit losses, but to date has not experienced significant write-offs.

  The Company provided services to VISA International Services Association ("VISA"), a 6% stockholder of the Company on a fully-diluted basis, under an agreement that included development and ongoing operations of a digital certificate system for VISA's member banks. VISA accounted for approximately 21% and 14% of the Company's revenues for the year ended December 31, 1996 and 1997, respectively, and 13% and 11% of accounts receivable as of December 31, 1996 and 1997, respectively.

  The Company entered into a development agreement in September 1997 with Security Dynamics Technologies, Inc. ("Security Dynamics"), the parent company of RSA, a 26% stockholder of the Company on a fully-diluted basis, to develop a customized certificate authority product in order to enable Security Dynamics to offer a product with encryption and digital certificate authority functionality. The development agreement provides that Security Dynamics will pay the Company an aggregate of $2.7 million as an initial license fee, $900,000 of which was paid in October 1997 and the remainder of which will be payable upon the achievement of certain milestones. The Company records revenue related to the development agreement using the percentage-of-completion method. Revenue from the development agreement accounted for approximately 4% of the Company's revenues for the nine months ended
September 30, 1997.

  The Company had one customer, a South African systems integrator, and another customer, a financial services provider, which accounted for approximately 28% and 13%, respectively, of accounts receivable as of December 31, 1996. One other customer, a network equipment provider, accounted for approximately 13% of accounts receivable as of December 31, 1997.

  Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Unaudited Pro Forma Consolidated Balance Sheet

  Upon closing of the Company's proposed initial public offering, all outstanding shares of preferred stock will be converted into 10,031,006 shares of common stock. The unaudited pro forma consolidated balance sheet as of December 31, 1997, reflects this conversion.

                         VERISIGN, INC. AND SUBSIDIARY

(2) CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

  Available-for-sale securities included in cash, cash equivalents, and short-term investments are as follows (in thousands):

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1996   1997
                                                                 ------ -------
   Corporate bonds.............................................. $   -- $ 3,244
   Money market funds...........................................    521   3,311
   U.S. government and agency securities........................     84   1,000
   Commercial paper.............................................     --   1,060
                                                                 ------ -------
                                                                 $  605 $ 8,615
                                                                 ====== =======
   Included in cash and cash equivalents........................ $  605 $   664
                                                                 ====== =======
   Included in short-term investments........................... $   -- $ 7,951
                                                                 ====== =======

(3) PROPERTY AND EQUIPMENT

  Property and equipment are summarized as follows (in thousands):

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1996   1997
                                                                 ------ -------
   Computer equipment and purchased software.................... $3,501 $ 7,927
   Office equipment, furniture and fixtures.....................    792   1,442
   Leasehold improvements.......................................    934   2,425
                                                                 ------ -------
                                                                  5,227  11,794
   Less accumulated depreciation and amortization...............    610   3,172
                                                                 ------ -------
                                                                 $4,617 $ 8,622
                                                                 ====== =======

(4) ACCRUED LIABILITIES

  A summary of accrued liabilities follows (in thousands):

                                                                  DECEMBER 31,
                                                                 --------------
                                                                  1996   1997
                                                                 ------ -------
   Employee compensation........................................ $  566 $ 1,443
   Professional fees............................................    354      95
   Financing charges............................................    732      --
   Other........................................................    382     808
                                                                 ------ -------
                                                                 $2,034 $ 2,346
                                                                 ====== =======

(5) NOTES PAYABLE

  The Company's Japanese subsidiary had an available credit facility of 250,000,000 yen with a bank, which bore interest at a rate of 1.625% per annum and expired in December 1997. Borrowings were secured by certain assets of the subsidiary. As of December 31, 1996, borrowings under this facility aggregated $258,000.

                         VERISIGN, INC. AND SUBSIDIARY

  The Company's Japanese subsidiary has available a revolving line of credit with a bank that provides up to $500,000, bears interest at 1.625% per annum and expires in May 1998. The line of credit is secured by a letter of credit in the same amount from the Company. There were no borrowings under this arrangement as of December 31, 1996 or 1997.

  In January 1997, the Company entered into an agreement for a non-revolving equipment line of credit with a financing company that provides up to $3,000,000, bears interest at 7.50% per annum and expires in March 1999. The line of credit is secured by the Company's fixed assets. The Company is obligated to grant a warrant to purchase up to 17,500 shares of common stock at $8.00 per share in the event the Company borrows funds under the equipment line of credit. There were no borrowings under this arrangement as of December 31, 1997.

(6) STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

  In April 1995, the Company issued 4,306,883 shares of Series A convertible preferred stock to previously unrelated third parties, except for 425,000 shares issued to Security Dynamics. In February 1996, the Company issued 2,099,123 shares of Series B convertible preferred stock. A majority of the shares were issued to a previously unrelated third party venture capitalist and the remainder were issued to existing investors, including Security Dynamics and VISA. In November and December 1996, the Company issued 3,625,000 shares of Series C convertible preferred stock to previously unrelated third parties.

  As of December 31, 1997, convertible preferred stock consisted of the following:

                                                                       SHARES
                                                            SHARES   ISSUED AND
   SERIES                                                 AUTHORIZED OUTSTANDING
   ------                                                 ---------- -----------
   A....................................................   4,306,883  4,306,883
   B....................................................   2,101,000  2,099,123
   C....................................................   3,875,000  3,625,000
                                                          ---------- ----------
                                                          10,282,883 10,031,006
                                                          ========== ==========

  The rights, preferences, and privileges of the holders of convertible preferred stock are as follows:

  . The holders of Series A, B, and C preferred stock are entitled to noncumulative dividends, if and when declared by the Board of Directors, of $0.10, $0.20, and $0.64 per share, respectively.

  . Shares of preferred stock are convertible to common stock at any time at the rate of one share of common stock for each share of convertible preferred stock. The convertible preferred stock automatically converts to common stock upon the closing of an underwritten public offering of the Company's common stock in which the aggregate proceeds for such shares is at least $15,000,000 and the per share price is at least $9.00 per share.

  . The holders of convertible preferred stock are protected by certain antidilutive provisions.

  . Shares of Series A, B, and C convertible preferred stock have a liquidation preference of $1.20, $2.40, and $8.00 per share, respectively, plus any declared and unpaid dividends.

  . The convertible preferred stock generally votes equally with shares of common stock on an "as if converted" basis.

  No dividends have been declared or paid on the convertible preferred stock or common stock since inception of the Company.

                         VERISIGN, INC. AND SUBSIDIARY

  Common Stock

  As of December 31, 1997, a total of 7,070,000 shares of common stock were authorized for issuance under the Company's equity incentive plans (the "Plans"), including 4,145,000 shares authorized under the 1995 Stock Option Plan, 800,000 shares authorized under the 1997 Stock Option Plan, an additional 2,000,000 shares authorized under the 1998 Equity Incentive Plan, and 125,000 shares authorized under the 1998 Directors Plan.

  Options may be granted at an exercise price not less than 100% of the fair market value of the Company's common stock on the date of grant, as determined by the Board of Directors, for incentive stock options and 85% of such fair market value for nonqualified stock options. All options are granted at the discretion of the Company's Board of Directors and have a term not greater than 7 years from the date of grant. Options issued generally vest 25% on the first anniversary date and ratably over the following 12 quarters.

  A summary of stock option activity under the Plans follows:

                                 PERIOD FROM
                               APRIL 12, 1995             YEAR ENDED DECEMBER 31,
                               (INCEPTION) TO     ------------------------------------------
                              DECEMBER 31, 1995           1996                 1997
                             -------------------- --------------------- --------------------
                                        WEIGHTED-             WEIGHTED-            WEIGHTED-
                                         AVERAGE               AVERAGE              AVERAGE
                                        EXERCISE              EXERCISE             EXERCISE
                              SHARES      PRICE     SHARES      PRICE    SHARES      PRICE
                             ---------  --------- ----------  --------- ---------  ---------
   Outstanding at beginning
    of period..............         --    $ --     1,274,750    $.12    1,608,075    $ .80
   Granted.................  1,398,750     .12     2,022,700     .83    1,425,150     4.53
   Exercised...............         --      --    (1,637,375)    .34     (432,250)     .58
   Canceled................   (124,000)    .12       (52,000)    .13      (84,157)     .91
                             ---------            ----------            ---------
   Outstanding at end of
    period.................  1,274,750     .12     1,608,075     .80    2,516,818     2.95
                             =========            ==========            =========
   Exercisable at end of
    period.................     86,457               152,163              249,963
                             =========            ==========            =========
   Weighted average fair
    value of options
    granted during the
    period.................                .03                   .22                  1.33
                                          ====                  ====                 =====

  The following table summarizes information about stock options outstanding as of December 31, 1997:

                                               WEIGHTED-
     RANGE                                      AVERAGE   WEIGHTED-
       OF                                      REMAINING   AVERAGE
    EXERCISE                        NUMBER    CONTRACTUAL EXERCISE    NUMBER
     PRICES                       OUTSTANDING    LIFE       PRICE   EXERCISABLE
    --------                      ----------- ----------- --------- -----------
   $.12-.25......................   377,212    4.8 years    $ .15     113,672
   $.75-1.50.....................   709,206    5.7 years    $ .86     126,791
   $2.25.........................   569,050    6.3 years    $2.25         125
   $4.00-8.00....................   861,350    6.7 years    $6.35       9,375

                         VERISIGN, INC. AND SUBSIDIARY

  The Company applies the intrinsic value method in accounting for its equity-based compensation plan. Had compensation cost for the Company's equity-based compensation plans been determined consistent with the fair value approach set forth in SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net loss for the period from April 12, 1995 (inception) to December 31, 1995, and for each of the years in the two-year period ended December 31, 1997, would have been as follows (in thousands, except per share data):

                                                    1995      1996      1997
                                                   -------  --------  --------
   Net loss as reported..........................  $(1,994) $(10,243) $(19,195)
   Pro forma net loss under SFAS No. 123.........   (1,999)  (10,294)  (19,472)
   Pro forma basic and diluted net loss per share
    as reported..................................               (.74)    (1.13)
   Pro forma basic and diluted net loss per share
    under SFAS No. 123...........................               (.74)    (1.14)

  The fair value of options granted during the period from April 12, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and 1997, is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rates of 6.11%, 6.21%, and 6.14%, respectively; and an expected life of 5 years.

  Notes Receivable From Stockholders

  In November 1996, the Company loaned several officers an aggregate of $543,000, due December 31, 2005, bearing interest at a rate per annum of 6.95%, payable quarterly. In August 1997, the Company loaned an officer an aggregate of $116,000, due December 31, 2006, bearing interest at a rate per annum of 6.87%, payable quarterly. The loans are full recourse, are collateralized by pledges of shares of common stock of the Company that were purchased and may be prepaid in part or in full without notice or penalty.

  1998 Employee Stock Purchase Plan

  In December 1997, the Board of Directors adopted, and in January 1998, the stockholders approved, the 1998 Employee Stock Purchase Plan ("Purchase Plan"), for which 500,000 shares of the Company's common stock have been authorized. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and each participant will be granted an option on the first day of each 24 month offering period and such option will be automatically exercised on the last day of each six month purchase period during the offering period. The purchase price for the Company's common stock purchase under the Purchase Plan is 85% of the lesser of the fair market value of the Company's common stock on the first day of the applicable offering period and the last day of the applicable purchase period. The first offering period is expected to begin on the first business day on which price quotations for the Company's common stock are available on the Nasdaq National Market and, depending on the effective date of the registration statement for the Company's proposed initial public offering, may be greater or less than 24 months. Offering periods thereafter will begin at February 1 and August 1.

                         VERISIGN, INC. AND SUBSIDIARY

(7) INCOME TAXES

  The tax effects of temporary differences that give rise to significant portions of the Company's deferred tax assets are as follows (in thousands):

                                                               DECEMBER 31,
                                                             -----------------
                                                              1996      1997
                                                             -------  --------
   Deferred tax assets:
     Net operating loss carryforwards and deferred start-up
      costs................................................  $ 4,016  $ 11,579
     Tax credit carryforwards..............................      177       839
     Other.................................................      162       507
                                                             -------  --------
                                                               4,355    12,925
   Valuation allowance.....................................   (4,355)  (12,925)
                                                             -------  --------
       Net deferred tax assets.............................  $    --  $     --
                                                             =======  ========

  As of December 31, 1997, the Company has available net operating loss carryforwards for federal and California income tax purposes of approximately $26,900,000 and $27,100,000, respectively. The federal net operating loss carryforwards will expire, if not utilized, in years 2010 through 2014. The California net operating loss carryforwards will expire, if not utilized, in the year 2003.

  As of December 31, 1997, the Company has available for carryover research and experimental tax credits for federal and California income tax purposes of approximately $411,000 and $248,000, respectively. The federal research and experimental tax credits will expire, if not utilized, in years 2010 through 2014. California research and experimental tax credits carry forward indefinitely until utilized. The Company also has federal foreign tax credits of approximately $180,000, which expire, if not utilized, in the year 2003.

  The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net operating loss and credit carryforwards may be limited as a result of such an "ownership change" as defined in the Internal Revenue Code.

(8) COMMITMENTS

  Leases

  The Company leases its facilities under operating leases that extend through 2002. Future minimum lease payments under the Company's noncancelable operating leases as of December 31, 1997, are as follows (in thousands):

   1998................................................................. $1,645
   1999.................................................................  1,667
   2000.................................................................  1,679
   2001.................................................................  1,293
   2002.................................................................      9
                                                                         ------
   Total minimum lease payments......................................... $6,293
                                                                         ======

  Net rental expense under operating leases for the period from April 12, 1995 (inception) to December 31, 1995 and for the years ended December 31, 1996 and 1997, was $141,000, $621,000, and $1,700,000, respectively.

                         VERISIGN, INC. AND SUBSIDIARY

(9) NONRECURRING CHARGES

  VeriFone

  In September 1996, VeriFone, Inc., which subsequently became a wholly-owned subsidiary of Hewlett-Packard Company, filed a lawsuit against the Company alleging, among other things, trademark infringement. In November 1997, both parties executed a definitive agreement under which, among other things, the Company issued an aggregate of 250,000 shares of common stock, which were transferred to Hewlett-Packard, and the Company and VeriFone settled such claims. The settlement amount was recorded during the year ended December 31, 1997 as a $2.0 million charge to operations.

  Microsoft

  In November 1997, the Company entered into a preferred provider agreement with Microsoft Corporation ("Microsoft") whereby the companies will develop, promote and distribute a variety of client-based and server-based digital certificate solutions and the Company will be designated as the premier provider of digital certificates for Microsoft customers. In connection with the agreement, the Company issued 100,000 shares of common stock to Microsoft resulting in an $800,000 charge to operations.

(10) GEOGRAPHIC INFORMATION

  Financial information by geographic area is as follows (in thousands):

                                                UNITED
     DECEMBER 31, 1996                          STATES    JAPAN   CONSOLIDATED
     -----------------                         --------  -------  ------------
   Revenues................................... $  1,296  $    55    $  1,351
   Operating loss............................. $ (9,281) $(1,733)   $(11,014)
   Total assets, excluding cash and cash
    equivalents............................... $  5,922  $   598    $  6,520
     DECEMBER 31, 1997
   Revenues................................... $  9,009  $   373    $  9,382
   Operating loss............................. $(18,747) $(3,135)   $(21,882)
   Total assets, excluding cash and cash
    equivalents............................... $ 16,703  $ 3,760    $ 20,463

  Intergeographic transactions have not been significant to date. Other revenues derived from international customers aggregated $861,000 for the year ended December 31, 1997.

                               [LOGO OF VERISIGN]

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the SEC registration fee, NASD filing fee and Nasdaq National Market application fee are estimates.

   SEC Registration Fee............................................. $   12,122
   NASD Filing Fee..................................................      4,500
   Nasdaq National Market Application Fee...........................     50,000
   Printing.........................................................    200,000
   Legal Fees and Expenses..........................................    425,000
   Accounting Fees and Expenses.....................................    225,000
   Road Show Expenses...............................................     50,000
   Blue Sky Fees and Expenses.......................................      5,000
   Transfer Agent and Registrar Fees................................      5,000
   Miscellaneous....................................................     23,378
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

  As permitted by the Delaware General Corporation Law, the Registrant's Third Amended and Restated Certificate of Incorporation, which will become effective upon the completion of this offering, includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

  As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Bylaws, which will become effective upon the completion of this offering, provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Certificate of Incorporation, its Amended and Restated Bylaws, or agreement,
(iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Amended and Restated Bylaws are not exclusive.

  The Registrant has entered into Indemnification Agreements with each of its current directors and certain of its executive officers and intends to enter into such Indemnification Agreements with each of its other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

  Reference is also made to Article VIII of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provisions in the Registrant's Certificate of Incorporation, Amended and Restated Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

  The Registrant, with approval by the Registrant's Board of Directors, has applied for, and expects to obtain, directors' and officers' liability insurance.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                       EXHIBIT
   DOCUMENT                                                            NUMBER
   --------                                                            -------
   Underwriting Agreement (draft dated November 20, 1997).............   1.01
   Form of Third Amended and Restated Certificate of Incorporation of
    Registrant........................................................   3.03
   Form of Amended and Restated Bylaws of Registrant..................   3.05
   Form of Indemnification Agreement..................................  10.05

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  The following table sets forth information regarding all securities sold by the Registrant since April 12, 1995, the Company's inception date.

                                                               AGGREGATE
        NAME OR            DATE        TITLE OF       NUMBER   PURCHASE     FORM OF
   CLASS OF PURCHASER     OF SALE     SECURITIES     OF SHARES   PRICE   CONSIDERATION
   ------------------     ------- ------------------ --------- --------- -------------
RSA Data Security,        4/18/95 Common Stock       4,000,000 $ 119,000  Property(1)
 Inc....................
Bessemer Venture          4/18/95 Common Stock         258,333    31,000  Cash
 Partners DCI...........
D. James Bidzos.........  4/18/95 Common Stock         125,000    15,000  Cash
Ronald Rivest...........  4/18/95 Common Stock         125,000    15,000  Cash
Kairdos L.L.C...........  4/18/95 Common Stock         100,000    12,000  Cash
TZM Investment Fund.....  4/18/95 Common Stock          80,000     9,600  Cash
Bessemer Venture          4/18/95 Series A Preferred   850,000 1,020,000  Cash
 Partners DCI...........          Stock(2)
Visa International        4/18/95 Series A Preferred   850,000 1,020,000  Cash
 Service Association....          Stock(2)
Intel Corporation.......  4/18/95 Series A Preferred   850,000 1,020,000  Cash
                                  Stock(2)
Fischer Security          4/18/95 Series A Preferred   425,000   510,000  Cash
 Corporation L.L.C......          Stock(2)
Ameritech Development     4/18/95 Series A Preferred   425,000   510,000  Cash
 Corporation............          Stock(2)
Mitsubishi Corporation..  4/18/95 Series A Preferred   425,000   510,000  Cash
                                  Stock(2)
Security Dynamics         4/18/95 Series A Preferred   425,000   510,000  Cash
 Technologies, Inc......          Stock(2)
GC&H Investments........  4/18/95 Series A Preferred    33,333    40,000  Cash
                                  Stock(2)
First TZMM Investment     4/18/95 Series A Preferred    23,550    28,260  Cash
 Partnership............          Stock(2)
Kleiner Perkins Caufield  2/20/96 Series B Preferred 1,153,207 2,825,357  Cash
 & Byers VII............          Stock (2)
KPCB VII Founders Fund..  2/20/96 Series B Preferred   125,947   308,570  Cash
                                  Stock (2)
KPCB Information          2/20/96 Series B Preferred    32,799    80,358  Cash
 Sciences Zaibatsu Fund           Stock (2)
 II.....................

                                                                           AGGREGATE
        NAME OR                                 TITLE OF       NUMBER      PURCHASE     FORM OF
   CLASS OF PURCHASER       DATE OF SALE       SECURITIES     OF SHARES      PRICE   CONSIDERATION
   ------------------       ------------   ------------------ ---------    --------- -------------
Bessemer Venture              2/20/96      Series B Preferred   187,819      460,157   Cash
 Partners DCI...........                   Stock (2)
Mitsubishi Corporation..      2/20/96      Series B Preferred    72,026      176,464   Cash
                                           Stock (2)
Security Dynamics             2/20/96      Series B Preferred    72,026      176,464   Cash
 Technologies, Inc. ....                   Stock (2)
Intel Corporation.......      2/20/96      Series B Preferred   144,052      352,927   Cash
                                           Stock (2)
Ameritech Development         2/20/96      Series B Preferred    72,026      176,464   Cash
 Corporation............                   Stock (2)
GC&H Investments........      2/20/96      Series B Preferred     5,589       13,693   Cash
                                           Stock (2)
Visa International            2/20/96      Series B Preferred   144,052      352,927   Cash
 Service Association....                   Stock (2)
Fischer Security              2/20/96      Series B Preferred    72,026      176,464   Cash
 Corporation L.L.C. ....                   Stock (2)
First TZMM Investment         2/20/96      Series B Preferred    17,554       43,007   Cash
 Partnership............                   Stock (2)
Cisco Systems, Inc. ....      11/18/96     Series C Preferred   812,500    6,500,000   Cash
                                           Stock (2)
Microsoft Corporation...      11/18/96     Series C Preferred   812,500    6,500,000   Cash
                                           Stock (2)
Venture Fund I, L.P. ...      11/18/96     Series C Preferred   250,000    2,000,000   Cash
                                           Stock (2)
COMCAST Investment            11/18/96     Series C Preferred   250,000    2,000,000   Cash
 Holdings, Inc. ........                   Stock (2)
First Data Corporation..      11/18/96     Series C Preferred   250,000    2,000,000   Cash
                                           Stock (2)
Intuit Inc. ............      11/18/96     Series C Preferred   250,000    2,000,000   Cash
                                           Stock (2)
Reuters New Media             11/18/96     Series C Preferred   250,000    2,000,000   Cash
 Inc. ..................                   Stock (2)
SOFTBANK Ventures,            11/18/96     Series C Preferred   250,000    2,000,000   Cash
 Inc. ..................                   Stock (2)
Merrill Lynch & Co.,          11/18/96     Series C Preferred   250,000    2,000,000   Cash
 Incorporated...........                   Stock (2)
Amerindo Technology           11/18/96     Series C Preferred    62,500      500,000   Cash
 Growth Fund II.........                   Stock (2)
Attractor L.P. .........      11/18/96     Series C Preferred    62,500      500,000   Cash
                                           Stock (2)
Chancellor LGT Asset          11/18/96     Series C Preferred    62,500      500,000   Cash
 Management.............                   Stock (2)
Gemplus.................      12/17/96     Series C Preferred    62,500      500,000   Cash
                                           Stock (2)
26 consultants..........  3/28/96-12/19/97 Common Stock          90,405      172,150   Services
63 employee or director   2/27/96-12/18/97 Common Stock       2,069,625(3)   796,543   Cash
 optionees..............                   (option exercises)
Microsoft Corporation...      11/20/97     Common Stock         100,000      800,000   (4)
VeriFone, Inc./Hewlett-
 Packard Company........      11/20/97     Common Stock         250,000    2,000,000   (5)

--------
(1) All founding stockholders paid cash except RSA Data Security, Inc., which contributed its equipment, other assets and technology, as described in Exhibit A to its Founder's Subscription Agreement.

(2) Each share of Preferred Stock will convert automatically into one share of Common Stock.

(3) Of these shares, 78,125 were repurchased by cancellation of a promissory note in the amount of $9,375, and 822,969 were subject to repurchase at December 31, 1997. The repurchase right lapses ratably over four years.

(4) The shares of Common Stock were issued in connection with a preferred provider agreement with the Registrant.

(5) The shares of Common Stock were issued in connection with the execution of certain agreements, including a settlement of claims, with VeriFone, Inc., which is owned by Hewlett-Packard Company.

  All sales of Common Stock to employees made pursuant to the exercise of stock options granted under the Registrant's stock option plans or pursuant to restricted stock purchase agreements, and all sales to consultants for services, were made pursuant to the exemption from the registration requirements of the Securities Act afforded by Rule 701 promulgated under the Securities Act.

  All other sales were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act. These sales were made without general solicitation or advertising. Each purchaser was a sophisticated investor with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are filed herewith:

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
  1.01   Underwriting Agreement (draft dated November 20, 1997).+
  3.01   Second Amended and Restated Certificate of Incorporation of the
         Registrant, as amended.+
  3.02   Form of Amendment to Second Amended and Restated Certificate of
         Incorporation of the Registrant.+
  3.03   Form of Third Amended and Restated Certificate of Incorporation of the
         Registrant to be effective upon the closing of this offering.+
  3.04   Bylaws of Registrant.+
  3.05   Form of Amended and Restated Bylaws of Registrant, to be adopted prior to the closing of this offering.+
  4.01   Investors' Rights Agreement, dated November 15, 1996, among the
         Registrant and the parties indicated therein.+
  4.02   Stockholders' Agreement, dated April 18, 1995, among the Registrant and the parties indicated therein, and amendments dated February 20,
         1996 and November 15, 1996.+
  4.03   Co-Sale Agreement, dated February 20, 1996, among the Registrant and the parties indicated therein.+
  4.04   Form of Specimen Common Stock Certificate.+
  5.01   Opinion of Fenwick & West LLP regarding legality of the securities being registered.+
 10.01   Series A Preferred Stock Purchase Agreement, dated April 18, 1995, among the Registrant and the parties indicated therein.+
 10.02   Series B Preferred Stock Purchase Agreement, dated February 20, 1996, among the Registrant and the parties indicated therein.+

 EXHIBIT
 NUMBER                               EXHIBIT TITLE
 -------                              -------------
 10.03   Series C Preferred Stock Purchase Agreement, dated November 15, 1996, among the Registrant and the parties indicated therein.+
 10.04   Termination and Release Agreement, dated February 20, 1996, among the
         Registrant and the parties indicated therein.+
 10.05   Form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers.+
 10.06   Registrant's 1995 Stock Option Plan and related documents.+
 10.07   Registrant's 1997 Stock Option Plan.+
 10.08   Registrant's 1998 Directors' Stock Option Plan and related documents.+
 10.09   Registrant's 1998 Equity Incentive Plan and related documents.+
 10.10   Registrant's 1998 Employee Stock Purchase Plan and related documents.+
 10.11   Registrant's Executive Loan Program of 1996.+
 10.12   Founder's Subscription Agreement, dated April 18, 1995, between the
         Registrant and RSA Data Security, Inc. for purchase of Common Stock.+
 10.13   Form of Subscription Agreement, dated April 18, 1995, between the
         Registrant and certain founding Common Stock holders for purchase of
         Common Stock.+
 10.14   Form of Full Recourse Secured Promissory Note and Form of Pledge and
         Security Agreement entered into between the Registrant and certain executive officers.+
 10.15   Assignment Agreement, dated April 18, 1995, between the Registrant and
         RSA Data Security, Inc.+
 10.16   BSAFE/TIPEM OEM Master License Agreement, dated April 18, 1995, between the Registrant and RSA Data Security, Inc., as amended.+
 10.17   Non-Compete and Non-Solicitation Agreement, dated April 18, 1995, between the Registrant and RSA Data Security, Inc.+
 10.18   Microsoft/VeriSign Certificate Technology Preferred Provider
         Agreement, effective as of May 1, 1997, between the Registrant and
         Microsoft Corporation.*+
 10.19   Master Development and License Agreement, dated September 30, 1997, between the Registrant and Security Dynamics Technologies, Inc.*
 10.20   License Agreement, dated December 16, 1996, between the Registrant and
         VeriSign Japan K.K.+
 10.21   Loan Agreement, dated January 30, 1997, between the Registrant and
         Venture Lending & Leasing, Inc.+
 10.22   Security Agreement, dated January 30, 1997, between the Registrant and
         Venture Lending & Leasing, Inc.+
 10.23   VeriSign Private Label Agreement, dated April 2, 1996, between the
         Registrant and VISA International Service Association.*
 10.24   VeriSign Private Label Agreement, dated October 3, 1996, between the
         Registrant and VISA International Service Association.*
 10.25   Lease Agreement, dated August 15, 1996, between the Registrant and
         Shoreline Investments VII.+
 10.26   Lease Agreement, dated September 18, 1996, between the Registrant and
         Shoreline Investments VII.+
 10.27   Sublease Agreement, dated September 5, 1996, between the Registrant and Security Dynamics Technologies, Inc.+
 10.28   Employment Offer Letter Agreement, between the Registrant and Stratton
         Sclavos, dated June 12, 1995, as amended October 4, 1995.+

 EXHIBIT
 NUMBER                             EXHIBIT TITLE
 -------                            -------------
 11.01   Statement regarding computation of pro forma basic and diluted net loss per share.+
 21.01   Subsidiary of the Registrant.+
 23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).+
 23.02   Consent of KPMG Peat Marwick LLP (see Page S-1 of the Registration
         Statement).
 24.01   Power of Attorney.+
 27.01   Financial Data Schedule (available in EDGAR format only).+

--------
+  Previously filed.

* Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

  (b) The following financial statement schedule is filed herewith:

          Schedule II -- Valuation and Qualifying Accounts--Page S-2

  Other financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 29th day of January, 1998.

                                          VERISIGN, INC.

                                                 /s/ Stratton D. Sclavos
                                          By: _________________________________
                                                    Stratton D. Sclavos
                                               President and Chief Executive
                                                          Officer

  In accordance with the requirements of the Securities Act, this Amendment was signed by the following persons in the capacities and on the date indicated.


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----


PRINCIPAL EXECUTIVE OFFICER:

      /s/ Stratton D. Sclavos        President, Chief Executive     January 29, 1998
____________________________________  Officer and Director
         Stratton D. Sclavos


PRINCIPAL FINANCIAL AND PRINCIPAL ACCOUNTING OFFICER:

          /s/ Dana L. Evan           Vice President of Finance      January 29, 1998
____________________________________  and Administration and
             Dana L. Evan             Chief Financial Officer

DIRECTORS:

                 *                   Chairman of the Board          January 29, 1998
____________________________________
           D. James Bidzos

                 *                   Director                       January 29, 1998
____________________________________
          William Chenevich

                 *                   Director                       January 29, 1998
____________________________________
           Kevin R. Compton

                 *                   Director                       January 29, 1998
____________________________________
            David J. Cowan

                 *                   Director and Secretary         January 29, 1998
____________________________________
          Timothy Tomlinson
          /s/ Dana L. Evan           Attorney-in-Fact
* By _______________________________
             Dana L. Evan


            REPORT ON SCHEDULE AND CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
VeriSign, Inc.:

  The audits referred to in our report dated January 8, 1998 included the related financial statement schedule for the period from April 12, 1995 (inception) to December 31, 1995 and for each of the years in the two-year period ended December 31, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

  We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

San Francisco, California
January 28, 1998

                                 VERISIGN, INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                            BALANCE AT THE CHARGED TO            BALANCE AT THE
                             BEGINNING OF  COSTS AND               END OF THE
DESCRIPTION                   THE PERIOD    EXPENSES  WRITE-OFFS      YEAR
-----------                 -------------- ---------- ---------- --------------
                                              (IN THOUSANDS)
Allowance for doubtful
 accounts:
 Period from April 12, 1995
  (inception) to
  December 31, 1995........      $ --         $ 30       $ --         $ 30
 Year ended December 31,
  1996.....................      $ 30         $ 22       $ 17         $ 35
 Year ended December 31,
  1997.....................      $ 35         $315       $136         $214

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                              EXHIBIT TITLE
 -------                             -------------
 10.19   Master Development and License Agreement, dated September 30, 1997, between the Registrant and Security Dynamics Technologies, Inc.*
 10.23   VeriSign Private Label Agreement, dated April 2, 1996, between the
         Registrant and VISA International Service Association.*
 10.24   VeriSign Private Label Agreement, dated October 3, 1996, between the
         Registrant and VISA International Service Association.*
 23.02   Consent of KPMG Peat Marwick LLP (see Page S-1 of the Registration
         Statement).

--------

* Confidential treatment is being sought with respect to certain portions of this agreement. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.